As filed with the Securities and Exchange Commission on August 21, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

the Securities Act of 1933

PLANAR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	3679	93-0835396
(State of Incorporation)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1195 NW Compton Drive

Beaverton, Oregon 97006

(503) 748-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald Perkel

President and CEO

1195 NW Compton Drive

Beaverton, Oregon 97006

(503) 748-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory E. Struxness, Esq. Ater Wynne LLP 222 S.W. Columbia, Suite 1800 Portland, Oregon 97201 (503) 226-1191	Scott E. Bartel, Esq. Bullivant Houser Bailey PC 1415 L Street, Suite 1000 Sacramento, CA 95814 (916) 930-2513

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effectiveness of this Registration Statement and consummation of the merger contemplated herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value, including associated preferred stock purchase rights	(1)	N/A	$1.00	$1.00

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of shares of Registrant’s common stock expected to be issued upon consummation of the merger of Clarity Visual Systems, Inc. with and into Cornell Acquisition Corporation, a wholly-owned subsidiary of the Registrant.
(2)	Pursuant to paragraphs (f)(2) and (f)(3) of Rule 457 of the Securities Act of 1933, as amended, and estimated solely for purposes of calculation of the registration fee, based on: (i) $13,958,000, the aggregate book value of the Clarity capital stock to be cancelled in the merger computed as of July 31, 2006, less (ii) $23,080,395, the estimated amount of cash to be paid by the Registrant in exchange for the shares of Clarity capital stock to be cancelled in the merger. Because the proposed maximum aggregate offering price calculated as described in the previous sentence is less than $0.00, for purposes of calculation of the registration fee, the proposed maximum aggregate offering price is estimated to be $1.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8 of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8, may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Planar may not sell these securities until the registration statement is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 21, 2006

Dear Fellow Shareholder

You are cordially invited to attend a special meeting of the shareholders of Clarity Visual Systems, Inc., (“Clarity”) to be held at                     , at          p.m. Pacific Daylight Saving Time, on                     , 2006.

At the special meeting, you will be asked to take certain action in connection with an Agreement and Plan of Merger Reorganization, dated as of July 18, 2006, by and among Clarity Visual Systems, Inc., Planar Systems, Inc., Cornell Acquisition Corporation, a newly formed, wholly-owned subsidiary of Planar, Paul E. Gulick, as Shareholder Representative, and Mellon Investor Services, LLC, as Escrow Agent, pursuant to which Clarity will become a wholly-owned subsidiary of Planar.

In the merger, each outstanding share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock, and Clarity common stock will be converted into the right to receive that amount of cash and that number of shares of Planar common stock determined pursuant to the terms of the Merger Agreement. The aggregate purchase price for all shares of Clarity capital stock outstanding at the effective time of the merger will be $46,160,791, plus or minus the net amount of certain purchase price adjustments applied at closing to reflect changes in balance sheet items and the number of outstanding shares of Clarity capital stock. The payment made to each holder of Clarity capital stock will be made 50 percent in cash and 50 percent in Planar common stock. The exact amount of the payment that will be made in the merger for each share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock can not be determined until the closing. Based on the assumption that the aggregate amount of the purchase price adjustments at closing is zero, each share of Clarity Series B Preferred Stock would be converted into the right to receive $5.55 and 0.45981 shares of Planar common stock, each share of Clarity Series A Preferred Stock would be converted into the right to receive $3.05 and 0.25268 shares of Planar common stock, and each share of Clarity common stock would be converted into the right to receive $1.52 and 0.12634 shares of Planar common stock.

Generally, to the extent you receive Planar common stock, the merger will be tax free to you, other than with respect to the cash portion of the consideration. Subsequent sales of Planar common stock you receive in the merger will be subject to taxation.

The completion of the merger requires the approval of the Merger Agreement by the holders of (a) a majority of the shares of the Clarity common stock and Clarity preferred stock outstanding and entitled to vote, voting as a single class; and (b) 66 2/3% of the shares of Clarity Series B Preferred Stock outstanding and entitled to vote, voting as a single class. The members of Clarity’s board of directors and certain other Clarity shareholders who, as of July 18, 2006, owned and had the power to vote shares of Clarity capital stock representing approximately 67% of the shares of Clarity Series B Preferred Stock outstanding and entitled to vote and approximately 60% of the shares of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock when voting together as a single class, have executed an agreement with Planar to vote in favor of the Merger Agreement.

Based on the estimated number of shares of Clarity capital stock outstanding on the record date of the special meeting, Planar anticipates issuing approximately 1,912,000 shares of Planar common stock to Clarity shareholders in connection with the merger. Immediately after the merger, former Clarity shareholders are anticipated to own approximately 11% of the then-outstanding shares of Planar common stock.

After careful consideration, Clarity’s board of directors unanimously recommends that you vote “FOR” approval of the Merger Agreement.

The completion of the merger is subject to the approval of Clarity shareholders. Your vote is very important regardless of the number of shares of Clarity capital stock you own. If you fail to vote your shares, either in person or by proxy, this will have the effect of a vote against the Merger Agreement, the transactions contemplated by the Merger Agreement. Whether or not you expect to attend the Special

Meeting, please vote as soon as possible to ensure that your shares are represented at the meeting. You may vote your shares by marking your votes on the proxy card, signing and dating it and mailing it with the envelope provided. If you sign and return your proxy card without specifying your choice, it will be understood that you wish to have your shares voted “FOR” the Merger Agreement and the transactions contemplated by the Merger Agreement.

This document provides you with detailed information about the merger. In addition to being a proxy statement of Clarity, this document is also the prospectus of Planar for Planar common stock that will be issued to you in connection with the merger. We encourage you to read the entire document carefully. Please pay particular attention to the “ Risk Factors” section of the prospectus beginning on page 18 for a discussion of the risks related to the merger and owning Planar common stock after the merger.

I hope to see you on                     , 2006, at the Special Meeting.

Sincerely,

Paul E. Gulick Chief Executive Officer Clarity Visual Systems, Inc.

Planar common stock is publicly traded through the Nasdaq Stock Market under the symbol “PLNR”. There is no public trading market for Clarity common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                     , 2006, and is first being mailed to Clarity shareholders on or about                     , 2006.

CLARITY VISUAL SYSTEMS, INC.

27350 SW 95th Avenue, Suite 3038

Wilsonville, OR 97070

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2006

To the Shareholders of

Clarity Visual Systems, Inc.:

Notice is hereby given that a special meeting of shareholders of Clarity Visual Systems, Inc. will be held on                     , 2006, at      a.m., Pacific Daylight Saving Time, at                     , to consider and vote upon the following proposals:

1.	To approve the Agreement and Plan of Merger and Reorganization dated as of July 18, 2006 by and among Clarity Visual Systems, Inc., Planar Systems, Inc., Cornell Acquisition Corporation, a newly formed, wholly-owned subsidiary of Planar, Paul E. Gulick, as Shareholder Representative, and Mellon Investor Services, LLC, as Escrow Agent, pursuant to which Clarity will become a wholly-owned subsidiary of Planar. Approval of the Merger Agreement will constitute approval of the merger and the other transactions contemplated by the Merger Agreement.

2.	To transact such other business as may properly come before the Clarity special meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the attached proxy statement/prospectus.

The Clarity board of directors has unanimously determined that the Merger Agreement and merger are advisable, fair to and in the best interest of Clarity and its shareholders and unanimously recommends that the Clarity shareholders vote FOR the proposal.

All Clarity shareholders of record at the close of business on                     , 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the special meeting, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying envelope. A prompt response will greatly facilitate arrangements for the special meeting and your cooperation will be appreciated. You may revoke your proxy in the manner described in this document before it has been voted at the special meeting. Shareholders who attend the special meeting may vote their stock personally even if they have previously delivered their proxies.

By Order of the Board of Directors of Clarity Visual Systems, Inc.

Paul E. Gulick Chief Executive Officer

                    , 2006

Wilsonville, Oregon

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Planar Systems, Inc., which we refer to in this document as Planar from documents that it has filed with the Securities and Exchange Commission and that have not been included in or delivered with this proxy statement/prospectus.

Planar will provide you with copies of this information relating to Planar, without charge, upon written or oral request to:

Planar Systems, Inc.

Attention: Corporate Secretary

1195 NW Compton Drive

Beaverton, Oregon 97006

(503) 748-1100

Telephone Number: (503) 748-1100

If you would like to request any documents, please do so by                     , 2006, in order to receive them before the special meeting. See “Where You Can Find More Information” beginning on page 83.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement/prospectus?

A:	Planar and Clarity have entered into a Merger Agreement pursuant to which Clarity will merge with a subsidiary of Planar and Clarity shareholders will receive cash together with shares of Planar common stock in exchange for each outstanding share of Clarity capital stock. In order to complete the merger Clarity shareholders must approve and adopt the Merger Agreement. Clarity will hold a special meeting of its shareholders to obtain this approval. The Clarity board of directors is soliciting proxies from Clarity shareholders to vote FOR Clarity’s proposal to adopt and approve the Merger Agreement, as well as the other matters set forth in the Clarity Notice of Special Meeting.

Members of Clarity’s board of directors, officers and other investors who, as of July 18, 2006, owned and had the power to vote shares of Clarity capital stock representing approximately 60% of Clarity’s outstanding common stock and preferred stock as a combined class and approximately 67% of Clarity’s Series B Preferred Stock as a separate class have entered into voting agreements that obligate them to vote their shares to adopt the Merger Agreement including all actions and transactions contemplated therein including appointment of the Shareholder Representative and approval of the escrow agreement.

This proxy statement/prospectus describes Planar, Clarity and the merger so that you may make an informed decision with respect to the matters under consideration.

Q:	Why have Planar and Clarity agreed to merge?

A:	Planar and Clarity have complementary products, technologies and display solutions, and we believe that the combined assets of the companies will provide critical research and development mass and global market reach, positioning Planar to better deliver value to the customer and to compete more effectively with large competitors in an intensely competitive market.

Q:	What will happen in the merger? (see page 37)

A:	Clarity will become a wholly-owned subsidiary of Planar, and all Clarity shareholders will become shareholders of Planar. In the merger, each outstanding share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock, and Clarity common stock will be converted into the right to receive that amount of cash and that number of shares of Planar common stock determined pursuant to the terms of the Merger Agreement. The aggregate purchase price for all shares of Clarity capital stock outstanding at the effective time of the merger will be $46,160,791, plus or minus the net amount of certain purchase price adjustments applied at closing to reflect changes in balance sheet items and the number of outstanding shares of Clarity capital stock. The payment made to each holder of Clarity capital stock will be made 50 percent in cash and 50 percent in Planar common stock. The exact amount of the payment that will be made in the Merger for each share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock can not be determined until the closing. Based on the assumption that the aggregate amount of the purchase price adjustments at closing is $0, each share of Clarity Series B Preferred Stock would be converted into the right to receive $5.55 and .45981 shares of Planar common stock, each share of Clarity Series A Preferred Stock would be converted into the right to receive $3.05 and .25268 shares of Planar common stock, and each share of Clarity common stock would be converted into the right to receive $1.52 and .12634 shares of Planar common stock. The cash and share amounts in the foregoing sentence are based on an assumption that the amount of the aggregate purchase price adjustment at closing is $0. The actual amount of the purchase price adjustment at closing may be more or less than $0, which would result in an increase or decrease in the amount of cash and Planar common stock each Clarity shareholder would receive. See “The Merger Agreement—Purchase Price for Clarity Stock” for more information.

Q:	Will I receive the full amount of the payment for my Clarity capital stock right away?

A:	A portion of the merger consideration will be distributed to shareholders of Clarity following the merger. An amount equal to $2,500,000 in cash and 207,125 shares of Planar common stock will be held in escrow for 15 months for the purpose of securing Clarity’s indemnification obligations to Planar. To the extent any such amount or any such shares are not subject to indemnification claims within the 15-month period following the merger, they will be distributed to the Clarity shareholders at the end of that period. It is possible that none of the escrow amount will be released to Clarity shareholders.

Q:	What will happen at the Clarity special meeting? (page 34)

A:	Clarity will hold a special meeting of its shareholders on , 2006 at the location specified in the Clarity notice of meeting inside the cover page of this proxy statement/prospectus to:

•	vote on a proposal to approve the Merger Agreement; and

•	transact any other business that properly comes before the special meeting.

The completion of the merger requires the approval of the Merger Agreement by the holders of (a) a majority of the shares of the Clarity common stock and Clarity preferred stock outstanding and entitled to vote, voting as a single class; and (b) 66 2/3% of the shares of Clarity Series B Preferred Stock outstanding and entitled to vote, voting as a single class.

The members of Clarity’s board of directors and certain other Clarity shareholders who, as of July 18, 2006, owned and had the power to vote shares of Clarity capital stock representing approximately 60% of the outstanding shares of Clarity common stock and Clarity preferred stock, when voting as a single class, and approximately 67% of the outstanding shares of Clarity Series B Preferred Stock when voting as a single class, have executed an agreement with Planar to vote in favor of the Merger Agreement and other transactions contemplated by the Merger Agreement. The vote of the shares of Clarity capital stock that are subject to the voting agreements will be sufficient to approve the Merger Agreement.

Q:	How does the board of directors of Clarity recommend that I vote?

A:	The Clarity board of directors unanimously recommends that its shareholders vote FOR approval of the Merger Agreement.

Q:	How do I vote?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, you may vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope as soon as possible. You may also attend in person and vote at the meeting instead of submitting a proxy. However, in order to ensure that we obtain your vote, please vote as instructed on your proxy card even if you plan to attend in person.

Q:	May I change my vote even after returning my proxy card?

A:	Yes. If you want to change your vote, you may do so at any time before the Clarity shareholder meeting by sending Clarity a signed revocation or a proxy with a later date, or by attending the meeting and voting in person.

Q:	What happens if I don’t return a proxy card?

A:	Failure to return a proxy will have the effect of reducing the number of votes cast at the special meeting of Clarity shareholders. The failure to return a proxy may also contribute to a failure to obtain a quorum at the meeting.

Q:	What happens if I am a shareholder of record and I return a properly executed proxy card but I don’t indicate how to vote my proxy? (see page 35)

A:	Your shares will be voted FOR approval of the Merger Agreement, and according to the best judgment of the proxy holder in regard to any other matter that properly comes before the special meeting.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. We have set out in the section entitled “Risk Factors” beginning on page 18 of this proxy statement/prospectus a number of risk factors that you should carefully consider before voting.

Q:	Should Clarity shareholders send in their stock certificates?

A:	No. After we complete the merger, we will send written instructions to Clarity shareholders that explain how to exchange shares of Clarity capital stock for cash and shares of Planar common stock.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger as soon as possible after the special meeting if we obtain the required shareholder approval at the meeting. Either company can terminate the Merger Agreement if we do not complete the merger by November 30, 2006.

Q:	Whom can I call with questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact:

Clarity Visual Systems, Inc.

27350 SW 95th Avenue, Ste 3038

Wilsonville, OR 97070

Attn: Corporate Secretary

Telephone: 503-570-0700

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers in order to fully understand the merger and the other proposals. See the section entitled “Where You Can Find Additional Information” beginning on page 83. For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 18. Most items in this summary include a page reference directing you to a more complete description of that item.

The Companies

Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, Oregon 97006

(503) 748-1100

Planar Systems, Inc., headquartered in Beaverton, Oregon, is a provider of flat-panel display solutions for customers in medical, industrial, commercial and retailing markets. Products include several flat-panel display technologies and range from stand-alone solutions consisting of a display, computer hardware and software, to display components sold to manufacturers for incorporation into their products. Planar has a global reach with sales offices in North America, Europe and Asia.

Clarity Visual Systems, Inc.

27350 SW 95th Avenue, Ste 3038

Wilsonville, OR 97070

(503) 570-0700

Clarity Visual Systems, Inc., headquartered in Wilsonville, Oregon, provides innovative solutions for the display of networked visual information including displays, software and command and control solutions. Clarity offers integrated systems for control room applications and digital signage systems for a variety of customer applications and needs. Clarity’s networked digital display systems enable enterprise-wide communication that enhances operational efficiency, customer satisfaction, increased sales and corporate brand awareness. End users of these solutions are in corporate, government, utilities, traffic control, security, retail, financial services, travel & tourism, gaming, public venue advertising and more. Clarity employs over 200 people worldwide. Its European headquarters are in St. Sernin sur Rance, France.

Historically, Clarity has offered a portfolio of both rear projection and direct view AP/LCD displays used principally in command and control applications. With recent acquisitions, Clarity added capabilities that include expertise in the design of digital displays using DLP display technology, powerful image processing capabilities and enterprise class digital signage software. Today, Clarity’s product portfolio offers a range of large scale digital display solutions for Control Rooms, and corporate applications and Digital Signage systems that are scalable to meet the needs of the largest enterprises. Additionally, Clarity offers a selection of services to help its integration partners and end user customers design and implement their digital messaging systems, develop and manage content, and ensure continued operation at the highest levels of performance. See the section entitled “Business of Clarity” beginning on page 65 for a more complete description of Clarity and its business.

Cornell Acquisition Corporation

Cornell Acquisition Corporation is an Oregon corporation and a wholly-owned subsidiary of Planar, incorporated in 2006 solely for the purpose of effecting the merger.

The Merger and the Merger Agreement (pages 37 and 52)

Planar, Clarity, Cornell Acquisition Corporation, Paul E. Gulick, as Shareholder Representative, and Mellon Investor Services, LLC, as Escrow Agent, have entered into an Agreement and Plan of Merger and Reorganization dated July 18, 2006, which we refer to in this document as the Merger Agreement, that provides for the acquisition of Clarity by Planar as described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the Merger Agreement as it is the legal document that governs the merger. Under the terms of the Merger Agreement, Clarity will merge with and into Cornell Acquisition Corporation and will become a wholly-owned subsidiary of Planar.

Purchase Price for Clarity Stock

In the merger, each issued and outstanding share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock will be converted into the right to receive that amount of cash and that number of shares of Planar common stock determined pursuant to the terms of the Merger Agreement. The aggregate purchase price for all shares of Clarity capital stock outstanding at the effective time of the merger will be $46,160,791, plus or minus the net amount of certain purchase price adjustments applied at closing to reflect changes in balance sheet items and the number of outstanding shares of Clarity capital stock. The payment made to each holder of Clarity capital stock will be made 50 percent in cash and 50 percent in Planar common stock. The exact amount of the payment that will be made in the merger for each share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock cannot be determined until the closing.

The table below sets forth for each share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock the amount of cash and the number of shares of Planar common stock that a Clarity shareholder would receive based upon the stated assumption about the aggregate amount of the purchase price adjustments at closing. The cash and share amounts in the table below are based on the stated assumption as to the amount of the aggregate purchase price adjustment at closing. The actual amount of the purchase price adjustment at closing may be more or less than the amounts stated in the examples below, which would result in an increase or decrease in the amount of cash and Planar common stock each Clarity shareholder would receive. See “The Merger Agreement—Purchase Price for Clarity Stock” for more information.

Purchase Price Adjustment (in millions)	Per Share Consideration to
	Clarity Series A Preferred Shareholders		Clarity Series B Preferred Shareholders		Clarity Common Shareholders
	Cash	Shares of Planar Common Stock	Cash	Shares of Planar Common Stock	Cash	Shares of Planar Common Stock
$(3.0)	$2.83	.23449	$5.33	.44161	$1.42	.11724
$(2.0)	$2.90	.24055	$5.40	.44768	$1.45	.12028
$(1.0)	$2.98	.24662	$5.48	.45375	$1.49	.12331
$0	$3.05	.25268	$5.55	.45981	$1.52	.12634
$1.0	$3.12	.25876	$5.62	.46588	$1.56	.12938
$2.0	$3.20	.26482	$5.70	.47195	$1.60	.13241
$3.0	$3.27	.27089	$5.77	.47801	$1.63	.13544

The Merger Agreement provides that the number of shares of Planar common stock to be issued in the merger will be calculated based on a Planar stock price of $12.07 per share, which was the volume weighted average price of Planar’s common stock on the Nasdaq Stock Market for the 10 consecutive trading days ending two days before the date of the Merger Agreement. The market value of the Planar common stock to be issued in the merger will depend on the market price of Planar common stock on the Nasdaq Stock Market. On August     , 2006, the last trading day for which information was available before this proxy statement/prospectus was

printed, the closing price of Planar common stock on the Nasdaq Stock Market was $            . The market price of Planar common stock on the Nasdaq Stock Market fluctuates on a daily basis. See “Risk Factors—Planar’s stock price is volatile and the value of the Planar common stock issued pursuant to the merger will depend on its market price at the time of the merger.”

Treatment of Clarity Stock Options and Warrants (page 53)

When the merger is completed, Planar will assume all outstanding options to purchase Clarity common stock, and all such options will be converted into options to purchase Planar common stock. Each assumed Clarity option will be converted into an option to purchase that number of shares of Planar common stock equal to the number of shares of Clarity common stock purchasable pursuant to the Clarity option immediately prior to the effective time of the merger, multiplied by the option exchange ratio calculated pursuant to the terms of the Merger Agreement, rounded down to the nearest whole number of shares of Planar common stock. The exercise price of each assumed option will be equal to the exercise price per share of such assumed Clarity stock option divided by the option exchange ratio, rounded up to the nearest whole cent.

The Merger Agreement provides that all outstanding warrants to purchase Clarity capital stock will be cancelled as of the date of the merger.

Recommendation of Clarity’s Board of Directors (page 34)

After careful consideration, the Clarity board of directors unanimously determined that the merger is advisable, and is fair to and in the best interests of Clarity and its shareholders, and unanimously approved and adopted the Merger Agreement. The Clarity board of directors recommends that the Clarity shareholders vote “FOR” approval of the Merger Agreement. The factors considered by the Clarity board of directors in making its recommendations are described in the section entitled “Reasons for the Merger and Recommendations of the Clarity Board of Directors” beginning on page 40 of this proxy statement/prospectus. Some Clarity directors and executive officers have interests in the merger that may be different from the interests of other Clarity shareholders.

Some Clarity directors and executive officers have interests in the merger (page 42)

In considering the recommendations of the Clarity board of directors to vote for the approval of the Merger Agreement, you should be aware that some of the executive officers and directors of Clarity have interests in the merger that are different from, and in addition to, the interests of other Clarity shareholders. The interests include certain stock option acceleration benefits and potential severance payments in the event of termination or reduction in benefits or position to certain officers of Clarity following the merger, and post-merger employment agreements between Planar and certain officers of Clarity. These interests may make the directors and officers of Clarity more likely to recommend the proposals relating to the merger than if they did not have these interests.

Voting Agreement (page 64)

Each member of Clarity’s board of directors and certain other Clarity shareholders who, as of July 18, 2006, owned and had the power to vote shares of Clarity capital stock representing approximately 67% of the shares of Clarity Series B Preferred Stock outstanding and entitled to vote, and approximately 60% of the shares of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock outstanding and entitled to vote, when voting together as a single class, have executed an agreement with Planar to vote in favor of the Merger Agreement. The vote of the shares of Clarity capital stock that are subject to the voting agreements will be sufficient to approve the Merger Agreement.

Share Ownership of Directors and Executive Officers of Clarity (pages 35 and 78)

As of July 31, 2006, the directors and executive officers of Clarity and their affiliates beneficially owned and had the power to vote, in the aggregate, 112,200 shares of Clarity Series B Preferred Stock, 542,223 shares of Clarity Series A Preferred Stock, and 4,820,000 shares of Clarity common stock. These shares represent approximately 12% of the shares of Clarity Series B Preferred Stock, approximately 31% of the shares of Clarity Series A Preferred Stock, and approximately 59% of the shares of Clarity common stock entitled to vote with respect to the approval of the Merger Agreement. Substantially all of these amounts are subject to the voting agreement with Planar to vote in favor of the Merger Agreement.

Dissenters’ Rights (page 45)

Holders of shares of Clarity capital stock that do not vote in favor of the merger and who comply with applicable statutory procedures under the Oregon Business Corporation Act (“OBCA”) will be entitled to receive a judicial determination and payment of the “fair value” (excluding any element of value arising from the accomplishment or expectation of the merger) of their shares. The value of shares determined in a dissent proceeding could be the same as, or more or less than, the price per share proposed to be paid in the merger.

The Merger is Intended to Qualify as a Reorganization for United States Federal Income Tax Purposes (page 48)

The merger is intended to qualify as a reorganization for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code, and the merger is conditioned on the receipt of legal opinions that the merger will so qualify. Assuming the merger does so qualify, Clarity shareholders generally will recognize income or gain (but not loss) in an amount not to exceed any cash received as part of the merger for United States federal income tax purposes. For a more complete discussion of the federal income tax consequences of the merger, you should carefully read the discussion in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 48 of this proxy statement/prospectus. Further, you are encouraged to consult your tax advisor because tax matters can be complicated, and the tax consequences of the merger to you will depend upon your own situation.

Indemnification; Escrow Agreement (page 54)

If the Merger Agreement is approved, the Clarity shareholders will be deemed to have agreed to indemnify Planar for certain losses Planar may suffer as a result of certain breaches of the Merger Agreement. A total of $2,500,000 and 207,125 shares of Planar common stock will be withheld from the amounts otherwise payable to Clarity shareholders in the merger, and will be held in escrow to secure the indemnification obligations of the Clarity shareholders as provided in the Merger Agreement. Once such cash amounts and shares are exhausted, absent fraud or intentional misrepresentation, Planar can not seek additional payments from the Clarity shareholders. Claims against the escrow may be made at any time prior to the last day of the escrow period. The escrow period terminates on the date that is 15 months following the closing date of the merger. Subject to any claims by Planar pending at that time, the cash and shares of Planar common stock then remaining in escrow will be distributed to Clarity shareholders at that time.

Shareholder Representative (page 54)

Approval of the Merger Agreement will also constitute approval of Paul E. Gulick to represent the Clarity shareholders. Mr. Gulick will be empowered to take action for the Clarity shareholders in connection with the escrow fund.

Clarity is Prohibited from Soliciting Other Offers (see page 58)

The Merger Agreement contains detailed provisions that prohibit Clarity and its subsidiaries, and their officers and directors, from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to an “acquisition proposal” as defined in the Merger Agreement, including an acquisition which would result in a person or group acquiring any amount of Clarity’s capital stock, a sale of all or a significant portion of Clarity’s assets or a merger or other business combination. The Merger Agreement does not, however, prohibit Clarity or its board of directors from considering an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.

Operations Prior to Completion of the Merger (page 57)

Clarity has agreed to conduct its operations before the completion of the merger in the ordinary course, preserve its business relationships, and limit certain of its activities in the time between the signing of the Merger Agreement and the earlier of the termination of the Merger Agreement or the completion of the merger. Clarity has also agreed to take certain other actions to try to complete the merger.

What is Needed to Complete the Merger (page 60)

Several conditions must be satisfied or waived before we complete the merger, including those summarized below:

•	approval of the Merger Agreement by the Clarity shareholders;

•	approval by all governmental and regulatory bodies from which approval is required;

•	absence of any order or injunction prohibiting the completion of the merger;

•	a material adverse effect shall not have occurred with respect to either Planar or Clarity;

•	accuracy at the closing of the merger of the representations and warranties in the Merger Agreement of each of Planar and Clarity; and

•	material compliance by Planar and Clarity with their respective covenants in the Merger Agreement.

How Can the Merger Agreement Be Terminated (page 62)

Under circumstances specified in the Merger Agreement, including those described below, either of Planar or Clarity may terminate the Merger Agreement if:

•	the other party consents to the termination;

•	the other party breaches or fails to perform any of its representations, warranties or covenants required to be performed by it in the Merger Agreement, subject to a right to cure;

•	the merger is not completed by November 30, 2006, and the party seeking to terminate is not in material breach of the Merger Agreement;

•	any court or governmental action restraining the transactions becomes final despite efforts of the party seeking to terminate to remove such action;

•	the Clarity shareholders do not approve the Merger Agreement;

•	By Planar if the volume weighted average closing sales price of its common stock on the Nasdaq Stock Market for each of the ten consecutive trading days immediately preceding the date on which all conditions to consummation of the merger are satisfied is greater than $15.0875 per share; or

•	By Clarity if the volume weighted average closing sales price of Planar’s common stock on the Nasdaq Stock Market for the ten consecutive trading days immediately preceding the date on which all conditions to consummation of the merger are satisfied is less than $9.0525 per share.

Payment of Termination Fee (page 63)

If the Merger Agreement is terminated by Clarity or Planar in specified circumstances, Clarity may be required to pay a termination fee of $2 million to Planar.

Rights of Clarity Shareholders Compared to the Rights of Planar Shareholders (page 80)

When Clarity shareholders become Planar shareholders after the merger, their rights will be governed by the articles of incorporation and bylaws of Planar and by Oregon law. Those rights differ from the current rights of Clarity shareholders under the articles of incorporation and bylaws of Clarity.

Accounting Treatment of the Merger (page 47)

The purchase price will be allocated to Clarity’s assets and liabilities based on their estimated fair market values at the completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

Planar will list the shares issued pursuant to the merger on the Nasdaq Stock Market but the shares owned by affiliates of Clarity will not be freely transferable

All shares of Planar common stock received by Clarity shareholders in connection with the merger will be freely transferable unless the shareholder is considered an “affiliate” of either Planar or Clarity under the Securities Act of 1933. Shares of Planar common stock held by affiliates may only be sold pursuant to a registration statement or an exemption under the Securities Act of 1933.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

The following tables present summary historical financial data for Planar and Clarity, summary unaudited pro forma condensed combined financial data for Planar and Clarity, and comparative historical and unaudited pro forma per share data for Planar and Clarity.

Selected Historical Consolidated Financial Data of Planar

The selected financial data as of September 30, 2005 and September 24, 2004 and for the years ended September 30, 2005, September 24, 2004 and September 26, 2003 are derived from Planar’s audited consolidated financial statements incorporated herein by reference. The selected financial data as of September 26, 2003, September 27, 2002 and September 28, 2001 and for the years ended September 27, 2002 and September 28, 2001 are derived from Planar’s audited financial statements that are not included or incorporated herein. The statement of operations data for the nine months ended June 30, 2006 and July 1, 2005, as well as the balance sheet data as of June 30, 2006 are derived from Planar’s unaudited condensed consolidated financial statements incorporated herein by reference. The financial data should be read in conjunction with Planar’s audited financial statements and related notes appearing elsewhere or incorporated in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Fiscal Year Ended					Nine Months Ended (unaudited)
	Sept. 30, 2005	Sept. 24, 2004	Sept. 26, 2003	Sept. 27, 2002	Sept. 28, 2001	June 30, 2006	July 1, 2005
	(In thousands, except per share data)
Selected Consolidated Operations Data:
Sales	$231,832	$256,196	$251,927	$205,929	$207,952	$159,394	$177,375
Gross profit	$49,637	$59,365	$76,340	$60,330	$64,828	$42,566	$39,323
Income (loss) from operations	$(38,200)	$12,804	$25,062	$(3,379)	$22,571	$6,401	$(3,491)
Net income (loss)	$(34,800)	$9,278	$15,202	$(3,062)	$14,537	$5,127	$(2,763)
Diluted net income (loss) per share	$(2.37)	$0.62	$1.04	$(0.24)	$1.13	$0.33	$(0.19)

	As of					As of (unaudited)
	Sept. 30, 2005	Sept. 24, 2004	Sept. 26, 2003	Sept. 27, 2002	Sept. 28, 2001	June 30, 2006
	(In thousands)
Selected Consolidated Balance Sheet Data:
Working capital	$98,796	$90,620	$73,446	$76,433	$59,286	$113,659
Assets	$172,084	$206,424	$209,836	$206,471	$136,200	$180,804
Long-term liabilities	$4,934	$7,223	$7,080	$46,943	$13,392	$4,935
Shareholders’ equity	$131,238	$165,528	$150,839	$124,359	$96,089	$143,501

Selected Historical Consolidated Financial Data of Clarity

The selected financial data as of December 31, 2005 and for the year ended December 31, 2005 are derived from the audited consolidated financial statements of Clarity, included in this proxy statement/prospectus. The selected financial data as of December 31, 2004, December 31, 2003, December 31, 2002, and December 31,

2001, and for the years ended December 31, 2004, December 31, 2003, December 31, 2002, and December 31, 2001 are derived from Clarity’s audited financial statements not included or incorporated herein. The statement of operations data for the six months ended June 30, 2006 and 2005, as well as the balance sheet data as of June 30, 2006 are derived from Clarity’s unaudited consolidated financial statements included in this proxy statement/prospectus. The financial data should be read in conjunction with Clarity’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,					Six Months Ended (unaudited)
	2005	2004	2003	2002	2001	June 30, 2006	June 30, 2005
	(In thousands)
Selected Consolidated Operations Data:
Sales	$51,286	$35,592	$28,893	$20,603	$22,497	$28,133	$20,599
Gross Profit	$17,551	$12,224	$10,674	$6,877	$6,959	$9,310	$7,065
Income (loss) from operations	$(1,449)	$2,433	$2,286	$(639)	$(2,741)	$(3,073)	$(665)
Net income (loss)	$162	$2,689	$2,139	$(765)	$(2,699)	$(2,139)	$742

	As of December 31,					As of (unaudited)
	2005	2004	2003	2002	2001	June 30, 2006
	(In thousands)
Selected Consolidated Balance Sheet Data:
Working capital	$9,245	$10,632	$8,292	$5,759	$6,115	$6,296
Assets	$36,870	$18,026	$14,729	$11,475	$12,097	$38,790
Long-term liabilities	$7,414	$992	$748	$415	$162	$6,192
Shareholders’ equity	$11,105	$11,041	$8,315	$6,060	$6,808	$9,088

Selected Unaudited Pro Forma Condensed Combined Financial Data of Planar and Clarity (In thousands, except per share amounts)

The following selected unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. The unaudited pro forma condensed combined balance sheet data of Planar and Clarity assume that the merger took place on June 30, 2006 and combine Planar’s historical consolidated balance sheet at June 30, 2006 with Clarity’s historical condensed consolidated balance sheet at June 30, 2006. The unaudited pro forma condensed combined statement of operations data of Planar and Clarity assume that the merger took place as of September 25, 2004 and as of October 1, 2005. The unaudited pro forma condensed combined statement of operations data for the year ended September 30, 2005 combine Planar’s historical consolidated statement of operations for the year then ended with Clarity’s historical consolidated statement of operations for the four quarters in the year then ended. The unaudited pro forma condensed combined statement of operations data for the nine months ended June 30, 2006 combine Planar’s historical consolidated statement of operations for the nine months then ended with Clarity’s historical condensed consolidated statement of operations for the three quarters in the period ended June 30, 2006.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The pro forma adjustments for purchase accounting are based upon management’s estimates because the actual analysis has not yet, and cannot be, completed until the transaction closes. These estimates will change and are not necessarily indicative of the actual amounts.

PLANAR SYSTEMS, INC.

PRO FORMA STATEMENT OF OPERATIONS

Year Ended September 30, 2005

(Unaudited) (in 000’s)

	Planar	Clarity	Pro Forma adjustments		Total Pro Forma
Sales	$231,832	$47,166	$—		$278,998
Cost of Sales	182,195	30,627	—		212,822

Gross profit	49,637	16,539	—		66,176

Operating expense	87,837	15,547	(91	)(3)
			3,000	(4)	106,293

Income (loss) from operations	(38,200)	992	(2,909)		(40,117)

Non-operating income (expense)	374	16	—		390

Income (loss) before income taxes	(37,826)	1,008	(2,909)		(39,727)

Provision (benefit) for income taxes	(2,946)	(55)	(1,149	)(5)	(4,150)

Net Income (loss)	$(34,880)	$1,063	$(1,760)		$(35,577)

Basic net income (loss) per share	$(2.37)				$(2.14)
Average shares outstanding—basic	14,699				16,611
Diluted net income (loss) per share	$(2.37)				$(2.14)
Average shares outstanding—diluted	14,699				16,611

PLANAR SYSTEMS, INC.

PRO FORMA STATEMENT OF OPERATIONS

Nine Months Ended June 30, 2006

(Unaudited) (in 000’s)

	Planar	Clarity	Pro Forma adjustments		Total Pro Forma
Sales	$159,394	$43,847	$—		$203,241
Cost of Sales	116,828	29,900	—		146,728

Gross profit	42,566	13,947	—		56,513

Operating expense	36,165	18,562	(203	)(3)
			2,250	(4)
			200	(7)	56,974

Income (loss) from operations	6,401	(4,615)	(2,247)		(461)

Non-operating income (expense)	1,802	(423)	660	(6)	2,039

Income (loss) before income taxes	8,203	(5,038)	(1,587)		1,578

Provision (benefit) for income taxes	3,076	(1,985)	(628	)(5)	463

Net Income (loss)	$5,127	$(3,053)	$(959)		$1,115

Basic net income per share	$0.34				$0.07
Average shares outstanding—basic	15,052				16,964
Diluted net income per share	$0.33				$0.06
Average shares outstanding—diluted	15,314				17,553

PLANAR SYSTEMS, INC.

PRO FORMA BALANCE SHEET

June 30, 2006

(Unaudited) (in 000’s)

	Planar	Clarity	Pro Forma adjustments		Total Pro Forma
Current Assets
Cash and cash equivalents	$76,240	$3,506	$(23,000	)(1)
			(1,000	)(1)
			(10,560	)(2)	$45,186
Accounts Receivable, net	21,937	12,009	—		33,946
Inventories	37,457	10,928	1,000	(1)	49,385
Other current assets	10,393	3,362	—		13,755

Total current assets	146,027	29,805	(33,560)		142,272
Property, plant, and equipment, net	11,064	1,048	—		12,112
Goodwill	14,696	2,593	(2,593	)(1)
			34,106	(1)	48,802
Intangible assets	3,430	2,540	(2,540	)(1)
			15,000	(1)	18,430
Other assets	5,587	2,804	(900	)(2)
			760	(1)	8,251

	$180,804	$38,790	$10,273		$229,867

Current liabilities
Line of credit	$—	$1,434	$(1,434	)(2)	—
Accounts payable	15,420	6,121	—		$21,541
Accrued expenses	6,363	4,557	—		10,920
Current portion of long-term debt and capital leases	213	5,795	(5,526	)(2)	482
Deferred revenue	2,473	951	(380	)(1)	3,044
Other current liabilities	7,899	4,652	—		12,551

Total current liabilities	32,368	23,510	(7,340)		48,538
Long-term debt and capital leases, less current portion	473	5,221	(4,500	)(2)	1,194
Other long-term liabilities	4,462	971	5,687	(1)	11,120

Total liabilities	37,303	29,702	(6,153)		60,852
Shareholders’ equity
Preferred Stock	—	6,517	(6,517	)(1)	—
Common Stock	138,231	82	(82	)(1)
			25,514	(1)	163,745
Additional paid in capital	—	7,358	(7,358	)(1)	—
Retained earnings	10,033	(4,833)	4,833	(1)	10,033
Accumulated other comprehensive loss	(4,763)	(36)	36	(1)	(4,763)

Total shareholders’ equity	143,501	9,088	16,426		169,015

	$180,804	$38,790	$10,273		$229,867

PLANAR SYSTEMS, INC.

NOTES TO PRO FORMA FINANCIAL INFORMATION (Unaudited)

(1)	Amount represents the purchase price allocation and the adjustment of Clarity’s assets and liabilities to the estimated fair values.

(2)	Amount represents retirement of Clarity’s debt, including the loan from Planar to Clarity.

(3)	Amount represents the decrease of amortization expense for the period related to Clarity’s historical identifiable intangibles.

(4)	Amount represents amortization expense for the period related to the acquired identifiable intangibles.

(5)	Amount represents the income tax benefit related to amortization expense for the identifiable intangibles, interest expense, and compensation expense for the exchange of nonvested shares.

(6)	Amount represents the decrease of interest expense related to the retirement of Clarity’s debt.

(7)	Amount represents the increase in compensation expense related to the exchange of nonvested shares.

Market Price and Dividend Information

Planar common stock trades on the Nasdaq Stock Market under the symbol “PLNR”. There is no public trading market for any class of Clarity capital stock. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of Planar common stock as reported on the Nasdaq Stock Market.

	High	Low
Fiscal year ended September 24, 2004
First quarter	$26.30	$21.27
Second quarter	$25.85	$12.69
Third quarter	$14.25	$11.33
Fourth quarter	$14.14	$11.05
Fiscal year ended September 30, 2005
First quarter	$11.75	$9.47
Second quarter	$11.00	$8.01
Third quarter	$9.03	$7.30
Fourth quarter	$8.36	$7.51
Fiscal year ended September 29, 2006
First quarter	$9.80	$8.13
Second quarter	$17.59	$8.23
Third quarter	$17.49	$11.77
Fourth quarter (through August 18, 2006)	$12.39	$9.50

The last reported sales price of Planar common stock on July 18, 2006 (the last full trading day before we announced the proposed transaction) was $11.25. On August     , 2006, the last trading day for which information was available before this proxy statement/prospectus was printed, the closing price of Planar common stock on the Nasdaq Stock Market was $            . Planar has never paid dividends on its common stock and does not currently contemplate paying dividends on its common stock.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they materialize or prove incorrect, could cause the results of Planar and its consolidated subsidiaries, on the one hand, or Clarity and its consolidated subsidiaries, on the other, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings, approvals and closings relating to the merger or other planned acquisitions; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions referred to above include the challenges of integration associated with the merger or other planned acquisitions and the challenges of achieving anticipated synergies; the challenge of managing asset levels, including inventory; the difficulty of keeping expense growth at modest levels while increasing revenues; the possibility that the merger or other planned acquisitions may not close or that Planar, Clarity or other parties to planned acquisitions may be required to modify some aspects of the acquisition transactions in order to obtain regulatory approvals; the assumption of maintaining revenues on a combined company basis following the close of the merger or other planned acquisitions; and other risks that are described in the section entitled “Risk Factors,” which follows on the next page, and in the documents that are incorporated by reference into this proxy statement/prospectus.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, results of Planar and Clarity could differ materially from the expectations in these statements. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/prospectus.

RISK FACTORS

By voting in favor of approval of the Merger Agreement, Clarity shareholders will be choosing to invest in Planar common stock. Therefore, in deciding how to vote, you should consider all of the information that we have included in this document and its annexes and all of the information included in the documents we have incorporated by reference, including the various risk factors that are described in those documents. See the section entitled “Where You Can Find Additional Information” beginning on page 83. You should also pay particular attention to the following risk factors.

Risks Related to the Transaction

A number of factors, including the failure to retain key employees, could impair Planar’s ability to successfully integrate the businesses of Clarity and Planar, which could harm Planar’s business, financial condition and operating results.

After the merger, Planar and Clarity, each of which had previously operated independently of the other, will need to integrate their respective operations. The integration will require significant efforts by Planar, including the coordination of product plans, research and development, sales and marketing efforts, management styles and expectations, and finance and administration activities. The challenges involved in integrating the two businesses include, but are not limited to, the following:

•	retaining and integrating management and other key employees of each of Planar and Clarity to pursue the business objectives of Planar;

•	consolidating product plans and coordinating research and development activities to permit efficient time-to-market introductions and time-to-volume production for new products and technologies;

•	integrating purchasing and procurement operations in multiple locations;

•	integrating sales efforts so that customers can do business easily with Planar;

•	transitioning all facilities to common accounting and information technology systems;

•	developing and maintaining uniform standards, controls, procedures and policies;

•	maximizing efficiency of operations by eliminating redundant functions, centralizing functions in appropriate locations to the extent possible and discontinuing unprofitable lines of business; and

•	controlling the costs associated with integration.

It is not certain that Planar and Clarity will be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. The risks of unsuccessful integration of the companies include:

•	impairment and/or loss of relationships with employees, customers and/or suppliers;

•	disruption of Planar’s business;

•	distraction of management; and

•	adverse financial results related to unanticipated expenses associated with integration of the two businesses.

Planar’s stock price is volatile and the value of the Planar common stock issued pursuant to the merger will depend on its market price at the time of the merger.

The exchange ratio used to determine the number of shares of Planar common stock that holders of Clarity capital stock will receive pursuant to the merger is based on a price per share of Planar common stock of $12.07, the volume weighted average trading price of Planar’s common stock for the ten consecutive trading days ending on the second trading day immediately prior to the date of the Merger Agreement. The exchange ratio will not be affected by changes in the share price of Planar common stock as reflected on the Nasdaq Stock Market. Increases in the price of Planar common stock will result in a higher price being paid by Planar for Clarity and more value being received by Clarity shareholders pursuant to the merger. Decreases in the price of Planar common stock will result in a lower price being paid by Planar for Clarity and less value being received by Clarity shareholders pursuant to the merger.

The market price of Planar common stock at the time the merger is completed may be higher or lower than its price on the date of this document or on the date of the Clarity special meeting, and you will not know the value of the Planar common stock to be issued pursuant to the merger at the time of the special meeting. The market price of Planar common stock, like that of many other companies, has been and may continue to be volatile. In fact, recently the stock market in general has experienced significant price fluctuations. The market price of Planar common stock may continue to fluctuate significantly in response to various factors, including, but not limited to:

•	quarterly variations in Planar’s operating results;

•	technological changes and general market conditions;

•	the introduction of new products by Planar and its competitors;

•	changes in earnings estimates or stock price targets by securities analysts;

•	the announcement of management changes at Planar;

•	announcements and actions by Planar’s competitors; and

•	general economic conditions.

We urge you to obtain current market quotations for Planar common stock.

The ability of Planar to operate successfully depends in part on the continued service of key personnel of Planar and Clarity after the merger, and we may not be able to retain such personnel.

Our success after the merger depends in part on the continued service of key Planar and Clarity personnel. Despite our efforts to retain key Planar and Clarity employees, we might lose key employees following the merger. Some may be unwilling to work for Planar following the merger and competitors may recruit others before or after completion of the merger. If Planar cannot retain key Planar and Clarity employees after the merger, our ability to operate the business may suffer. Certain of the senior managers of Clarity enjoy employment agreements or other rights that provide for accelerated vesting of portions of their options under certain circumstances after the closing of this transaction, and these rights may make it more difficult to retain such senior managers. In addition, agreements put in place to encourage senior and key managers to remain with the company contain rights to termination benefits that can be triggered in case of a variety of changes in status, such as reduction in title, pay, responsibilities, or a required long distance move. If such changes become necessary, the existence of those benefits as an alternative to acceptance of the change may make it more difficult to retain those managers.

Failure to complete the merger could negatively affect Planar’s stock price, or the ability of the parties to enter alternative transactions, and could also leave either or both parties worse off than if the Merger Agreement had not been announced due to changes customers or suppliers may have made in the interim.

If the merger is not completed for any reason, we may experience a number of adverse consequences, including a decline in Planar’s stock price to the extent that the current price reflects a market assumption that we will complete the merger, and a lessened ability to compete for certain categories of business. In addition, we must pay our costs related to the merger, including legal and accounting fees, even if the merger is not completed. In certain circumstances failure to close the merger may require Clarity to pay a $2 million fee to Planar. See the sections entitled “Termination of the Merger Agreement” and “Payment of Termination Fee”

beginning on pages 62 and 63. Furthermore, if the merger is terminated and either of us desire to enter another merger or business combination to achieve the benefits intended by the proposed merger, neither of us may find a partner at an attractive price and we therefore may not be able to otherwise achieve the benefits intended by the proposed merger. Moreover, as of the date of termination of the Merger Agreement, customers or suppliers may have already taken steps in expectation that the merger would be completed, such as finding alternate sources of supply or terminating business relationships currently in place, which would mean that the affected company’s business could be materially harmed if the merger is not completed.

The issuance of additional Planar shares may reduce Planar’s stock price.

Based on 1,732,857 shares of Clarity Series A Preferred Stock, 902,055 shares of Clarity Series B Preferred Stock and 8,215,318 shares of Clarity common stock outstanding as of July 31, 2006, Planar anticipates issuing approximately 1,912,000 newly issued shares of Planar common stock to Clarity shareholders pursuant to the merger (assuming a Purchase Price Adjustment of $0) and assuming options to purchase approximately 747,000 shares of Planar common stock. If Planar’s earnings per share are less than what the Planar earnings per share would have been if it had not acquired Clarity, Planar’s stock price could decrease until Planar achieves revenue growth or cost savings sufficient to offset the dilutive effect of the merger. There can be no assurance that Planar will achieve revenue growth or cost savings or that you will achieve greater returns as a shareholder of Planar than as a shareholder of Clarity before the merger.

The directors and officers of Clarity have interests and arrangements that could have affected their decision to support or approve the merger.

Members of the board of directors and officers of Clarity have interests that are affected by the proposed merger, and in many cases benefits that will accrue to them as a result of this merger, which do not apply to all shareholders. The existence of such factors means that the judgment of directors and officers of Clarity in negotiating, considering the advisability of, and entering into the Merger Agreement may have been affected. Accordingly, shareholders should consider whether directors and officers may have been more likely to recommend the proposals relating to the merger than if they did not have these interests. For a detailed discussion of such factors, see the section entitled “The Merger—Interests of Directors and Executive Officers of Clarity in the Merger” beginning on page 42 of this proxy statement/prospectus. Here is a summary of major factors differentiating the interests of officers and directors from those of other shareholders:

•	Certain officers, including the most senior officers, are assured employment with Planar in defined positions.

•	Directors who are not continuing on Planar’s board of directors will either receive acceleration of their outstanding stock options upon closing of the merger, and an eighteen month extension of the exercise periods for those options or have waived acceleration in exchange for the continuation of their options for their original term.

•	Certain officers of Clarity have entered into Change in Control Agreements that provide for certain severance benefits upon a change of control.

•	Planar has agreed to indemnify the Clarity officers and directors to the fullest extent permitted by law against all claims arising from acts and omissions by them in such capacity occurring before the date of the merger, and has agreed for a period of six years after the merger to cause to be maintained officers’ and directors’ liability insurance for those currently covered in such capacities with Clarity.

Planar and Clarity may lose key licensors, sales representatives, foundries, licensees, vendors, other business partners and employees due to uncertainties regarding the merger which could seriously harm Planar.

Sales representatives, vendors and others doing business with Planar or Clarity may experience uncertainty about their future role with Planar or may elect not to continue doing business with Planar, or may seek to modify the terms under which they do business in ways that are less attractive, more costly, or otherwise damaging to the business of Planar. Similarly, employees of Planar or Clarity may experience uncertainty about their future role with Planar until or after strategies with regard to Planar are announced or executed. This may adversely affect Planar’s ability to attract and retain key management, marketing and technical personnel. The loss of a significant group of key technical personnel would seriously harm the product development efforts of Planar. The loss of key sales personnel could cause Planar to lose relationships with existing customers, which could cause a decline in the sales of Planar.

Future operating results of Planar could be adversely affected as a result of purchase accounting treatment and the impact of amortization and impairment of intangible assets and stock compensation expense relating to the merger.

In accordance with accounting principles generally accepted in the United States, Planar will account for the merger using the purchase method of accounting. We expect that Planar will record a one-time charge for in process research and development expenses in the quarter in which the merger is completed. In addition, we expect Planar will incur large, ongoing expenses resulting from the amortization of intangible assets, including but not limited to purchased developed technology, trademarks, customer relationships and deferred stock compensation. Under the purchase method of accounting, Planar will record the cash paid and the market value of the Planar capital stock issued in connection with the merger, the fair value of the options to purchase Planar common stock and the amount of direct transaction costs as the cost of acquiring the business of Clarity. Planar will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets (such as developed acquired technology, acquired trademarks and trade names and acquired customer relationships) and to in-process research and development, based on their respective fair values at the date of the completion of the merger. The purchase price will also be allocated to deferred compensation, based on the portion of the intrinsic value of the unvested Clarity stock options assumed, to the extent that service is required after completion of the merger in order to vest.

Any excess of the purchase price over the fair market values of the underlying net identifiable assets deemed acquired will be accounted for as goodwill. Planar will not be required to amortize goodwill against income but will be subject to an annual test for impairment or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment has been incurred. Management will consider these and other factors in performing the annual test for impairment. A determination of impairment could result in a material charge to operations in a period in which an impairment loss is incurred.

Planar and Clarity expect to incur significant costs associated with the merger, regardless of whether the merger is completed.

Planar estimates that it will incur direct transaction costs of approximately $1 million associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. Clarity estimates that it will incur direct transaction costs of approximately $500,000 in connection with the merger, which will be expensed in each quarter that such costs are incurred. We believe that Planar may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed and the following quarters, to reflect costs associated with integrating Clarity. Planar may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Planar’s shareholders, Planar’s financial results could suffer and the market price of Planar’s common stock could decline.

The escrow of a portion of the cash consideration otherwise payable to Clarity shareholders may prevent Clarity shareholders from receiving the full consideration set forth in the Merger Agreement.

In order to secure the indemnity obligations of Clarity under the Merger Agreement, a portion of the cash and stock consideration to be paid to Clarity shareholders will be placed in escrow pursuant to the Merger Agreement. Depending on the extent to which Planar incurs losses as a result of certain breaches of the Merger Agreement, part or all of the cash and stock subject to escrow may never be distributed to Clarity shareholders.

Risks Related to Planar’s Business

We may experience losses selling commercial products.

The market for our commercial products is highly competitive and subject to rapid changes in prices and demand. Our failure to successfully manage inventory levels or quickly respond to changes in pricing, technology or consumer tastes and demand could result in lower than expected revenue, lower gross margin and excess and obsolete inventories of our commercial products which could adversely affect our business, financial condition and results of operations.

Market conditions were characterized by rapid declines in end user pricing during portions of 2005 and 2006. Such declines cause Planar’s inventory to lose value and trigger price protection obligations for channel inventory. Supply and pricing of LCD panels has been very volatile and will likely be in the future. This volatility, combined with lead times of five to eight weeks, may cause us to pay too much for products or suffer inadequate product supply.

We do not have long-term agreements with our resellers, who generally may terminate our relationship with 30- to 60-days notice. Such action by our resellers could substantially harm our operating results in this segment.

The Commercial segment has seen tremendous growth since we entered the market in fiscal 2001. Revenue from commercial products grew to $121.8 million in fiscal 2004, and decreased to $102.2 million in fiscal 2005. This revenue could continue to decrease due to competition, alternative products, pricing changes in the market place and potential shortages of products which would adversely affect our revenue levels and our results of operations. This segment absorbs a portion of Planar’s fixed costs. If this segment was discontinued or substantially reduced in size, it may not be possible to eliminate all of the fixed overhead costs that are allocated to the segment. If that were the case, a portion of the allocated fixed costs would have to be absorbed by the other segments, potentially adversely affecting our overall financial performance.

We may not be successful in our effort to enter new markets with new products.

We have announced plans to enter the home theater display market and the commercial projector market with new products. These are products and markets that have not been part of our business in the past and we may not execute our plans for these products and markets successfully. Failure to do so could adversely affect our business, financial condition and results of operations.

Shortages of components and materials may delay or reduce our sales and increase our costs.

Inability to obtain sufficient quantities of components and other materials necessary to produce our displays could result in reduced or delayed sales. We obtain much of the material we use in the manufacture of our displays from a limited number of suppliers, and we do not have long-term supply contracts with any of them. For some of this material we do not have a guaranteed alternative source of supply. As a result, we are subject to cost fluctuations, supply interruptions and difficulties in obtaining materials. Planar has in the past and may in the future face difficulties ensuring an adequate supply of quality high resolution glass used in its medical displays. We are continually engaged in efforts to address this risk area.

For most of our products, vendor lead times significantly exceed our customers’ required delivery time causing us to order to forecast rather than order based on actual demand. Competition in the market continues to reduce the period of time customers will wait for product delivery. Ordering raw material and building finished goods based on our forecast exposes Planar to numerous risks including our inability to service customer demand in an acceptable timeframe, holding excess and obsolete inventory or having unabsorbed manufacturing overhead.

We have increased our reliance on Asian manufacturing companies for the manufacture of displays that we sell in all markets that Planar serves. We also rely on certain other contract manufacturing operations in Asia, including those that produce circuit boards and other components where we may be sole-sourced, and those that manufacture and assemble certain of our products. We do not have long-term supply contracts with the Asian contract manufacturers on which we rely. If any of these Asian manufacturers were to terminate its arrangements with us, make decisions to terminate production of these products, or become unable to provide these displays to us on a timely basis, we could be unable to sell our products until alternative manufacturing arrangements are made. Furthermore, there is no assurance that we would be able to establish replacement manufacturing or assembly arrangements and relationships on acceptable terms, which could have a material adverse effect on our business, financial condition and results of operation.

Our reliance on contract manufacturers involves certain risks, including, but not limited to:

•	lack of control over production capacity and delivery schedules;

•	unanticipated interruptions in transportation and logistics;

•	limited control over quality assurance, manufacturing yields and production costs;

•	potential termination by our vendors of agreements to supply materials to us, which would necessitate our contracting of alternative suppliers, which may not be possible;

•	risks associated with international commerce, including unexpected changes in legal and regulatory requirements, foreign currency fluctuations and changes in tariffs; and

•	trade policies and political and economic instability.

Most of the contract manufacturers with which we do business are located in Asia which has experienced several earthquakes, tsunamis and typhoons which resulted in business interruptions. Our business could suffer significantly if the operations of vendors there or elsewhere were disrupted for extended periods of time.

We currently have a contract with a software developer in India to develop software on our behalf. We do not have a long-term contract with this developer, and if the developer were to terminate its arrangement with us or become unable to provide software to us on a timely basis we could be unable to sell future products into which this software would be integrated.

Changes in internal controls or accounting guidance could cause volatility in our stock price.

The fiscal year ending September 30, 2005 was the first year that our internal controls over financial reporting were audited by our independent registered public accounting firm in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Guidance regarding implementation and interpretation of the provisions of Section 404 continues to be issued by the standards-setting community. As a result of the ongoing interpretation of new guidance and the audit testing to be completed in the future, or of any future changes in our control environment, our internal controls over financial reporting may include an unidentified material weakness which would result in receiving an adverse opinion on our internal controls over financial reporting from our independent registered public accounting firm. This could result in significant additional expenditures responding to the Section 404 internal control audit, heightened regulatory scrutiny and potentially an adverse effect to the price of our company’s stock.

In addition, due to increased regulatory scrutiny surrounding publicly traded companies, the possibility exists that a restatement of past financial results could be necessitated by an alternative interpretation of present accounting guidance and practice. Although management does not currently anticipate that this will occur, a potential result of such interpretation could be an adverse effect on Planar’s stock price.

We face intense competition.

The market for display products is highly competitive, and we expect this to continue and even intensify. We believe that over time this competition will have the effect of reducing average selling prices of our products. Certain of our competitors have substantially greater name recognition and financial, technical, marketing and other resources than we do. There is no assurance that our competitors will not succeed in developing or marketing products that would render our products obsolete or noncompetitive. To the extent we are unable to compete effectively against our competitors, whether due to such practices or otherwise, our business, financial condition and results of operations would be materially adversely affected.

Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include, but are not limited to, the following:

•	our effectiveness in designing new product solutions, including those incorporating new technologies;

•	our ability to anticipate and address the needs of our customers;

•	the quality, performance, reliability, features, ease of use, pricing and diversity of our product solutions;

•	foreign currency fluctuations, which may cause competitors’ products to be priced significantly lower than our product solutions;

•	the quality of our customer services;

•	the effectiveness of our supply chain management;

•	our ability to identify new vertical markets and develop attractive products for them;

•	our ability to develop and maintain effective sales channels;

•	the rate at which customers incorporate our product solutions into their own products; and

•	product or technology introductions by our competitors.

Our continued success depends on the development of new products and technologies.

Future results of operations will partly depend on our ability to improve and market our existing products and to successfully develop and market new products. Failing this, our products or technology could become obsolete or noncompetitive. New products and markets, by their nature, present significant risks and even if we are successful in developing new products, they typically result in pressure on gross margins during the initial phases as start-up activities are spread over lower initial sales volumes. We have experienced lower margins from new products and processes in the past, which have negatively impacted overall gross margins. In addition, customer relationships can be negatively impacted due to production problems and late delivery of shipments.

Future operating results will depend on our ability to continue to provide new product solutions that compare favorably on the basis of cost and performance with competitors. Our success in attracting new customers and developing new business depends on various factors, including, but not limited to, the following:

•	use of advances in technology;

•	innovative development of products for new markets;

•	efficient and cost-effective services;

•	timely completion of the design and manufacture of new product solutions; and

•	software currently being developed on our behalf by a software developer located in India.

Our efforts to develop new technologies may not result in commercial success.

Our research and development efforts with respect to new technologies may not result in market acceptance. Some or all of those technologies may not successfully make the transition from the research and development lab to cost-effective production as a result of technology problems, cost issues, yield problems and other factors. Even when we successfully complete a research and development effort with respect to a particular technology, we may fail to gain market acceptance due to:

•	inadequate access to sales channels;

•	superior products developed by our competitors;

•	price considerations;

•	ineffective market promotions and marketing programs; and

•	lack of market demand for the products.

We face risks associated with international operations.

Our manufacturing, sales and distribution operations in Europe and Asia create a number of logistical and communications challenges. Our international operations also expose us to various economic, political and other risks, including, but not limited to, the following:

•	management of a multi-national organization;

•	compliance with local laws and regulatory requirements as well as changes in those laws and requirements;

•	employment and severance issues;

•	overlap of tax issues;

•	tariffs and duties;

•	employee turnover or labor unrest;

•	lack of developed infrastructure;

•	difficulties protecting intellectual property;

•	risks associated with outbreaks of infectious diseases;

•	the burdens and costs of compliance with a variety of foreign laws; and

•	political or economic instability in certain parts of the world.

Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer or repatriation of funds, limitations on imports or exports, changes in environmental standards or regulations, or the expropriation of private enterprises also could have a materially adverse effect. Any actions by our host countries to curtail or reverse policies that encourage foreign investment or foreign trade also could adversely affect our operating results. In addition, U.S. trade policies, such as “most favored nation” status and trade preferences for certain Asian nations, could affect the attractiveness of our services to our U.S. customers.

Variability of customer requirements or losses of key customers may adversely affect our operating results.

We must provide increasingly rapid product turnaround and respond to ever-shorter lead times, while at the same time meet our customers’ product specifications and quality expectations. A variety of conditions, both specific to individual customers and generally affecting the demand for their products, may cause customers to cancel, reduce, or delay orders. These actions by a significant customer or by a set of customers could adversely affect our business. On occasion, customers require rapid increases in production, which can strain our resources and reduce our margins. We may lack sufficient capacity at any given time to meet our customers’ demands. Products sold to two customers comprised 26% and 31% and to one customer comprised 19% of total consolidated sales in fiscal 2005, 2004 and 2003, respectively. Sales to any of those customers, if lost, would have a material adverse impact on the results of operations. Although Planar does maintain allowances for estimated losses resulting from the inability of its customers to make required payments, such allowances may not be sufficient to offset an uncollectible accounts receivable balance from a significant customer. If accounts receivable from a significant customer or set of customers became uncollectible, a resulting charge could have a material adverse effect on our operations.

We do not have long-term purchase commitments from our customers.

With the exception of the Industrial segment, our business is generally characterized by short-term purchase orders. We typically plan our production and inventory levels based on internal forecasts of customer demand which rely in part on nonbinding forecasts provided by our customers. As a result, our backlog generally does not exceed three months, which makes forecasting our sales difficult. Inaccuracies in our forecast as a result of changes in customer demand or otherwise may result in our inability to service customer demand in an acceptable timeframe, our holding excess and obsolete inventory or having unabsorbed manufacturing overhead. The failure to obtain anticipated orders and deferrals or cancellations of purchase commitments because of changes in customer requirements could have a material adverse effect on our business, financial condition and results of operations. We have experienced such problems in the past and may experience such problems in the future.

Our operating results have significant fluctuations.

In addition to the variability resulting from the short-term nature of our customers’ commitments, other factors contribute to significant periodic quarterly fluctuations in our results of operations. These factors include, but are not limited to, the following:

•	the timing of orders;

•	the volume of orders relative to our capacity;

•	product introductions and market acceptance of new products or new generations of products;

•	evolution in the lifecycles of customers’ products;

•	changes in cost and availability of labor and components;

•	product mix;

•	variation in operating expenses;

•	vesting of restricted stock based upon achievement of certain targeted stock prices or other performance metrics;

•	pricing and availability of competitive products and services; and

•	changes or anticipated changes in economic conditions.

Accordingly, the results of any past periods should not be relied upon as an indication of our future performance. It is likely that, in some future period, our operating results may be below expectations of public market analysts or investors. If this occurs, our stock price may decrease.

We must continue to add value to our portfolio of offerings.

Traditional display components are subject to increasing competition to the point of commodification. In addition, advances in core LCD technology makes standard displays effective in an increasing breadth of applications. We must add additional value to our products in software and services for which customers are willing to pay. These areas have not been a significant part of our business in the past and we may not execute well in the future. Failure to do so could adversely affect our revenue levels and our results of operations.

We must protect our intellectual property, and others could infringe on or misappropriate our rights.

We believe that our continued success partly depends on protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property. We seek to protect some of our technology under trade secret laws, which afford only limited protection. We face risks associated with our intellectual property, including, but not limited to, the following:

•	pending patent and copyright applications may not be issued;

•	patent and copyright applications are filed only in limited countries;

•	intellectual property laws may not protect our intellectual property rights;

•	others may challenge, invalidate, or circumvent any patent or copyright issued to us;

•	rights granted under patents or copyrights issued to us may not provide competitive advantages to us;

•	unauthorized parties may attempt to obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights; and

•	others may independently develop similar technology or design around any patents issued to us.

We may find it necessary to take legal action in the future to enforce or protect our intellectual property rights or to defend against claims of infringement. Litigation can be very expensive and can distract our management’s time and attention, which could adversely affect our business. In addition, we may not be able to obtain a favorable outcome in any intellectual property litigation.

Others could claim that we are infringing their patents or other intellectual property rights. In the event of an allegation that we are infringing on another’s rights, we may not be able to obtain licenses on commercially reasonable terms from that party, if at all, or that party may commence litigation against us. The failure to obtain necessary licenses or other rights or the institution of litigation arising out of such claims could materially and adversely affect our business, financial condition and results of operations.

We currently have a contract with a software developer in India to develop software on our behalf. Any software developed by them on our behalf could be subject to patent infringement by others.

The market price of our common stock may be volatile.

The market price of our common stock has been subject to wide fluctuations. During the past four fiscal quarters, the closing price of our stock ranged from $7.51 to $17.59. The market price of our common stock in the future is likely to continue to be subject to wide fluctuations in response to various factors, including, but not limited to, the following:

•	variations in our operating results;

•	public announcements by Planar as to its expectations of future sales and net income;

•	actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

•	changes in analysts’ estimates of our financial performance;

•	general conditions in the electronics industry; and

•	worldwide economic and financial conditions.

In addition, the public stock markets have experienced extreme price and volume fluctuations that have particularly affected the market prices for many technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations and other factors may adversely affect the market price of our common stock.

A significant slowdown in the demand for our customers’ products would adversely affect our business.

In portions of our medical and industrial segments, we design and manufacture display solutions that our customers incorporate into their products. As a result, our success partly depends upon the market acceptance of our customers’ products. Accordingly, we must identify industries that have significant growth potential and establish relationships with customers who are successful in those industries. Failure to identify potential growth opportunities or establish relationships with customers in those industries would adversely affect our business. Dependence on the success of our customers’ products exposes us to a variety of risks, including, but not limited to, the following:

•	our ability to match our design and manufacturing capacity with customer demand and to maintain satisfactory delivery schedules;

•	customer order patterns, changes in order mix and the level and timing of orders that we can manufacture and ship in a quarter; and

•	the cyclical nature of the industries and markets our customers serve.

These risks could have a material adverse effect on our business, financial condition and results of operations.

We must maintain satisfactory manufacturing yields and capacity.

An inability to maintain sufficient levels of productivity or to satisfy delivery schedules at our manufacturing facilities would adversely affect our operating results. The design and manufacture of our EL displays involves highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. At times we have experienced lower-than-anticipated manufacturing yields and lengthened delivery schedules and may experience such problems in the future, particularly with respect to new products or technologies. Any such problems could have a material adverse effect on our business, financial condition and results of operations.

We cannot provide any assurance that current environmental laws and product quality specification standards, or any laws or standards enacted in the future, will not have a material adverse effect on our business.

Our operations are subject to environmental and product quality regulations in each of the jurisdictions in which we conduct business. Some of our products use substances, such as lead, that are highly regulated or will not be allowed in certain jurisdictions in the future. If we cannot remove such substances from our products on a timely basis, and if we are unable to procure lead-free replacement parts, we may be unable to sell our products in such jurisdictions. We are currently redesigning certain products and working with our vendors to eliminate such substances in our products. In addition, regulations have been enacted in certain states which impose restrictions on waste disposal in the future. If we do not comply with applicable rules and regulations in connection with the use and disposal of such substances, we could be subject to significant liability or loss of future sales. Additionally, the European Union and certain European and other countries have established independent standards for certain medical products, including radiological imaging products, that are different from, and in some cases more restrictive than, the US standards. If we are unable to comply with these regulations or standards, or if other countries establish such regulations or standards with which we are unable to comply, we may not be allowed to sell our digital imaging or other products within the European Union and in other such countries. If Planar has inventory, upon full enactment of the standards and regulations, which becomes unsaleable due to its composition, a charge for inventory obsolescence could result.

EL products are manufactured at a single location, with no currently available substitute location.

Our EL products, which are based on proprietary technology, are produced in our manufacturing facility located in Espoo, Finland. Because the EL technology and manufacturing process is proprietary and unique, there exists no alternative location where it may be produced, either by Planar, or by another manufacturer. As such, loss of or damage to the manufacturing facility, or attrition in the facility’s skilled workforce, could cause a disruption in the manufacturing of the EL products, which compose a significant portion of our sales. Additionally, there are many fixed costs associated with such a manufacturing facility. If revenue levels were to decrease or other problems were encountered, this could have a material, adverse effect on our business, financial condition, and results of operations.

Future viability of the manufacturing facility located in Espoo, Finland is based on continued demand for EL products.

The majority of the products manufactured at Planar’s facility located in Espoo, Finland are based on EL technology. If demand for EL technology-based products diminishes significantly in the future, it could become necessary to cease manufacturing operations at this facility, which would likely result in an impairment loss on the associated property, plant and equipment, and restructuring charges related to employee severance.

The value of intangible assets and goodwill may become impaired in the future.

Planar has intangible assets recorded on the balance sheet, which relate primarily to developed technology. The value of intangible assets represents our estimate of the net present value of future cash flows which can be derived from the developed technology over time, and is amortized over the estimated useful life of the underlying assets. The estimated future cash flows of the intangible assets are evaluated on a regular basis, and if it becomes apparent that these estimates will not be met, a reduction in the value of intangible assets will be required.

In addition, goodwill has been recorded which relates primarily to the Medical segment. Goodwill is not amortized, but is evaluated annually, or when indicators of potential impairment exist. If the expected future cash flows related to the Medical segment decline, a reduction in the value of goodwill will be required, such as the reduction in value incurred in the fourth quarter of 2005.

Loss of key employees could adversely affect our business.

We depend on the services of certain employees with unique technical skills, many of whom do not have other employees with redundant skills backing them up. The loss of any of these key employees could adversely affect our business.

Risks Related to Clarity’s Business

Our inability to obtain sufficient quantities of components and other materials necessary to produce our displays could result in reduced or delayed sales.

We may experience shortages in the supply of product components or materials, which could increase our costs and reduce our sales. Much of the material we use in the manufacture of our displays is obtained from a limited number of suppliers none of which are under long-term contract. We also do not have any guaranteed alternative source of supply for these components. As a result, we are subject to cost fluctuations, supply interruptions and difficulties in obtaining materials. We may face difficulties ensuring an adequate supply of quality high-resolution glass used in our displays.

The lead times needed by our sole source vendors can vary significantly and can exceed our customers’ required delivery time causing us to order to forecast rather than order based on actual demand. Customers have become accustomed to shorter waits times, as a result of competition in the industry, and this has resulted in additional pressures to promptly deliver our products. Ordering raw material and building finished goods based on our forecast exposes us to numerous risks including our inability to service customer demand in an acceptable timeframe, holding excess inventory or having unabsorbed manufacturing overhead.

Our reliance on sole source vendors involve certain risks, including, but not limited to:

•	the potential disruption of our vendors’ supply of materials to us, which would necessitate our contracting with alternative suppliers, which may not be feasible or possible;

•	unexpected increases in costs;

•	our lack of control over delivery schedules and production capacity;

•	inability to control delivery schedules;

•	our limited control over quality assurance and manufacturing;

•	risks associated with international commerce, including unexpected changes in legal and regulatory requirements, foreign currency fluctuations and changes in tariffs; and

•	trade policies and political and economic instability.

Most of the sole source vendors with which we do business are located in Asia which has experienced several earthquakes, tsunamis and typhoons which resulted in business interruptions. Our business could suffer significantly if the operations of our vendors there or elsewhere were disrupted for extended periods of time.

We compete with significant competitors many of whom have greater resources and technology.

The markets for our products are highly competitive and there is aggressive price competition in our industry, especially from Asian manufacturers. Many of our current and prospective competitors have, or may have, significantly greater financial, technical, manufacturing and marketing resources than we have. Our ability to compete depends on a number of factors, many of which are outside of our control. These factors include, without limitation, the following:

•	the timing of product introductions;

•	product price and performance;

•	addressing our customers’ requirements;

•	foreign currency fluctuations, which may cause competitors’ products to be priced lower than our products;

•	our ability to identify and develop products for new markets;

•	development and maintenance of efficient sales channels;

•	the rate at which customers incorporate our products with their own products; and

•	effective distribution of products and strong customer support.

Our ability to compete continually depends on developing new and innovative products.

Our industry is characterized by continuing improvements in technology and rapidly evolving industry standards. As a result, there are relatively short product life cycles and significant price fluctuations. Product transition presents challenges and risks for all companies involved in our industry. Demand for our products and the profitability of our operations may be adversely affected if we fail to effectively develop new products and manage the transition of our product lines.

Technology advances require our continued investment in research and development and product engineering in order to maintain or increase our market position. There are no guarantees that our investments in those areas will result in the development of successful products or the introduction of those products to the market at the right time or in a manner that is favorable in comparison to the cost and performance of our competitors’ products.

If we were to lose our credit facility our ability to effectively manage growth and build a strong brand could be harmed.

We expect that our existing capital resources will be sufficient to meet our cash requirements through the next twelve months. However, we rely significantly on our credit facility for the operation of our business, including the purchase of materials and supplies for the manufacture of our products. Our current credit facility provides us with approximately up to $16.8 million, $10.6 million of which was outstanding as of June 30, 2006. If we were to lose our credit facility we may not be able to develop or enhance our products or take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

We are exposed to risks associated with international operations.

Our manufacturing, sales and distribution operations outside of the United States create a number of logistical and communications challenges. Our international operations expose us to various economic, political and other risks, including, but not limited to, the following:

•	local economic and labor conditions;

•	political instability;

•	management of a multi-national organization;

•	employment and severance issues;

•	tax issues;

•	tariffs and duties;

•	employee turnover or labor unrest;

•	lack of developed infrastructure;

•	protection of intellectual property; and

•	the burdens and costs of compliance with a variety of foreign laws.

Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer or repatriation of funds, limitations on imports or exports, changes in environmental standards or regulations, or the expropriation of private enterprises also could have materially adverse effect on our business. Any actions by our host countries to curtail or reverse policies that encourage foreign investment or foreign trade also could adversely affect our operating results. In addition, U.S. trade policies, such as “most favored nation” status and trade preferences for certain Asian nations, could affect the attractiveness of our services to our U.S. customers.

We do not have long-term commitments from our customers to purchase our products.

Our business is generally characterized by short-term purchase orders and we typically plan our production and inventory levels based on internal forecasts of customer demand based, in part, on informal forecasts provided by our customers. As a result, our backlog generally does not exceed three months, which makes forecasting our sales difficult. Inaccuracies in our forecast as a result of changes in customer demand or otherwise may result in our inability to service customer demand in an acceptable timeframe, our holding excess inventory or having unabsorbed manufacturing overhead. The failure to obtain anticipated orders and deferrals or cancellations of purchase commitments because of changes in customer requirements could have a material adverse effect on our business, financial condition and results of operations. We have experienced such problems in the past and may experience such problems in the future.

We rely on customers that have a variety of expectations and the loss of key customers may adversely affect our operating results.

We must meet the various product specifications and quality expectations of our customers while also meeting short lead times and pricing pressures. A variety of conditions, both specific to individual customers, may cause our customers to cancel, reduce, or delay orders. Because we do not have long-term purchase commitments from our customers, these actions by a significant customer or by a set of customers could adversely affect our business. On occasion, customers require rapid increases in production, which can strain our resources and reduce our profit margins. We may lack sufficient capacity at any given time to meet our customers’ demands. We maintain allowances for estimated losses resulting from the inability of our customers to make required payments, however, such allowances may not be sufficient to offset an uncollectible accounts receivable balance from a significant customer. If accounts receivable from a significant customer or set of customers became uncollectible, a resulting charge could have a material adverse effect on our operations.

There can be significant fluctuations in our operating results.

In addition to the variability resulting from the short-term nature of our customers’ commitments, other factors contribute to significant periodic quarterly fluctuations in our results of operations. Among these factors are the following:

•	order volume;

•	order timing;

•	warranty related costs;

•	market acceptance of new or updated products;

•	the lifecycle of customers’ products;

•	changes in cost and availability of labor and components;

•	product mix;

•	variation in operating expenses;

•	pricing and availability of competitive products and services; and

•	changes or anticipated changes in economic conditions.

As a result, our prior performance should not be relied upon as an indication of our future performance. It is likely that, in some future period, our operating results may be below expectations.

We may be unsuccessful in protecting our intellectual property rights.

Our ability to compete effectively against other companies in our industry depends, in part, on our ability to protect our current and future proprietary technology under patent, copyright, trademark, trade secret and other intellectual property laws. We cannot provide assurance that our means of protecting our intellectual property rights in the U.S. or abroad will be adequate, or that others will not develop technologies similar or superior to our trade secrets or design around our patents. In addition, management may be distracted by, and we may incur substantial costs in, attempting to protect our intellectual property.

Also, despite the steps taken by us to protect our intellectual property rights, it may be possible for unauthorized third parties to copy or reverse-engineer trade secret aspects of our products, develop similar technology independently or otherwise obtain and use information that we regard as our trade secrets, and we may be unable to successfully identify or prosecute unauthorized uses of our intellectual property rights. We also cannot provide assurance that any of our pending patent applications (or any future patent applications) will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged, or that others will not claim rights in or ownership of the patents and our other intellectual property rights.

We cannot provide any assurance that current environmental laws and product quality specification standards, or any laws or standards enacted in the future, will not have a material adverse effect on our business.

We are subject to environmental and product quality regulations in each of the jurisdictions in which we conduct business. Some of our products use substances, such as lead, that are highly regulated or will not be allowed in certain jurisdictions in the future. If we cannot remove such substances from our products on a timely basis, and if we are unable to procure lead-free replacement parts, we may be unable to sell our products in such jurisdictions. In addition, regulations have been enacted in certain states that will impose restrictions on waste disposal in the future. If we do not comply with applicable rules and regulations in connection with the use and disposal of such substances, we could be subject to significant liability or loss of future sales.

Our inability to secure credit from our vendors could adversely affect our operations.

We rely on certain vendors to provide component parts to our products on credit and prior to our receipt of revenue from products utilizing such component parts. The ability of vendors to provide credit is dependent upon a number of factors, many of which are outside of our control such as the financial condition of the vendor’s business and the financial covenants placed on a vendor’s business from banks and other financial institutions. The loss of vendor credit would force us to rely, to an even greater degree, on other lending which may result in increased interest and expense costs and adversely affect our profits margins and results of operations.

The value of our intangible assets and goodwill may become impaired in the future.

Our balance sheet includes identifiable intangible assets, primarily related to developed technology. The value of intangible assets represents an estimate of the net present value of future cash flows expected to be derived from the developed technology over time, and is amortized over the estimated useful life of the underlying assets. The estimated future cash flows of the intangible assets are evaluated on a regular basis, and if it becomes apparent that these estimates will not be met, a reduction in the value of intangible assets will be required.

In addition, goodwill has been recorded which relates primarily to our digital signage segment. Our goodwill is not amortized, but is evaluated annually, or when indicators of potential impairment exist. If the expected future cash flows related to our digital signage segment decline, a reduction in the value of goodwill will be required.

Our inability to renew our facility leases on favorable terms may adversely affect our business operations.

We currently operate our business from 10 locations worldwide, all of which are subject to existing leases, some of which are set to expire in November 2006. We may choose not to renew, or may not be able to renew, certain of our existing leases if the capital investment required to maintain the facilities at the leased locations does not justify the return on investment. If we are not able to renew our leases at rents that allow us to remain profitable, this may place a strain on our operations and impact our ability to meet our financial goals.

Currency exchange rate fluctuations may lead to decreases in our financial results.

To the extent that we incur costs in one currency and make our sales in another, our gross margin may be affected by changes in the exchange rates between the two currencies. Volatility in currency exchange rates may generate foreign exchange losses, which could have an adverse effect on our financial condition or results of operations.

We must attract, retain and motivate key employees, and our failure to do so could have an adverse effect on our results of operations.

We depend on our key employees and in order to compete, we must continue to attract, retain and motivate our key employees, including those in managerial, operations, engineering, service, sales, marketing, and support positions. Hiring and retaining qualified employees in all areas is critical to our business. The loss of any of our key employees could adversely affect our business.

THE CLARITY SPECIAL MEETING OF SHAREHOLDERS

Clarity furnishes this document to its shareholders as part of the solicitation of proxies for use at a Clarity special meeting of shareholders and at any adjournment or postponement of the meeting.

Date, Time, and Place

Clarity will hold its special meeting on                     , 2006, at         a.m., Pacific Daylight Saving Time, at                                         .

Purpose of the Special Meeting

The purpose of the Clarity special meeting is to:

1. Vote on a proposal to approve the Merger Agreement by and among Planar, Clarity, Cornell Acquisition Corporation, a newly formed, wholly-owned subsidiary of Planar, Paul E. Gulick, as Shareholder Representative, and Mellon Investor Services LLC, as Escrow Agent, pursuant to which Clarity will become a wholly-owned subsidiary of Planar; and

2. Transact such other business as may properly come before the Clarity special meeting or any adjournment or postponement of the meeting.

Clarity Board of Directors’ Recommendation

The Clarity board of directors, after careful consideration, has unanimously determined that the merger, the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interest of, Clarity and its shareholders. The Clarity board unanimously recommends a vote FOR the approval of the Merger Agreement.

Record Date; Shares Entitled to Vote

All Clarity shareholders of record at the close of business on                     , 2006, which we refer to as the record date, are entitled to notice of, and to vote at, the Clarity special meeting. On the record date, the issued and outstanding voting securities entitled to vote consisted of 1,732,857 shares of Clarity Series A Preferred Stock, 902,055 shares of Clarity Series B Preferred Stock and 8,215,318 shares of Clarity common stock, held by 119 holders of record.

Quorum

A quorum of Clarity shareholders is required to hold a valid special meeting. A quorum will be present at the Clarity special meeting if: (a) a majority of the shares of Clarity common stock ; (b) a majority of the shares of Clarity common stock and Clarity preferred stock, voting together as a single class; and (c) 66 2/3% of the Clarity Series B Preferred Stock issued, outstanding and entitled to vote on the Clarity record date are represented at the special meeting in person or by proxy. Clarity’s inspector of elections will count all votes cast in person or by proxy at the special meeting. Abstentions count as shares that are present for purposes of establishing a quorum.

Vote Required

The completion of the merger requires the approval of the Merger Agreement by the holders of (a) a majority of the shares of the Clarity common stock and preferred stock outstanding and entitled to vote, voting as a single class; and (b) the holders of 66 2/3% of the shares of Clarity Series B Preferred Stock outstanding and entitled to vote, voting as a single class.

As to all matters to be considered at the special meeting, abstentions are counted for purposes of determining whether a quorum exists at the special meeting, but will not be counted and will have no effect in determining whether the proposal is approved.

It is a condition to Planar’s performance under the Merger Agreement that holders of no more than 5% of the outstanding shares of Clarity exercise dissenters rights.

Voting Power; Agreement to Vote in Favor of the Proposals

The holders of shares of Clarity Series A Preferred Stock, Series B Preferred Stock and common stock have one vote per share on all matters on which they are entitled to vote. The members of Clarity’s board of directors and certain other Clarity shareholders who, as of July 18, 2006, owned and had the power to vote shares of Clarity capital stock representing approximately 60% of outstanding Clarity common stock and Clarity preferred stock, when voting as a single class, and approximately 67% of outstanding Clarity Series B Preferred Stock when voting as a single class, have executed an agreement with Planar to vote in favor of the Merger Agreement. The vote of the shares of Clarity capital stock that are subject to the voting agreements will be sufficient to approve the Merger Agreement.

Shares Owned by Clarity Directors and Executive Officers

As of July 31, 2006, the directors and executive officers of Clarity and their affiliates beneficially owned and had the power to vote, in the aggregate, 112,200 shares of Series B Preferred Stock, 542,223 shares of Series A Preferred Stock, and 4,820,000 shares of common stock of Clarity. These shares represent approximately 31% of the shares of Series A Preferred Stock, approximately 12% of the shares of Series B Preferred Stock and approximately 59% of the shares of common stock entitled to vote with respect to the approval of the Merger Agreement. Substantially all of these amounts are subject to the voting agreement with Planar to vote in favor of the Merger Agreement.

Voting of Proxies

All outstanding shares of Clarity capital stock represented by properly executed unrevoked proxies received before or at the Clarity special meeting will be voted according to the instructions contained in the proxy at the special meeting and at any adjournment or postponement. Properly executed unrevoked proxies that do not contain instructions will be voted FOR the approval of the Merger Agreement and according to the best judgment of the proxy holder in regard to any other matter that properly comes before the special meeting.

You may vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope as soon as possible. You may also attend the Clarity special meeting and vote in person instead of submitting a proxy. However, in order to assure that we obtain your vote, please vote as instructed on your proxy card even in you currently plan to attend your meeting in person.

The Clarity board of directors does not know of any matters other than those described in the notice of the Clarity special meeting that are to be presented for action at such meeting. If any other matters are properly presented at the Clarity special meeting for consideration, the persons appointed as proxies generally will have discretion to vote on such matters in accordance with their judgment.

Revoking Your Proxy

Any person giving a proxy may revoke it at any time before its exercise by delivering to the Secretary of Clarity an instrument of revocation or a duly executed proxy bearing a later date at our principal executive offices, located at 27350 SW 95th Avenue, Suite 3038, Wilsonville, OR 97070. Although attendance at the Clarity special meeting will not in itself constitute revocation of a proxy, a shareholder attending the Clarity special meeting may withdraw the proxy and vote in person.

Solicitation of Proxies

Clarity and Planar will generally share equally expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus, but Clarity will pay its own cost of soliciting approvals. In addition to the use of the mails, Clarity’s directors, officers and regular employees may solicit proxies in person or by telephone, facsimile, electronic mail or other means of communication. These persons will not be paid but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

To Attend the Clarity Special Meeting

Only Clarity shareholders, including joint holders, who hold shares of record as of the close of business on                     , 2006 and other persons holding valid proxies for the special meeting of shareholders are entitled to attend the special meeting of shareholders. All shareholders and their proxies should be prepared to present photo identification. If you do not provide photo identification, you will not be admitted to the special meeting of shareholders.

Contact for Questions and Assistance in Voting

Any Clarity shareholder who needs additional copies of this proxy statement/prospectus or voting materials, or who has a question about the merger or how to vote or revoke a proxy should contact:

Clarity Visual Systems, Inc.

27350 SW 95th Avenue, Ste 3038

Wilsonville, OR 97070

Attn: Corporate Secretary

Telephone: 503-570-0700

Clarity shareholders should not send in their stock certificates with their proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to Clarity shareholders promptly after completion of the merger.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to carefully read the Merger Agreement, attached to this proxy statement/prospectus as Annex A, and the other documents to which we refer, for a more complete understanding of the merger.

Background of the Merger

In September of 2005, the Planar board of directors hired Gerry Perkel as Planar’s new President and Chief Executive Officer, and gave him the charter to create a new corporate strategy for Planar. Shortly thereafter, Mr. Perkel began the process of analyzing various market opportunities with a goal of developing a new strategic direction for Planar.

On November 8, 2005, Mr. Perkel met with Paul Gulick, CEO of Clarity Visual Systems at Clarity’s headquarters in an effort to understand Clarity’s business and markets as well as Mr. Gulick’s view of the general display market.

In December of 2005, Mr. Perkel launched within Planar a process focused on developing the new strategic direction for Planar.

On January 13, 2006, Mr. Perkel and Mr. Gulick met at Planar’s headquarters to talk further about the display market and to introduce Mr. Gulick to some of Planar’s products. After the product demonstration, Mr. Gulick and Mr. Perkel met privately for discussions of the two companies’ strategy for the future.

On February 28, 2006, Planar and Clarity entered into a mutual nondisclosure agreement.

The Planar strategic planning process continued through the first calendar quarter of 2006. In early March 2006, the opportunity that began to emerge as the most attractive was one in which Planar could focus on markets that require specialized display technology and where customers’ requirements could not be fulfilled from commodity display suppliers. Mr. Perkel believed that this strategy would enable Planar to build upon its heritage in innovation of display technology and would further enable it to build upon two its more profitable existing businesses—the Medical market and the Industrial market. It was also apparent that this strategy could be accelerated if Planar could identify other market segments that demand specialty display technology that could be added to Planar’s product portfolio.

In March 2006, Mr. Gulick and Mr. Perkel had additional meetings and conversations during which the possibility of combining Planar and Clarity was discussed.

In early April 2006, more discussions were held and a decision was reached to develop a nonbinding letter of intent that could describe how both companies could move forward towards a goal of developing an agreement to merge.

On April 17, 2006, at a special telephonic meeting of the Planar board of directors, Mr. Perkel reported that he and Mr. Gulick had engaged in preliminary discussions of a potential acquisition of Clarity by Planar. Mr. Perkel reviewed Clarity’s business plan with the Board, and indicated that he would like to move forward with due diligence and a nonbinding letter of intent for the acquisition, if mutually agreeable terms could be reached, including a potential bridge loan to Clarity.

On May 3, 2006, at a regular meeting of the Planar board of directors, Mr. Perkel reviewed with the Board a proposal to acquire Clarity as part of the implementation of a specialty display technology strategy. The Board reached a consensus to pursue this strategy and the acquisition of Clarity.

On May 4, 2006, Mr. Perkel delivered the initial draft of a nonbinding letter of intent to Mr. Gulick.

On May 8, 2006 and again on May 9, 2006, Mr. Perkel and Mr. Gulick engaged in negotiations over the wording of the letter of intent. On or about May 11, 2006, a revised letter of intent was circulated for review and comment. A variety of meetings took place to discuss the terms of the letter of intent in early May 2006, including not only Mr. Gulick and Mr. Perkel but also Clarity’s Chief Financial Officer Ron Merryman, Planar’s Chief Financial Officer Scott Hildebrandt, and legal counsel for both companies.

On May 16, 2006, Mr. Perkel, Mr. Hildebrandt and a representative from Ater Wynne LLP, counsel to Planar, met with Mr. Gulick, Mr. Merryman and a representative of Bullivant Houser Bailey PC, counsel to Clarity, to negotiate the remaining open issues in the nonbinding letter of intent.

On May 17, 2006, Clarity’s board of directors met to consider the terms and conditions of the proposed nonbinding letter of intent and the pros and cons of pursuing further discussions with Planar. After considering the matter, Clarity’s board of directors reached a consensus to further pursue negotiations with Planar and authorized Mr. Gulick to execute and deliver the proposed nonbinding letter of intent. Clarity’s board of directors also authorized the creation of a special committee of the board to advise and counsel Mr. Gulick in the negotiations and to participate in the due diligence process. The board of directors further authorized Mr. Gulick to finalize the terms of engagement with Roth Capital Partners to act as the board of director’s financial advisors and empowered the special committee to approve the terms and conditions of the engagement.

On May 17, 2006, Planar and Clarity executed a nonbinding letter of intent. As part of the letter of intent, Planar agreed to loan $900,000 to Clarity in a secured note to be repaid within 12 months.

Shortly after the letter of intent was finalized, Planar retained Pacific Growth Equities as its financial advisor for the proposed transaction.

On May 26, 2006, Mr. Gulick and Mr. Merryman met with members of the special committee to consider outstanding issues in the negotiation of a definitive agreement and to discuss the due diligence investigation that was being undertaken on the business and operations of Planar. In addition, the special committee approved the terms of engagement of Roth Capital Partners as the board of director’s financial advisors pursuant to an engagement letter dated May 26, 2006.

On May 31, 2006, Mr. Merryman signed the engagement letter engaging Roth Capital Partners as the board of director’s financial advisors in connection with the proposed transaction with Planar.

On June 1, 2006, Mr. Perkel, Mr. Hildebrandt and a representative of Ater Wynne met with representatives of Pacific Growth Equities to discuss the terms of the proposed acquisition of Clarity.

On June 2, 2006, representatives of Ater Wynne and representatives of Bullivant Houser Bailey had a telephone conversation to discuss due diligence procedures. Thereafter, both companies shared with the other a wide variety of information including but not limited to historical results, operating processes, financial plans, product roadmap, organizational capabilities etc. A variety of people from both organizations participated in this process to enable a breadth of information to be communicated. That process continued into early July.

On June 7, 2006, Clarity borrowed $900,000 from Planar pursuant to the terms of a Secured Promissory Note dated June 7, 2006.

On June 12, 2006, Mr. Gulick, Mr. Merryman, Kris Gorriaran, Vice President for Sales and Marketing of Clarity, and a representative of Bullivant Houser Bailey and representatives of Roth Capital Partners attended a meeting at the offices of Ater Wynne, with Mr. Perkel, Mr. Hildebrandt, representatives of Pacific Growth Equities and representatives of Ater Wynne at which the business of Planar, its prospects, financial conditions and results of operations, its products and product strategies, and numerous other matters relating to the operations and prospective operations and strategies of Planar were presented and discussed.

On June 17, 2006, Ater Wynne distributed the initial draft of the Merger Agreement to counsel to Clarity.

On June 19, 2006, the Planar board of directors held a special meeting at Planar’s offices in Beaverton, Oregon, at which Mr. Perkel reviewed with the Board the terms of the proposed acquisition of Clarity. Mr. Hildebrandt reviewed with the Board the due diligence and integration planning process, potential synergies resulting from the proposed acquisition, potential integration costs and risks and a timetable for the proposed acquisition. After discussion, the Board authorized management to proceed with its negotiations of the proposed acquisition.

On June 29, 2006, the Clarity board of directors held a special meeting, via conference call, at which Mr. Gulick reviewed with the board of directors the terms of the proposed acquisition of Clarity by Planar and the issues that remained outstanding to be negotiated. Mr. Merryman and a representative from Bullivant Houser Bailey then reviewed with the board of directors the status of the due diligence investigation. Representatives from Roth Capital Partners then reviewed with the board the nature and extent of their assignment and the types of information and advice they would be rendering to the board of directors in connection with the proposed acquisition. After discussion, the board of directors authorized management to proceed with its negotiation of the acquisition.

On June 29, 2006, Mr. Perkel, Mr. Hildebrandt and a representative from Ater Wynne met with Mr. Gulick, Mr. Merryman and a representative of Bullivant Houser Bailey to negotiate certain provisions of the Merger Agreement.

During the week of July 3, 2006, counsel to Planar and Clarity continued to negotiate the terms of the Merger Agreement and related agreements.

On July 12, 2006, Mr. Perkel and a representative of Ater Wynne met with Mr. Gulick, Mr. Merryman and a representative of Bullivant Houser Bailey to negotiate certain provisions of the Merger Agreement.

On July 17, 2006, the Planar board of directors held a special meeting at Planar’s headquarters in Beaverton, Oregon, at which Mr. Perkel reviewed with the Board the structure, terms and mechanics of the proposed acquisition. Mr. Perkel also reviewed with the Board the proposed integration plan for the acquisition, including cost synergies and opportunities and integration costs and risks, and the anticipated financial impact that the proposed acquisition would have on Planar. Representatives of Pacific Growth Equities reviewed with the Board financial and valuation considerations in connection with the proposed acquisition. After discussion, the Planar board of directors unanimously approved and adopted the Merger Agreement.

On July 17, 2006, the Clarity board of directors held a special meeting, via conference call, at which Mr. Gulick reviewed with the board of directors the proposed structure, terms, and mechanics of the acquisition, including cost synergies and opportunities and risks, and the integration plan and risks associated with the transaction. Representatives of Bullivant Houser Bailey then reviewed with the board of directors the legal aspects of the proposed acquisition and answered questions that the board of directors may have had from a legal point of view. Representatives of Roth Capital Partners then reviewed with the board of directors valuation considerations and comparable transactions, as well as other factors, and a pro forma analysis of the combined company and further answered questions the board of directors may have had relating to the proposed acquisition from a financial point of view. After discussion, the board of directors unanimously approved and adopted the Merger Agreement.

Counsel to Planar and Clarity continued to negotiate the terms of the Merger Agreement on July 17 and July 18, 2006. Planar and Clarity executed the Merger Agreement on the evening of July 18, 2006.

On July 19, 2006, Planar issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger of Planar Board of Directors

The Planar board of directors, after careful consideration, has unanimously approved the Merger Agreement and the transactions contemplated by it. Planar is pursuing a new strategy to focus the company on creating value by addressing an increasing number of specialty display market segments. Planar believes that there is a good opportunity to leverage its existing supply chain, technology resources and administrative infrastructures as it pursues these new market segments. The merger will enhance the market facing resources Planar will need to be able to uniquely address the specific needs of the customers and channel partners in those market segments, and be able to leverage the breadth of technology such an organization will possess. In considering Planar’s new strategic focus and determining whether to approve the merger, the Planar board of directors reviewed a number of considerations, including:

•	The merger is expected to provide the combined company with a stronger, more diversified revenue base.

•	The merger will bring to Planar a strong position in the command and control display market and a position in the emerging digital signage market, furthering Planar’s new strategy of addressing an increasing number of specialty display market segments.

•	The merger will bring to Planar a technical resource base and additional technical expertise that will complement and enhance Planar’s existing technical resources, and leadership resources that will enhance Planar’s existing leadership team.

•	The merger will bring to Planar additional customer facing organizations with experience in new markets.

In addition, the Planar board of directors identified some potentially negative factors in its consideration of the merger, including:

•	The risk that anticipated synergies may not be achieved.

•	The possibility that the merger may not be completed and the impact that a failure to complete the transaction could have on Planar’s ongoing business.

•	The risk that the efforts to integrate the operations for the two companies may not be successful or that integration costs could substantially exceed expectations.

•	The risk that the issuance of shares of Planar common stock in the merger could have an adverse impact on the market price of Planar common stock.

•	Various other risks associated with the merger, including those described in the section captioned “Risk Factors” beginning on page 18.

The Planar board of directors has concluded that the potential benefits of the merger outweigh these risks and, for the strategic reasons set forth above, the Planar board of directors determined that Planar should proceed with the merger.

Reasons for the Merger and Recommendation of the Clarity Board of Directors

At a meeting held on July 17, 2006, the Clarity board of directors, after careful consideration, took the following action:

•	Unanimously determined that the Merger Agreement and transactions contemplated by the Merger Agreement are advisable and approved and adopted the Merger Agreement;

•	Unanimously directed that the adoption of the Merger Agreement and transactions contemplated by the Merger Agreement be submitted for approval by Clarity shareholders at a Special Meeting of Shareholders called for such purpose; and

•	Unanimously resolved to recommend that Clarity shareholders vote “FOR” the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Clarity board of directors believes the following are reasons the merger is expected to be beneficial to Clarity and its shareholders:

•	Given the complementary nature of the business of Clarity and Planar, the combined company should be able to take advantage of their respective channels of distribution in order to serve a broader base of customers;

•	Scale and cost synergies may enhance the combined company’s ability to effectively compete against its competitors thereby increasing its ability to enhance its business and shareholder values;

•	The combined experience, financial resources, technical expertise, and product mix, together with the broadening of geographic scope, may allow the combined company to compete more effectively on a world wide basis;

•	The combined company is expected to provide an opportunity to utilize effectively the skills and resources of the combined company’s employees in development of new products and strategies in the visual display market;

•	The merger is expected to provide liquidity to Clarity’s shareholders;

•	The merger enhances Clarity’s access to working capital on terms and conditions that are anticipated to be more favorable than would be available to Clarity without the merger; and

•	The merger is expected to provide the combined company with an improved platform for future growth in more diversified markets.

In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Clarity board of directors consulted with Clarity management, Clarity’s legal counsel, and took into account the advice of Clarity’s financial advisors given at the meeting. The factors that the Clarity board of directors considered in reaching its determination include, but were not limited to, the following:

•	The strategic benefits of the merger;

•	Historical information concerning Clarity’s and Planar’s respective businesses, prospects, financial performance and condition, operations, management and competitive position, including information contained in public reports concerning the results of operations during the two most recent fiscal years and interim fiscal quarters since the most recent fiscal year of Planar filed with the SEC;

•	Clarity management’s view of the financial condition, results of operations and businesses of Clarity and Planar before and after giving effect to the merger;

•	The current financial market conditions and historical prices, volatility and trading information with respect to Planar common stock and the lack of a public trading market for the Clarity capital stock;

•	The relationship between the market value of the Merger Consideration proposed to be paid by Planar to the shareholders of Clarity in the merger and a comparison of comparable merger transactions;

•	The belief that the terms of the Merger Agreement, including the parties representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	Potential synergistic opportunities and increased access to working capital and other financial resources identified by management of Clarity in connection with the combination of Clarity and Planar;

•	The beneficial effect of the merger on Clarity employees by maintaining the combined corporate headquarters and major work force in the Portland, Oregon area; and

•	Reports from Clarity management and Clarity’s legal counsel as to the results of the due diligence investigation of Planar.

In addition, the Clarity board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	The risk that the potential benefits sought in the merger might not be fully realized;

•	The possibility that the merger might not be consummated, or that consummation might be unduly delayed, and the effect of public announcement of the merger on Clarity’s sales and operating results and on Clarity’s work force;

•	The substantial charges to be incurred in connection with the merger, including, but not limited to, the transaction expenses arising from the merger;

•	The volatility of the price of Planar common stock and the possibility that the cost of integration of the combined companies may have an adverse affect on the future trading price of Planar common stock; and

•	Various other risks associated with the merger and the business of Planar and the combined company, including those described in the section entitled “Risk Factors” beginning on page .

The above discussion of the material factors considered by the Clarity board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Clarity board of directors. The Clarity board of directors collectively reached the conclusion to approve the Merger Agreement and transactions contemplated by the Merger Agreement and to unanimously recommend that the Clarity shareholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that each member of the Clarity board of directors felt were appropriate. In view of the wide variety of factors considered by the Clarity board of directors in connection with the evaluation of the merger and the complexity of these matters, the Clarity board of directors did not consider it practical, and did not attempt, to quantify, rank, or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Clarity board of directors made its determination based on the totality of information presented to, and the investigation conducted by, it and Clarity’s legal and financial advisors. In considering the factors discussed above, individual directors may have given different weights to different factors.

Interests of Directors and Executive Officers of Clarity in the Merger

In considering the recommendation of the board of directors of Clarity to vote in favor of adopting the Merger Agreement, you should be aware that some of the executive officers and directors of Clarity have interests in the merger that are different from, and in addition to, the interests of other Clarity shareholders, as the case may be. These interests may make the board of directors and executive officers of Clarity more likely to recommend the proposals relating to the merger than if they did not have these interests.

Executive Officers of Clarity

Executive Positions with Planar. Effective upon the closing of the merger, Planar and Clarity have agreed that the following Clarity officers will hold the following positions with Planar: Paul E. Gulick, President and Chief Executive Officer of Clarity, will become Vice President and Chief Technology Officer of Planar, Kris Gorriaran, Clarity’s Senior Vice President for Sales and Marketing, will become Planar’s Vice President and General Manager of the newly-acquired business, and Benjamin Clifton, Clarity’s Vice President Engineering, will become Planar’s Vice President Technology.

Employment Agreements with Planar. Planar has entered into employment agreements with Paul Gulick, Kris Gorriaran and Benjamin Clifton that will become effective upon the closing of the merger. The employment agreements are for a term beginning on the closing date of the merger and ending upon termination pursuant to the employment agreements, provided that on the first anniversary date of the employment agreements and each anniversary thereafter, the term of such agreements will be automatically extended by one year, unless either party gives 90 days prior written notice that the term will not be so extended. If a “change in control” (as defined in the employment agreements) occurs during the term of the employment agreements, the employment agreements will continue in effect until two years after the change in control.

Pursuant to the employment agreements, Mr. Gulick and Ms. Gorriaran will each be paid a base salary of $230,000 per year and will have an annual cash bonus target of 60% of base salary. Mr. Clifton will be paid a base salary of $150,000 per year and will have an annual cash bonus target of 30% of his base salary. Mr. Gulick, Ms. Gorriaran and Mr. Clifton will be entitled to receive such insurance and employment benefits as are available to other executive officers of Planar. Ms. Gorriaran will receive (a) an option to purchase 50,000 shares of Planar common stock at an exercise price equal to the fair market value on the date of grant, vesting over a four-year period (25% vesting on the one-year anniversary of the date of grant, 6.25% vesting quarterly thereafter) and (b) 30,000 shares of restricted Planar common stock of which 15,000 shares will vest 25% each year for four years and of which 15,000 will vest subject to performance criteria. Mr. Clifton will receive 10,000 shares of restricted Planar common stock, which will vest 25% on each annual anniversary of the date of grant for four years.

If Mr. Gulick, Ms. Gorriaran or Mr. Clifton is terminated by Planar for “cause” (as defined in the employment agreements) or if Mr. Gulick, Ms. Gorriaran or Mr. Clifton terminates his or her employment with Planar without “good reason” (as defined in the employment agreements), the executive would be paid the amount of his or her base salary and annual bonus earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned but not yet paid to him or her.

If during the two-year period following the closing date of the merger Planar terminates the employment of Mr. Gulick, Ms. Gorriaran or Mr. Clifton without cause or if Mr. Gulick, Ms. Gorriaran or Mr. Clifton terminates his or her employment with Planar with good reason, Planar will pay the executive (i) all compensation and benefits that have been earned but not yet paid; (ii) an amount equal to 12 months’ base salary; (iii) any quarterly bonus earned through the date of termination; (iv) a portion of any annual bonus prorated according to the number of days executive was employed during the year to which the annual bonus relates; and (v) the amount of the monthly premiums the executive pays for COBRA group health insurance continuation coverage for up to a maximum of 12 months.

If Mr. Gulick, Ms. Gorriaran or Mr. Clifton is terminated or resigns for good reason within 24 months after a change in control, unless the termination is because of death, for cause or disability (as defined in the employment agreements) or by the executive other than for good reason, Planar will pay the executive (i) all compensation, benefits, and accrued vacation that have been earned but not yet paid; (ii) an amount equal to (A) one times (1.5 times in Mr. Gulick’s case) the higher of (1) executive’s annual base salary at the rate in effect immediately prior to the time a notice of termination is given, or (2) one year’s annual base salary at the rate in effect immediately prior to the change in control, plus (B) an amount equal to one times (1.5 times in Mr. Gulick’s case) the higher of (1) the executive’s target bonus for the year in which a notice of termination is given, or (2) the executive’s target bonus for the year in which the change in control occurs; (iii) for a 12 month period (an 18 month period in Mr. Gulick’s case), arrange to provide the executive and the executive’s dependents life, accident, medical and dental insurance benefits substantially similar to those the executive was receiving immediately prior to the change in control, except to the extent similar benefits are provided by a subsequent employer; (iv) accelerate and immediately vest those shares of restricted stock (except shares with performance-based vesting) and outstanding options to purchase stock of Planar held by executive that would otherwise vest during the 12 month period (the 18 month period in Mr. Gulick’s case) after termination.

If any payment under the employment agreements to an executive in connection with a change in control could constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of

1986, as amended, then Planar shall reduce the payments so that the maximum amount of the payments shall be One Dollar ($1) less than the amount that would cause the payments to be subject to the excise tax imposed by Section 4999 of the code.

Under the employment agreements, the executives waive, release and forever give up any benefit, entitlement or claim the executive may have had under the Clarity Visual Systems, Inc. Change in Control Agreement between executive and Clarity.

Clarity Change in Control Agreements. With the exception of Mr. Gulick, Ms. Gorriaran and Mr. Clifton, who signed new employment agreements effective upon consummation of the merger, each of the executive officers of Clarity have entered into Change in Control Agreements with Clarity that will be triggered upon a termination of employment or reduction in benefits or position following the merger. Pursuant to the Change in Control Agreements, the closing of the merger constitutes a “change of control.”

The Change in Control Agreements generally provide that if, within two years after a change of control of Clarity, the executive’s employment is involuntarily terminated, then the executive shall be entitled to the following severance benefits:

•	Severance payment equal to accrued but unpaid salary earned through the date of termination plus applicable accrued but unused vacation;

•	One time then current annual compensation;

•	Any quarterly bonus earned through the date of termination;

•	Prorated portion of any annual bonus that the executive was entitled to receive in the year which the employment was terminated;

•	Reimbursement of monthly premiums for COBRA health insurance benefits until the earlier of the expiration of 12 months following termination or the date the executive is covered under any other group health plan; and

•	All options then outstanding shall be deemed fully vested and exercisable for a period of 18 months after the date of termination.

With the exception of the annual compensation which shall be paid pursuant to the Clarity’s regular payroll schedule, the severance payments indicated above shall be paid to the executive no later than 8 calendar days after the execution and delivery of a form of release as provided for in the Change in Control Agreement.

Clarity Board of Directors Change in Control Agreements

Each member of Clarity’s board of directors has entered into a Change in Control Agreement with Clarity that will be triggered by a “change in control.” Pursuant to the Change in Control Agreements, the closing of the merger will constitute a “change in control.”

The Change in Control Agreements generally provide that if the director’s services as a member of the board of directors has been terminated after the change in control, then all options then outstanding shall be deemed fully vested and exercisable for a period of 18 months after the date of such termination.

Prior to entering into the Merger Agreement, the Clarity Board of Directors waived certain provisions of the Change in Control Agreement that would have entitled them to receive cash in an amount of the appreciated value of their assumed options if exercised after the Merger and Messrs. Martin, Tong and Urben are expected to waive their rights to have their unvested portion of their options accelerated upon a change in control in exchange for the assumption of the options by Planar. The unvested portion of their options will instead vest in accordance with their options’ original vesting schedule and will remain in force and effect until their original expiration dates without early termination upon specified event. Mr. Barnes’ options will remain subject to the terms and conditions of the Change in Control Agreement.

In addition, see the discussion in the immediately following subsection entitled “Indemnification; Directors’ and Officers’ Insurance” for certain additional interests of Clarity directors and officers in the merger.

Indemnification; Directors’ and Officers’ Insurance

Planar will, and has agreed to cause Clarity as a wholly-owned subsidiary of Planar after the completion of the merger, to maintain all the indemnification obligations of Clarity to its directors and officers that exist immediately prior to completion of the merger under Clarity’s articles of incorporation and bylaws. Unless otherwise required by law, for at least six years after the completion of the merger, the articles of incorporation and bylaws of the subsidiary will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors and officers who were indemnified by Clarity immediately prior to completion of the merger as the exculpation and indemnification provisions that were contained in the restated certificate of incorporation and bylaws of Clarity in effect at the time the Merger Agreement was executed. The corporate charters and bylaws of each of Planar and Clarity generally provide the directors and officers of the respective company indemnification to the fullest extent permitted by applicable law.

Dissenters’ Rights

Under applicable Oregon Law, each shareholder of Clarity has the right to dissent from the merger and receive the fair value of such holder’s shares in cash if the shareholder follows the procedures set forth in the Oregon Revised Statutes, as amended, included as Annex C. We have summarized the material provisions of that statute below.

Generally, the statute provides that shareholders of an Oregon corporation that undergoes a merger who are entitled to dissent from the merger and who have perfected their dissenters’ rights, may require purchase of their shares for cash based on the fair value of those shares.

A shareholder that properly follows the procedure for exercising dissenters’ rights for such holder’s shares pursuant to Section 60.564 of the Oregon Revised Statutes may be entitled to receive in cash the “fair value” of such shares. The “fair value” of a dissenting shareholder’s shares will be the value of those shares the day before the closing date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable. The “fair value” could be more than, equal to or less than the price per share proposed to be paid in the merger. If a dissenting shareholder and Clarity cannot agree on the “fair value” of the dissenter’s common stock, “fair value” may ultimately be determined by a court in an appraisal proceeding.

To properly exercise dissenters’ rights with respect to the merger and to be entitled to payment under Section 60.564 of the Oregon Revised Statutes, a shareholder must, among other things:

•	before the special meeting, deliver to Clarity written notice of the shareholder’s intent to demand payment for such shareholder’s shares if the merger is effected;

•	not vote the shares in favor of the merger;

•	upon receipt of a dissenters’ notice from Clarity, timely deliver a demand for payment, certifying that the shareholder acquired beneficial ownership before the date of the first announcement to the news media or to shareholders of the terms of the merger, or July 19, 2006; and

•	timely deposit the shareholder’s certificates in accordance with the terms of the dissenters’ notice.

A VOTE AGAINST THE MERGER, WHETHER BY PROXY OR IN PERSON, WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN DEMAND FOR PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS’ RIGHTS.

Thus, any shareholder of Clarity who wishes to dissent and who executes and returns a proxy on the accompanying proxy form must specify that the holder’s shares are to be voted against the merger or that the proxy holder will abstain from voting the holder’s shares in favor of the merger. A vote against the merger is part of a proper exercise of dissenters’ rights but does not constitute the required notice of the shareholder’s intent to demand payment. If the shareholder returns a proxy without voting instructions, or with instructions to vote in favor of the merger, the holder’s shares will automatically be voted in favor of the merger, and the shareholder will lose any dissenters’ rights. Within 10 days after the closing of the merger, Clarity will send a written dissenters’ notice to each shareholder who satisfied the requirements of the first two bullet points above, indicating where the payment demand must be sent and where and when share certificates must be deposited. In addition, the notice will include, among other things, a form of payment demand that includes the date of the first announcement to the news media or to shareholders of the terms of the merger and requires the person asserting dissenters’ rights to certify whether or not the person acquired beneficial ownership of the shares before that date and will set the date by which Clarity must receive the payment demand, which date may not be less than 30 or more than 60 days after the dissenters’ notice is delivered.

A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

•	the beneficial shareholder submits to Clarity the record shareholder’s written notice to dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

•	the beneficial shareholder does so with respect to all shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

After the closing of the merger, or upon receipt of a payment demand, Clarity will pay each dissenter who complied with the statute the amount that Clarity estimates to be the fair value of the shareholder’s shares, plus accrued interest. The payment must be accompanied by, among other things:

•	Clarity balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, and the latest available interim financial statements, if any;

•	a statement of Clarity’s estimate of the fair value of the shares;

•	a statement of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Section 60.587 of the Oregon Revised Statutes; and

•	a copy of the dissenters’ rights provisions of the statute.

If Clarity does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, Clarity will return the deposited certificates.

With respect to shares acquired after the date of the first announcement to the news media or to shareholders of the terms of the merger, Clarity may elect to withhold payment of the fair value of dissenters’ shares plus accrued interest and, in that event, Clarity will estimate after the closing date of the merger the fair value of the shares, plus accrued interest, and, will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand, and will include with the offer an explanation of how interest was calculated and a statement of the dissenter’s right to demand payment under Section 60.587 of the Oregon Revised Statutes.

A dissenter may notify Clarity in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and the amount of interest due and demand payment of the dissenter’s estimate, less any payment made, or, with respect to after-acquired shares for which Clarity elected to withhold payment, reject Clarity’s offer of the fair value determined for the shares and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

•	the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

•	Clarity fails to make payment within 60 days after the date set for demanding payment; or

•	the merger is not effected, and Clarity does not return the deposited certificates within 60 days after the date set for demanding payment.

A dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies Clarity of the dissenter’s demand in writing within 30 days after Clarity makes or offers payment for the dissenter’s shares.

If a demand for payment remains unsettled, Clarity will commence a court proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Clarity does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded. Clarity will make all dissenters whose demands remain unsettled, whether or not residents of the State of Oregon, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition.

Each dissenter made a party to the proceeding will be entitled to judgment for:

•	the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by Clarity; or

•	the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which Clarity elected to withhold payment.

Shareholders should read the complete text of Sections 60.551 to 60.594 of the Oregon Revised Statutes which are attached as Annex C. The procedures set forth in the dissenters’ rights statutes must be followed exactly or dissenters’ rights may be lost.

Shareholders who are interested in perfecting dissenters’ rights in connection with the merger should consult with their counsel for advice as to the procedures required to be followed.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS’ RIGHTS, IF ANY. THE PRESERVATION AND EXERCISE OF DISSENTERS’ RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE OBCA.

Accounting Treatment of the Merger

The acquisition will be accounted for as a “purchase” transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the merger, the results of operations of Clarity will be included in the consolidated financial statements of Planar. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Planar will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this proxy statement/prospectus, Planar has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Listing of Planar Common Stock Issued Pursuant to the Merger

It is a condition to the merger that Planar, if required by the rules of the Nasdaq Stock Market, submit to the Nasdaq Stock Market a notification form for listing additional shares with respect to the Planar common stock issuable pursuant to the merger.

Restrictions on Sales of the Planar Common Stock Issued Pursuant to the Merger

The shares of Planar common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares of Planar common stock issued to any person who is deemed an “affiliate” of Clarity or Planar prior to the merger. Persons who may be deemed affiliates of Clarity prior to the merger may not sell any of Planar common stock received by them in the merger except pursuant to: (1) an effective registration statement under the Securities Act covering the resale of those shares; (2) an exemption under paragraph (d) of Rule 145 under the Securities Act; or (3) any other applicable exemption under the Securities Act. Persons who may be deemed “affiliates” of Clarity for this purpose generally include individuals or entities that control, are controlled by, or are under common control with Clarity and include directors and executive officers of Clarity. Each person who was an affiliate of Clarity at the time the Merger Agreement was executed has delivered a written agreement to Planar agreeing that they will not sell, transfer or otherwise dispose of any of the shares of Planar common stock issued to them pursuant to the merger for a period of 90 days (180 days in the case of Paul E. Gulick) and thereafter will not sell, transfer or otherwise dispose of any such shares in violation of the Securities Act or the related SEC rules. In addition, the Merger Agreement requires Clarity to cause any person who becomes an affiliate of Clarity prior to the completion of the merger to enter into an affiliate agreement agreeing that they will not sell, transfer or otherwise dispose of any of the shares of Planar common stock issued to them pursuant to the merger in violation of the Securities Act or the related SEC rules.

Material United States Federal Income Tax Considerations

General. The following discussion is a summary of the material United States federal income tax consequences to United States holders who exchange Clarity stock for Planar common stock pursuant to the merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this proxy statement/prospectus.

As used in this section, a “United States Holder” is a citizen or resident of the United States; a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized under the laws of the United States or any State or the District of Columbia; an estate the income of which is subject to United States federal income taxation regardless of its source; or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust. A “Non-United States Holder” is a shareholder other than a United States Holder.

This discussion does not address the effects of any state, local, or non-United States tax laws. This discussion does not discuss the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not in connection with the merger. Furthermore, this discussion relates only to United States Holders who hold Clarity stock, and will hold Planar common stock, as capital assets. The tax treatment of a Clarity shareholder may vary depending upon such shareholder’s particular situation, and certain shareholders may be subject to special rules not discussed below. Such shareholders would include, for example, Non-United States Holders, insurance companies, tax-exempt organizations, financial institutions, investment companies, broker-dealers, domestic shareholders whose “functional” currency is not the United States dollar, shareholders who hold Clarity stock as part of a hedge, straddle, constructive sale or conversion transaction, and individuals who receive Clarity stock pursuant to the exercise of employee stock options or otherwise as compensation.

You are strongly urged to consult with your tax advisor with respect to the tax consequences to you of the merger in light of your own particular circumstances, including tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Consequences of the Merger. The completion of the merger is conditioned upon the delivery, at closing of the merger, by each of Bullivant Houser Bailey PC, counsel to Clarity, and Ater Wynne LLP, counsel to Planar, of their opinion that the merger will constitute a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Code. The closing tax opinions of counsel will be subject to certain assumptions, limitations and qualifications and will be based on the truth and accuracy of certain customary factual representations of Clarity and Planar. Assuming the merger does qualify as a reorganization within the meaning of Section 368(a) of the Code, then, subject to the limitations and qualifications referred to herein, the merger will generally result in the following United States federal income tax consequences to Clarity shareholders:

•	Recognition of Gain. A Clarity shareholder that receives Planar common stock and cash in exchange for Clarity stock in the merger will recognize any gain, but not loss, in an amount equal to the lesser of:

(i) the excess, if any, of: (1) the sum of the fair market value at the effective time of the merger of the Planar common stock and cash received, over (2) the shareholder’s tax basis in the shares of Clarity stock surrendered in the merger; and

(ii) the amount of cash received in the merger (other than cash received in lieu of a fractional share of Planar common stock).

Any gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes, as discussed in more detail below, in which case the gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of Clarity’s accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, the shareholder’s holding period in Clarity stock is greater than one year.

•	Tax Basis. The aggregate tax basis of the Planar common stock received by a Clarity shareholder in the merger (including a fractional share deemed received and redeemed as described below) will be the same as the tax basis in the Clarity stock exchanged therefor, increased by the gain recognized in the merger (other than gain recognized as a result of cash received in lieu of a fractional share of Planar common stock) and reduced by the cash received in the merger (other than cash received in lieu of a fractional share of Planar common stock).

•	Holding Period. The holding period of a Clarity shareholder for the Planar common stock received in the merger (including a fractional share of Planar common stock deemed received and redeemed) will include the holding period of the Clarity stock surrendered in exchange therefor.

•	Fractional Shares. A Clarity shareholder who receives cash in lieu of a fractional share of Planar stock will be treated as if such fractional share was issued and then redeemed for cash in a separate transaction, and the exchange generally will result in capital gain or loss to the shareholder measured by the difference between the proceeds of the redemption and the tax basis of the fractional share.

•

Escrowed Stock and Cash. A shareholder should recognize no gain or loss on the receipt of Planar common stock from the escrow. Although not free from doubt, if a Clarity shareholder realizes a gain in the merger, the shareholder should be able to use the installment sale method of reporting with respect to the gain attributable to the cash consideration held in escrow (provided that the shareholder is not ineligible to use the installment method of reporting or does not affirmatively elect otherwise), which would result in deferral of tax on such escrowed cash consideration until such amounts are actually or constructively received by the shareholder. At such time, a portion of the escrowed cash consideration will be treated as imputed interest income to the shareholder, taxable as ordinary income, with the remainder treated as received in exchange for Clarity stock. In addition, the shareholder could be subject to an annual interest charge on all or a portion of the deferred tax liability attributable to the escrowed cash consideration if the shareholder holds installment receivables, potentially including the shareholder’s share of the escrowed cash consideration, with an aggregate face amount in excess of $5 million as of the end of the current (and any future) tax year. However, there is a risk that the shareholder may not be eligible to defer paying tax on the escrowed cash consideration, but will instead be taxed thereon in the year the merger is completed. The installment sale method does not apply to shareholders who affirmatively elect out of the installment sale method. Each Clarity shareholder should consult its own tax advisor as to eligibility for and the applicability of the installment sale reporting rules under such shareholder’s particular circumstances. Additionally, if the escrow agent is required to pay, on behalf of Clarity shareholders, any of the escrowed shares to Planar, each shareholder would not recognize any gain or loss with respect to the escrowed shares paid. The basis of the remaining Planar common stock held by the shareholder, including any remaining shares in escrow after payment of the claim, would be adjusted accordingly.

•	Treatment of Planar, Cornell Acquisition Corporation and Clarity. No gain or loss will be recognized by Planar, Cornell Acquisition Corporation or Clarity as a result of the merger.

Gain recognized by a Clarity shareholder upon the merger generally will be capital gain, unless the receipt of cash by a Clarity shareholder has the effect of a distribution of a dividend for United States federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of Clarity’s accumulated earnings and profits. In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce the shareholder’s percentage ownership in Planar following the merger. For purposes of determining the reduction in a shareholder’s percentage ownership in Planar, a Clarity shareholder will be treated as if the shareholder exchanged all of the shareholder’s Clarity stock solely for Planar common stock, and then a portion of that stock was immediately redeemed by Planar for the cash that the shareholder actually received in the merger. The Internal Revenue Service has indicated in a published ruling that a reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment where the shareholder in the ruling went from an ownership interest of .0001118% to .0001081% (based on that reduction, the percentage of stock owned by the shareholder after the redemption was 96.7% of the percentage of stock owned before the redemption). In determining the reduction in a shareholder’s percentage ownership and whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Any recognized capital gain will be long-term capital gain if the shareholder has held Clarity shares for more than one year. Because the determination of whether a payment will be treated as a dividend will generally depend upon the facts and circumstances of each Clarity shareholder, Clarity shareholders are urged to consult their own tax advisors with regard to the tax treatment of the cash received in the merger. Clarity shareholders who hold Clarity shares with differing bases or holding periods should also consult their tax advisors with regard to identifying the bases or holding periods of the particular Planar common stock received in the merger.

Neither Clarity nor Planar will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Clarity shareholders. The closing tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the closing tax opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected.

A successful Internal Revenue Service challenge to the reorganization status of the merger would result in each Clarity shareholder recognizing taxable gain or loss equal to the difference between the sum of the fair market value of the Clarity stock, as of the closing date of the merger, and the amount of cash received in the merger (including cash received in lieu of fractional shares of Planar common stock) and the shareholder’s tax basis in Clarity stock surrendered in exchange therefor. In such event, a shareholder’s aggregate basis in the

Planar common stock so received would equal its fair market value as of the closing date of the merger, and the shareholder’s holding period for such stock would begin the day after the merger. Further, if the Internal Revenue Service successfully challenged the reorganization status of the merger, Clarity would be subject to tax on the deemed sale of its assets to Cornell Acquisition Corporation, with gain or loss for this purpose measured by the difference between Clarity’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor. This gain or loss would be reported on Clarity’s final tax return, subject to the effect of any tax carryovers and the effect of its other income or loss for that period, and Cornell Acquisition Corporation would become liable for any such tax liability by virtue of the merger.

Dissenters’ Rights. If a Clarity shareholder receives cash pursuant to the exercise of dissenters’ rights, that shareholder generally will recognize gain or loss measured by the difference between the cash received and the adjusted tax basis in the shareholder’s Clarity stock. This gain should be long-term capital gain or loss if the shareholder held the Clarity stock for more than one year. Any Clarity shareholder that plans to exercise dissenters’ rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.

Backup Withholding. Payments to Clarity shareholders in connection with the merger may be subject to backup withholding of federal income tax. Unless an exception applies, in order to avoid backup withholding, each Clarity shareholder must provide the payor with such shareholder’s correct taxpayer identification number (TIN) on Internal Revenue Service Form W-9 (or, if appropriate, another withholding form) and certify under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding. A Form W-9 or substitute Form W-9 will be provided to each Clarity shareholder. If a Clarity shareholder fails to provide the correct TIN or certification, payments received may be subject to backup withholding at a current rate of 28%. Certain shareholders, including all corporations, are not subject to backup withholding. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all the information about the Merger Agreement that is important to you. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the terms of the Merger Agreement will govern. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and we urge you to read it carefully for a more complete understanding of the Merger Agreement.

Structure of the Merger

The Merger Agreement provides for the merger of Clarity with and into Cornell Acquisition Corporation, a newly formed, wholly-owned subsidiary of Planar. In the merger, each issued and outstanding share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock will be converted into a right to receive that amount of cash and that number of shares of Planar common stock determined pursuant to the terms of the Merger Agreement. Each share of Clarity capital stock held by Clarity or owned by Planar or any of their direct or indirect wholly-owned subsidiaries immediately prior to the merger will be automatically canceled and extinguished, and none of Clarity, Planar or any of their direct or indirect subsidiaries will receive any securities of Planar or other consideration in exchange for those shares.

Completion and Effectiveness of the Merger

We will complete the merger when all the conditions to completion of the merger contained in the Merger Agreement described in the section entitled “Conditions to Completion of the Merger” beginning on page 60 of this proxy statement/prospectus are satisfied or waived, including approval of the Merger Agreement by the shareholders of Clarity. The merger will become effective upon the filing of Articles of Merger with the Secretary of State of Oregon or such later time as we may agree and as specified in accordance with Oregon law. We are working to complete the merger as quickly as possible. We currently plan to complete the merger as soon as possible after the Clarity special meeting if the required shareholder approval is obtained at the meeting. Because completion of the merger is subject to other conditions, however, we cannot predict the exact timing.

Purchase Price for Clarity Stock

In the merger, each issued and outstanding share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock will be converted into the right to receive that amount of cash and that number of shares of Planar common stock determined pursuant to the terms of the Merger Agreement. The aggregate purchase price for all shares of Clarity capital stock outstanding at the effective time of the merger will be $46,160,791, plus or minus the net amount of certain purchase price adjustments applied at closing to reflect changes in balance sheet items and the number of outstanding shares of Clarity capital stock. The purchase price will be increased or decreased to reflect changes in certain items of Clarity’s balance sheet between May 31, 2006 and the closing date of the merger, including changes in the amount of Clarity’s cash, debt and net working capital between those dates. The purchase price will be reduced by the amount of any expenses incurred by Clarity in connection with the transaction, including fees and expenses of Clarity’s legal and financial advisors, to the extent that such expenses have not been paid before the closing date. Because the aggregate amount of the purchase price adjustments will not be known until the closing date, the exact amount of the payment that will be made in the merger for each share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock cannot be determined until the closing. The table below sets forth for each share of Clarity Series A Preferred Stock, Clarity Series B Preferred Stock and Clarity common stock the amount of cash and the number of shares of Planar common stock that a Clarity shareholder would receive based upon the stated assumption about the aggregate amount of the purchase price adjustments at closing. The cash and share amounts in the table below are based on the stated assumption as to the amount of the aggregate purchase price adjustment at closing. The actual amount of the purchase price adjustment at closing may be more or less than the amounts stated in the examples below, which would result in an increase or decrease in the amount of cash and Planar common stock each Clarity shareholder would receive.

Purchase Price Adjustment (in millions)	Per Share Consideration to
	Clarity Series A Preferred Shareholders		Clarity Series B Preferred Shareholders		Clarity Common Shareholders
	Cash	Shares of Planar Common Stock	Cash	Shares of Planar Common Stock	Cash	Shares of Planar Common Stock
$(3.0)	$2.83	.23449	$5.33	.44161	$1.42	.11724
$(2.0)	$2.90	.24055	$5.40	.44768	$1.45	.12028
$(1.0)	$2.98	.24662	$5.48	.45375	$1.49	.12331
$ 0	$3.05	.25268	$5.55	.45981	$1.52	.12634
$ 1.0	$3.12	.25876	$5.62	.46588	$1.56	.12938
$ 2.0	$3.20	.26482	$5.70	.47195	$1.60	.13241
$ 3.0	$3.27	.27089	$5.77	.47801	$1.63	.13544

The Merger Agreement provides that the number of shares of Planar common stock to be issued in the merger will be calculated based on a Planar stock price of $12.07 per share, which was the volume weighted average price of Planar’s common stock on the Nasdaq Stock Market for the 10 consecutive trading days ending two days before the date of the Merger Agreement. The market value of the Planar common stock to be issued in the merger will depend on the market price of Planar common stock on the Nasdaq Stock Market. On August     , 2006, the last trading day for which information was available before this proxy statement/prospectus was printed, the closing price of Planar common stock on the Nasdaq Stock Market was $            . The market price of Planar common stock on the Nasdaq Stock Market fluctuates on a daily basis. See “Risk Factors—Planar’s stock price is volatile and the value of the Planar common stock issued pursuant to the merger will depend on its market price at the time of the merger.”

Based on the number of shares of Clarity capital stock and options to purchase Clarity common stock outstanding as of the record date, Planar anticipates issuing a total of approximately 1,912,000 shares of Planar common stock to Clarity shareholders in connection with the merger, and expects that a total of approximately 747,000 shares of Planar common stock will be reserved for issuance upon the exercise of options to purchase Clarity common stock assumed by Planar in connection with the merger. In addition, Planar will assume Clarity’s stock plans, under which, as of the record date, approximately 691,000 shares of Clarity common stock, equivalent to approximately 182,000 shares of Planar common stock as adjusted to reflect the exchange ratio, are available for future grant.

Treatment of Clarity Stock Options and Warrants

When the merger is completed, Planar will assume outstanding options to purchase shares of Clarity common stock and such options will be converted into options to purchase shares of Planar common stock. Each assumed Clarity option will be converted into an option to purchase that number of shares of Planar common stock equal to the number of shares of Clarity common stock purchasable pursuant to the Clarity option immediately prior to the effective time of the merger, multiplied by the option exchange ratio calculated pursuant to the terms of the Merger Agreement, rounded down to the nearest whole number of shares of Planar common stock. The exercise price per share of Planar’s common stock subject to each assumed option will be equal to the exercise price per share of such assumed Clarity stock option divided by the option exchange ratio, rounded up to the nearest whole cent. Each assumed option will be subject to all other terms and conditions set forth in the applicable documents evidencing each Clarity option immediately prior to the effective time of the merger, including any repurchase rights, or vesting provisions. As of the record date, options for approximately 2,892,000 shares of Clarity common stock were outstanding in the aggregate under various Clarity stock option plans. In addition, Planar will assume Clarity’s option plans. Planar and Clarity intend for Clarity’s stock options assumed by Planar to qualify to the maximum extent possible as incentive stock options to the extent the options qualified as incentive stock options prior to completion of the merger.

Promptly following completion of the merger, Planar will file a registration statement on Form S-8 with the Securities and Exchange Commission, to the extent available, for the shares of Planar common stock issuable with respect to Clarity options assumed by Planar in connection with the merger and will use commercially reasonable efforts to maintain the effectiveness of such registration statement for as long as the assumed stock options remain outstanding.

The Merger Agreement provides that all outstanding warrants to purchase Clarity capital stock will be cancelled as of the date of the merger.

Fractional Shares

Planar will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Clarity capital stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of Planar common stock will receive cash, without interest, in an amount equal to such fraction multiplied by $12.07.

Indemnification; Escrow Agreement

If the Merger Agreement is approved, the Clarity shareholders will be deemed to have agreed to indemnify Planar for certain losses Planar may suffer in connection with the Merger Agreement. Specifically, this indemnification requirement means the shareholders of Clarity would have to reimburse Planar for any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses arising out of:

•	any breach of any representation or warranty made by Clarity in the Merger Agreement;

•	any failure by Clarity to perform or comply in all material respects with any covenant or agreement in the Merger Agreement;

•	any discrepancy between Clarity’s estimated closing balance sheet and its final closing balance sheet; and,

•	any payments required to be made with respect to dissenting shares.

A total of $2,500,000 and 207,125 shares of Planar common stock will be withheld from the amounts otherwise payable to Clarity shareholders in the merger, and will be held in escrow to secure the indemnification obligations of the Clarity shareholders as provided in the Merger Agreement. Once such cash amounts and shares are exhausted, absent fraud or intentional misrepresentation, Planar cannot seek any additional payment from the Clarity shareholders. The Merger Agreement provides that, except under certain specified circumstances, Planar will not be entitled to indemnification payments until losses exceed $25,000 per individual claim and $375,000 in the aggregate. Forfeiture of the cash and stock amounts will be pro rata among the Clarity shareholders and will be governed by more detailed terms set forth in the Merger Agreement. Claims against the escrow may be made at any time prior to the last day of the escrow period. The escrow period terminates on the date that is 15 months following the closing date of the merger. Subject to any claims pending at that time, the cash and shares of Planar common stock remaining in escrow will be distributed to Clarity shareholders at that time.

Shareholder Representative

Upon the approval of the Merger Agreement, the Clarity shareholders will be deemed to have agreed that Mr. Paul E. Gulick will serve as the Shareholder Representative. As the Shareholder Representative, Mr. Gulick will be empowered to take action on behalf of the Clarity shareholders in connection with the escrow fund.

Exchange of Clarity Stock Certificates for Planar Stock Certificates

Promptly following completion of the merger, Mellon Investor Services LLC, the exchange agent for the merger, will mail to each record holder of Clarity capital stock a letter of transmittal and instructions for surrendering stock certificates in exchange for a statement indicating book-entry ownership of Planar common stock or, if requested, a certificate representing Planar common stock. Only those holders of Clarity capital stock who properly surrender their Clarity stock certificates in accordance with the exchange agent’s instructions will receive (1) the applicable cash payment; (2) a statement indicating book-entry ownership of Planar common stock or, if requested, a certificate representing Planar common stock, (3) cash in lieu of any fractional share of Planar common stock, and (4) any dividends or distributions, if any, to which they are entitled under the terms of the Merger Agreement. The surrendered certificates representing Clarity capital stock will be canceled. After the effective time of the merger, each certificate representing shares of Clarity capital stock that has not been surrendered will represent only the right to receive each of the items enumerated in the preceding sentence.

Holders of Clarity capital stock should not send in their Clarity stock certificates until they receive a letter of transmittal from Mellon Investor Services LLC, the exchange agent for the merger, with instructions for the surrender of Clarity stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of Clarity capital stock are not entitled to receive any dividends or other distributions on Planar common stock until the merger is completed. After the merger is completed, holders of Clarity stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger (if any) with respect to the number of whole shares of Planar common stock which they are entitled to receive upon exchange of their Clarity stock certificates, but they will not be paid any dividends or other distributions on Planar common stock until they surrender their Clarity stock certificates to the exchange agent in accordance with the exchange agent instructions.

Transfers of Ownership and Lost Stock Certificates

Planar will issue only (1) cash payment; (2) a statement indicating book-entry ownership of Planar common stock or, if requested, a stock certificate for Planar common stock, (3) cash in lieu of a fractional share and (4) any dividends or distributions that may be applicable in a name other than the name in which a surrendered Clarity stock certificate is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Clarity stock certificate is lost, stolen, or destroyed, the holder of such certificate may need to deliver an affidavit or bond prior to receiving any statement indicating book-entry ownership of Planar common stock or a stock certificate for Planar common stock.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of Clarity, on the one hand, and Planar and Cornell Acquisition Corporation, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to Clarity:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	effectiveness and absence of any breach of corporate charters and bylaws;

•	identity, ownership interests, corporate organization, qualifications to do business, corporate standing and corporate power of subsidiaries;

•	corporate authorization to enter into and carry out the obligations of the Merger Agreement and the enforceability of the Merger Agreement;

•	effectiveness and absence of any breach of corporate charters, bylaws and similar organizational documents of subsidiaries;

•	capitalization;

•	approval of the Merger Agreement by the board of directors;

•	absence of any conflict or violation of any corporate charter and bylaws, and the charter, bylaws and similar organizational documents of subsidiaries, any lien or contract, and applicable legal requirements, as a result of the execution and delivery, and the performance of the obligations of the Merger Agreement;

•	governmental and regulatory approvals required to complete the merger;

•	financial statements;

•	accuracy of information supplied in this proxy statement/prospectus and the related registration statement filed by Planar with the Securities and Exchange Commission;

•	the absence of undisclosed liabilities;

•	absence of any material adverse change in business since the date of its balance sheet dated May 31, 2006;

•	taxes;

•	absence of restrictions on the conduct of business;

•	owned and leased real property;

•	intellectual property;

•	effectiveness and absence of breaches of contracts;

•	absence of interested party transactions;

•	absence of pending litigation;

•	environmental matters;

•	brokers and agents;

•	employees and employee labor relations;

•	employee benefit plans;

•	insurance;

•	compliance with applicable laws and agreements;

•	absence of liens and encumbrances; and

•	the vote required for Clarity shareholders to approve the Merger Agreement.

These representations and warranties relate to the following subject matters with respect to Planar and Cornell Acquisition Corporation:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	corporate authorization to enter into and carry out the obligations of the Merger Agreement and the enforceability of the Merger Agreement;

•	capitalization;

•	authorization for common stock issued in conjunction with the merger;

•	absence of any conflict or violation of any corporate charter and bylaws, and the charter, bylaws and similar organizational documents of subsidiaries, any lien or contract, and applicable legal requirements, as a result of the execution and delivery, and the performance of the obligations of the Merger Agreement;

•	governmental and regulatory approvals required to complete the merger;

•	payment, if any, required to be made to brokers and agents on account of the merger;

•	SEC documents, including certifications required by the Sarbanes-Oxley Act of 2002;

•	financial statements;

•	financial and disclosure controls;

•	compliance with applicable laws and agreements;

•	compliance with Nasdaq listing requirements;

•	equity compensation plans; and

•	the operation of Cornell Acquisition Corporation.

The representations and warranties of Planar, Cornell Acquisition Corporation and Clarity contained in the Merger Agreement will survive the merger for a period of 15 months. The representations and warranties of the parties contained in the Merger Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Merger Agreement entitled “Representations and Warranties of the Company”, with respect to the representations and warranties of Clarity, and “Representations and Warranties of Parent and Merger Sub with respect to the representations and warranties of Planar and Cornell Acquisition Corporation.”

Conduct of Business Before Completion of the Merger

Under the Merger Agreement, Clarity has agreed that unless Planar consents in writing, it will carry on its business in all material respects, in the ordinary course of business, and in compliance with all applicable laws, pay its debts and taxes when due, pay or perform other material obligations when due, and use its commercially reasonable efforts to:

•	preserve intact its present business organization;

•	keep available the services of its present officers and employees; and

•	preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

Under the Merger Agreement, Clarity also agreed that unless Planar consents in writing, it will conduct its business in compliance with some specific restrictions relating to the following:

•	making any capital expenditures in excess of $50,000 individually or $200,000 in the aggregate;

•	selling, licensing, transferring, or purchasing any intellectual property except in the ordinary course of business;

•	modifying, amending or terminating any material contract or agreement, except in the ordinary course of business;

•	entering into any material contract or agreement, except in the ordinary course of business;

•	initiating, or settling any litigation other than to enforce its rights under the Merger Agreement or for the routine collection of bills;

•	declaring or paying dividends, or making any other distributions;

•	effecting any stock splits, recapitalizations and similar transactions;

•	purchasing, redeeming or acquiring its capital stock or any other of its securities, warrants, or options;

•	issuing, delivering, selling, granting, pledging, encumbering or otherwise disposing of its capital stock or any rights, warrants or options to acquire such shares, except in accordance with option agreements or upon conversion of preferred stock;

•	modifying or amending its articles of incorporation and bylaws or those of its subsidiaries;

•	acquiring any business or entity, or purchasing all or a substantial portion of the assets or stock of any business or entity;

•	acquiring any assets or equity securities of any business;

•	selling, leasing, licensing or otherwise encumbering or disposing of any properties or assets, except in the ordinary course of business;

•	selling, leasing, licensing or otherwise encumbering or disposing of any material assets, whether or not in the ordinary course of business;

•	incurring any indebtedness for borrowed money or issuing any debt securities or guaranteeing any such indebtedness of another person;

•	other than with respect to routine advances to employees for travel and business expenses in the ordinary course of business, making any loans, purchasing debt securities of others or amending the terms of any outstanding loan agreement;

•	except as required by applicable law or existing agreements, plans or arrangements, taking any action to:

•	grant any severance or termination pay;

•	adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan, employee stock purchase or employee stock option plan, for the benefit of any employee or consultant except in the ordinary course of business;

•	accelerate the vesting or period of exercisability of any option;

•	revaluing any of its assets, including, without limitation, writing off notes or accounts receivable or settlement, discounting or compromise of accounts receivable;

•	paying, discharging or satisfying any claim, liability, loan or obligation in an amount in excess of $100,000 other than with respect to payments or satisfaction of liabilities incurred in the ordinary course of business or reflected in the Clarity May 31, 2006 balance sheet;

•	making or rescinding any material tax election, settling or compromising any material tax liability or amending any material tax return;

•	entering into any licensing or distribution agreement or arrangement outside the ordinary course of business or entering into any joint venture or strategic alliance;

•	hiring or offering to hire or terminate any employees, or encouraging any employee to resign from Clarity;

•	making changes in accounting methods, principles or practices;

•	waiving or releasing any material claim; and

•	authorizing any of, or committing or agreeing, in writing or otherwise, to take any of the foregoing.

Clarity Prohibited from Soliciting Other Offers

Under the terms of the Merger Agreement, subject to certain limited exceptions described below, Clarity has agreed that it will not, and will not authorize or permit any of its or its subsidiaries’ respective officers, directors, affiliates, employees, investment bankers or other advisors or representatives to, directly or indirectly:

•	solicit, initiate, induce, encourage or take any other action to facilitate any inquiries with respect to, or the making of any proposal or offer that constitutes an acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish any person any information with respect to, or otherwise cooperate in any way with any acquisition proposal; or

•	agree to, accept, approve, endorse or recommend any acquisition proposal.

For purposes of the Merger Agreement, an “acquisition proposal” means any offer or proposal, including a tender or exchange offer, by a third party or group with respect to Clarity relating to or involving any amount of the stock of Clarity or all or a significant portion of its business, properties, assets or technologies.

However, if Clarity receives an acquisition proposal after compliance with the above requirements and its board of directors determines that it has received a superior proposal, then it may participate in discussions with the third party that submitted such acquisition proposal if:

•	the board of directors determines in good faith, after consultation with outside legal counsel, that it is necessary to engage in such discussions to comply with its fiduciary duties under applicable law;

•	the third party enters into a confidentiality agreement at least as restrictive as the confidentiality agreement in place between Planar and Clarity;

•	Clarity immediately informs Planar of such proposal, the material terms and conditions of such superior acquisition proposal and the identity of the third party making such superior acquisition proposal; and

•	Clarity keeps Planar fully informed of the status and details of such acquisition proposal or inquiry and provides Planar copies of all correspondence and other written material sent, provided or received in connection with such acquisition proposal concurrently with the delivery of such information to the third party or promptly after the receipt of such information from the third party.

Obligations of Clarity with respect to its shareholder Meeting and Recommendations of the Board of Directors

The Merger Agreement requires the board of directors of Clarity to:

•	unanimously recommend that Clarity shareholders approve the Merger Agreement and include such recommendation in this proxy statement/prospectus; and

•	take all lawful and reasonable action necessary or advisable to obtain such approval.

The Clarity board of directors may not withdraw or modify its recommendations as set forth above or recommend or declare advisable any superior proposal, unless each of the following requirements are met:

•	it receives an unsolicited written acquisition proposal.

•	it reasonably concludes in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the party making the proposal) and would, if consummated, result in a transaction more favorable to the shareholders of Clarity from a financial point of view than the merger.

Regardless of any such withdrawal or modification of recommendation, Clarity will remain obligated to duly call, provide notice of, convene and hold a meeting of its shareholders to consider and vote upon and the approval of the Merger Agreement.

Employee Benefits for Clarity Employees Who Become Employees of Planar

Under the Merger Agreement, Planar will take reasonable actions to ensure that to the extent permitted by Clarity health plans and arrangements, such plans and arrangements are continued until an orderly transition to Planar’s health and benefit plans can be accomplished and to the extent permitted by such plans, Planar will make commercially reasonable efforts to ensure that such plans recognize prior service with Clarity or its subsidiaries of each continuing employee in connection with Planar for purposes of eligibility, vesting and levels of benefits.

Unless Planar determines otherwise at least five business days prior to the completion of the merger, effective as of the day before the completion of the merger, Clarity and its affiliates will terminate all of their 401(k) plans.

Clarity employees, whether or not they become employees of Planar following the completion of the merger, are not contractual beneficiaries to the agreements regarding employee benefits contained in the Merger Agreement and have no contractual rights thereunder.

Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals; Further Assurances

Planar and Clarity agreed to coordinate and cooperate with one another and use all commercially reasonable efforts to comply with applicable laws, regulations and any other requirements of any governmental entity. Planar and Clarity also agreed to make all filings and submissions required by any governmental entity in connection with the merger and the other transactions contemplated by the Merger Agreement including the following:

•	those filings or submissions required under the Hart-Scott-Rodino Act, as well as any other comparable merger notification, antitrust or control laws of any applicable jurisdiction, including any related governmental requests thereunder, as agreed by the parties; and

•	any other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable foreign and state securities or related laws.

Except as prohibited or restricted by applicable law, each of Planar, Cornell Acquisition Corporation and Clarity generally agreed to do the following:

•	consult with the other with respect to the filings or submissions described above, and provide the other party an opportunity to review and comment on the filings or submissions and coordinate with the other with respect to the filing or submissions;

•	promptly notify the other upon the receipt of any comments or requests for amendments or supplements to any filings or submissions made pursuant to, or information provided to comply with any applicable laws, regulations and any other requirements of any governmental entity;

•	provide the other copies of any filing or submission made with any governmental entity; and

•	use all reasonable efforts to obtain any material consents, waivers and approvals under any contract or other agreement to which they are a party that is required in connection with the merger.

Subject to the provisions described in the sections entitled “Clarity Prohibited from Soliciting Other Offers” beginning on page 58 of this proxy statement/prospectus and “Obligations of Clarity with Respect to Shareholder Meetings and Recommendations of the Boards of Directors” beginning on page 59 of this proxy statement/prospectus, each of Planar and Clarity agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the Merger Agreement in the most expeditious manner practicable.

Conditions to Completion of the Merger

The respective obligations of Planar and Cornell Acquisition Corporation, on the one hand, and Clarity, on the other, to complete the merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

•	no statute, rule, regulation, executive order, decree, injunction, or other order has been enacted or issued by a governmental authority which is in effect and has the effect of making the merger illegal or otherwise prohibiting completion of the merger or certain other transactions contemplated by the Merger Agreement;

•	all consents and approvals of any governmental entity that are necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained, including the expiration or termination of any applicable waiting periods;

•	the Securities and Exchange Commission shall have declared Planar’s registration statement effective, no stop order suspending its effectiveness has been issued and no proceedings for suspension of the registration statement’s effectiveness, or a similar proceeding in respect of this proxy statement/prospectus, has been initiated or threatened in writing (and not abandoned or withdrawn) by the Securities and Exchange Commission or its staff;

•	the Merger Agreement has been approved by the vote of holders of (a) a majority of the outstanding shares of Clarity common stock and preferred stock, voting as a single class; and (b) 66 2/3% of Clarity Series B Preferred Stock, voting as a single class; and

•	If required by applicable rules of the Nasdaq Stock Market, Planar shall have submitted notice to the Nasdaq Stock Market, Inc. for listing of additional shares with respect to the shares of Planar common stock to be issued in connection with the merger.

The respective obligations of Planar and Cornell Acquisition Corporation to effect the merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Clarity shall have been true and correct on the date of the Merger Agreement, and shall be true and correct as of the date the merger is to be completed as if made at and as of that time;

•	Clarity shall have performed or complied in all material respects with all of its covenants and obligations under the Merger Agreement required to be performed or complied with by it before completion of the merger;

•	no “material adverse effect”, as defined below, shall have occurred with respect to Clarity;

•	no governmental or other third party action or suit shall be pending or threatened against any party or any of their respective properties, officers or directors, arising out of or connected with the merger or that could reasonably be expected to cause a material adverse effect to either Clarity or Planar;

•	Planar shall have received from its tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	all consents and approvals of certain designated third parties have been obtained;

•	holders of no more than 5% of the outstanding shares of Clarity capital stock shall have exercised statutory dissenters rights; and

•	the number of shares of Planar common stock issuable in the Merger (including shares of Planar common stock issuable upon exercise of stock options assumed by Planar in the Merger) shall not equal or exceed 20% of the number of shares of Planar common stock issued and outstanding on the closing date.

The obligation of Clarity to effect the merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Planar and Cornell Acquisition Corporation shall have been true and correct on the date of the Merger Agreement, and shall be true and correct as of the date the merger is to be completed as if made at and as of that time;

•	Planar and Cornell Acquisition Corporation shall have performed or complied in all material respects with all of their covenants and obligations under the Merger Agreement required to be performed or complied with by them before completion of the merger;

•	no “material adverse effect”, as defined below, shall have occurred with respect to Planar or Cornell Acquisition Corporation;

•	Clarity shall have received from its tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Definition of Material Adverse Effect

Under the terms of the Merger Agreement, a material adverse effect on either Planar or Clarity means any changes, events, violations, inaccuracies, circumstances or effects that individually or in the aggregate are or are reasonably expected to be, materially adverse to (a) the business, condition (financial or other), or results of operations of the company and its subsidiaries, taken as a whole, or (b) the ability of the company to perform the transactions contemplated by the Merger Agreement. However, under the terms of the Merger Agreement, none of the following, alone or in combination, will be deemed to constitute a material adverse effect on Planar or Clarity, as the case may be:

•	changes that result from changes or general economic conditions or conditions generally affecting any industry in which Planar or Clarity, as the case may be, operates, except to the extent such company is materially disproportionately affected thereby;

•	any action required to be taken, or any omission required to be made by Planar or Clarity, as the case may be, pursuant to the terms of the Merger Agreement;

•	in the case of Planar, a change in the stock price or trading price or trading volume or any failure to meet industry analyst forecasts or expectations of Planar, provided that any underlying effect which may have caused such change or failure to meet will not be excluded; or

•	changes that result from or are attributable to the announcement or pendency of the merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the approval and adoption of the Merger Agreement and approval of the merger by Clarity shareholders:

•	by mutual written agreement of Planar and Clarity;

•	by either Planar or Clarity if the merger is not completed by November 30, 2006, except that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure of the merger to occur on or before that date;

•	by either Planar or Clarity if the Merger Agreement fails to receive the requisite affirmative vote for adoption and approval at a meeting of Clarity shareholders or at any adjournment of that meeting or by an action by written consent, except that this right to terminate the Merger Agreement is not available to a party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote or consent;

•	by either Planar or Clarity, if any governmental entity of competent jurisdiction issues a nonappealable final order preventing consummation of the merger or if there is any statute, rule, regulation or order that would make the merger illegal;

•	by Planar if there is any action taken or any statute, rule, regulation or order issued by any governmental authority that would prohibit Planar’s ownership or operation of any portion of the business of Clarity or compel Planar or Clarity to dispose of or hold separate all or any portion of the business or assets of Clarity or Planar as a result of the merger.

•	by Planar, if there has been a breach of or a failure to perform any representation, warranty, covenant or agreement on the part of Clarity in the Merger Agreement, which breach has not been cured within 30 days following receipt by Clarity of written notice of such breach from Planar;

•	by Clarity, if there has been a breach of or a failure to perform any representation, warranty, covenant or agreement on the part of Planar in the Merger Agreement, which breach has not been cured within 30 days following receipt by Planar of written notice of such breach from Clarity;

•	by Planar if the volume weighted average closing sales price of its common stock on the Nasdaq Stock Market for each of the ten consecutive trading days immediately preceding the date on which all conditions to consummation of the merger are satisfied is greater than $15.0875 per share; or

•	by Clarity if the volume weighted average closing sales price of Planar’s common stock on the Nasdaq Stock Market for the ten consecutive trading days immediately preceding the date on which all conditions to consummation of the merger are satisfied is less than $9.0525 per share.

•	by Clarity if (at any time prior to approval of the Merger Agreement by Clarity shareholders at the Special Meeting) it receives a Superior Proposal as defined in the Merger Agreement, provided that Clarity is not itself in breach of the Merger Agreement.

•	by Planar, if any of the following triggering events occur with respect to Clarity:

•	breach by Clarity of its obligation not to solicit any other acquisition proposal or engage in any discussion with any third party regarding any acquisition proposal;

•	the Clarity board of directors fails to give its recommendation for the approval of the Merger Agreement in this proxy statement/prospectus, or withdraws or modifies such recommendation;

•	after the receipt by Clarity of an acquisition proposal, Planar requests in writing that the Clarity board of directors reconfirm its recommendation of the Merger Agreement and the Clarity board of directors fails to do so within ten business days after its receipt of Planar’s request;

•	the Clarity board of directors (or any committee thereof) approves or recommends to the shareholders of Clarity a third party acquisition proposal; or

•	entry by Clarity of any letter of intent, memorandum of understanding or similar agreement with respect to a third party acquisition proposal.

Payment of Termination Fee. Clarity has agreed to pay Planar a fee of $2 million if the Merger Agreement is terminated:

•	by Planar, after the occurrence of any of the triggering events identified under the last bullet above identifying the grounds for termination of the Merger Agreement;

•	by Clarity after it receives a “superior proposal”, as defined in the Merger Agreement; or

•	after the failure by Clarity to obtain shareholder approval of the merger at the special meeting, if a public announcement of a third party acquisition proposal was made before the Clarity shareholder meeting and if a third party acquisition proposal is consummated or a definitive agreement regarding an acquisition proposal is executed within one year after such termination.

Effects of Termination. If the Merger Agreement terminates, all obligations of the parties will terminate (except obligations related to expenses and termination or under a confidentiality agreement) although nothing will prejudice the ability of a non-breaching party to seek remedies against any other party for any willful breach of the Merger Agreement.

Extension, Waiver and Amendment of the Merger Agreement

At any time before the completion of the merger, any of Planar, Clarity, and Cornell Acquisition Corporation may extend the time for the performance of any other’s obligations, waive inaccuracies in representations and warranties, and waive compliance with agreements or conditions that were for its benefit.

We may amend the Merger Agreement in writing, but, after approval by the shareholders of Clarity, any amendment that would reduce the merger consideration payable to Clarity’s shareholders or would materially adversely affect Clarity’s shareholders will also require the further approval of such shareholders.

OTHER AGREEMENTS IN CONNECTION WITH THE MERGER

Clarity Voting Agreements

In connection with the signing of the Merger Agreement, Messrs. Paul E. Gulick, Peter P. Tong, Noel E. Urben, Joseph I. Martin and Keith L. Barnes, who comprise the entire board of directors of Clarity, and Tod B. Linstroth, Kevin Cornelius, Richard Keller, Tasca N. Gulick, Trisha Urben, FBO Financial Services, Inc., Custodian for Noel Urben IRA, Needham Capital Partners II (Bermuda) LP, Needham Capital Partners II, LP, Ben Clifton and Kris Gorriaran (the “Clarity Voting Persons”) have each entered into an agreement with Planar whereby each, individually and only in his, her or its capacity as shareholder, has agreed to vote in favor of the approval of the Merger Agreement and the Clarity proposals related to the merger. Furthermore the Clarity Voting Persons have agreed to vote against any matter that is intended or could be expected to impede or adversely affect the consummation of the merger. Pursuant to the voting agreement, the Clarity Voting Persons have granted Planar irrevocable proxies to vote their shares as required in the voting agreement. In addition, the Clarity Voting Persons have each agreed that they will not sell, assign, transfer or otherwise dispose of any shares of Clarity capital stock owned by them, or transfer any voting rights related to such capital stock, during the term of the voting agreement. The shares of Clarity capital stock owned by the Clarity Voting Persons represent approximately 67% of the Clarity Series B Preferred Stock outstanding and entitled to vote, and approximately 60% of the Clarity Series B Preferred Stock, Clarity Series A Preferred Stock and Clarity common stock outstanding and entitled to vote, when voting together as a single class, which represents votes sufficient to approve the Merger Agreement.

The foregoing is a summary of the material provisions of the voting agreements entered into by Planar and certain shareholders and directors of Clarity. This summary may not contain all the information about the voting agreement that is important to you. The form of voting agreement is attached to this proxy statement/prospectus as Annex B and is incorporated by reference to this proxy statement/prospectus, and we urge you to read it carefully for a more complete understanding of the voting agreement.

Affiliate Agreements

At least 30 days before the closing of the merger, Clarity will require those who may be deemed “affiliates” of Clarity to deliver to Planar a written agreement prohibiting such affiliates from selling, transferring or otherwise disposing of any of the shares of Planar common stock issued to them pursuant to the merger for a period of 90 days (180 days in the case of Paul Gulick) and thereafter will not sell, transfer or otherwise dispose of such shares in violation of the Securities Act of 1933, as amended, or the related SEC rules. An “affiliate” of Clarity is any individual or entity that controls, is controlled by, or is under common control with Clarity and includes directors and certain executive officers of Clarity.

Planar Loan to Clarity

Clarity borrowed $900,000 from Planar pursuant to the terms of a Secured Promissory Note dated June 7, 2006. Interest on the unpaid principal amount of the Note accrues at a fixed rate equal to the twelve month LIBOR rate plus 4 percent. Beginning on September 30, 2006, and on the first day of each third month thereafter, Clarity is required to make an interest only payment on the Note. All unpaid amounts are due and payable in full on May 30, 2007, but may be accelerated under certain conditions specified in the Note. Clarity’s obligations under the Note are secured by substantially all of Clarity’s assets, however Planar’s interest is subordinated to the interests of certain senior lenders. The unpaid principal amount of the Note plus accrued interest due at the closing date of the merger will be deducted from the purchase price payable by Planar in the merger as part of the purchase price adjustment.

INFORMATION REGARDING CLARITY

Business of Clarity

Except as expressly set forth below, the information in this section relates to the business of Clarity as it is currently conducted without giving effect to the merger.

Overview

Clarity Visual Systems, Inc. (“Clarity”), headquartered in Wilsonville, Oregon, is a leading provider of innovative solutions for the display of networked visual information, including displays, software and command and control applications. Clarity was organized as an Oregon corporation on May 9, 1995, and since that time has had a history of strong revenue growth. Clarity has design and manufacturing facilities in North America and Europe. In July, 2004, Clarity formed Clarity Visual Systems BV, in the Netherlands, that in turn organized Clarity, SAS, a French entity organized for the purpose of acquiring the assets and operations of Synelec Telecom Multimedia S.A. (“Synelec”). In April of 2005, Clarity also acquired the assets and operations of CoolSign Systems (“CoolSign”) from CoolSign Media, Inc., also known as Adspace Networks, Inc. Clarity’s sales force is focused on both the emerging Digital Signage market, and the more established Control Room market. Clarity’s products include large area digital displays, networking controllers, enterprise software tools and a variety of services comprising total solution offerings that are designed and built to serve the specific needs of Clarity’s targeted customers.

Clarity’s Products and Services

With the recent acquisitions of CoolSign (a Digital Signage software tools provider based in Burlingame, California) and Synelec (a European-based provider of Control Room solutions), Clarity added to its base of innovative display products a broad suite of visual networking solutions. Our digital display offerings include a line of large area flat screen Digital Signage monitors, and a number of scalable video-wall displays that can be stacked to create display walls of unlimited size. In all cases, the displays are designed for reliability and ease of service, reflecting the requirement for mission-critical performance. We are an industry leader in offering higher resolution than our competitors and in providing a number of differentiating product features.

Clarity’s video-wall processors utilize proprietary (patent pending) video packet technology to provide for the delivery and display of large amounts of visual data from multiple sources. Our software tools for the management of visual data across wide area networks of remote digital signs provide customers with a set of features and benefits that are very competitive in the industry. We also provide content development and management services, along with maintenance and on-site service options to assure successful roll-outs of visual networks.

Clarity sells its products and services through a variety of channels, including direct sales, system integrators, and strategic partners. The channels are created to match the buying criteria of the our targeted markets, providing the end customer with the appropriate level of localized service and support. We have an installed base of more than 25,000 displays worldwide in leading organizations such as Boeing, ABB, Siemens, US Navy, the Pentagon, United Airlines, Time Warner, Nasdaq, SAP Technologies, Northrop Grumman, SBC Ameritech, France Telecom, Madrid Metro, Pemex, Hydro Ottawa, Jyske Bank, Smithsonian Museums and more.

“Clarity” is our master brand, and is known throughout the industry as the premier supplier of innovative digital display products and technology. We sell exclusively through a worldwide network of qualified and approved audio-visual system integrators, who in turn resell the products to their end customers, providing integration services and other related system components. Our open interface architecture and broad system compatibility give our channel partners the ability to integrate the displays into the best solutions for their customers. Our channel support programs have built loyalty and broad reach throughout this system integrator channel.

In 2005, we added two solutions brands through the acquisition of Synelec and CoolSign. Utilization of the two solution brands under the master “Clarity” brand allows us to leverage the strength of those brands within their respective markets, and enables us to build and support new channels of distribution while protecting existing channel partners.

The “Synelec” brand has a strong reputation for Control Room solutions, particularly throughout Europe and the Middle East. By offering not only displays, but also the proprietary control interface for the delivery and display of a wide multitude of networked visual information, we can provide our channel partners with a total solution for a control room’s visual systems. “Synelec” products are sold through master dealers with geographic exclusivity, providing focused support and service for strong market penetration.

Clarity’s Digital Signage solution offerings are consolidated under the “CoolSign” brand. A complete suite of software tools, display products, and content and networking services are offered through vertical market integrators and on a direct basis to select major customers. Additionally, our relationships with strategic partners such as IBM and Cisco provide additional reach into major retail and Digital Signage network accounts.

Customer Service and Support

With operations throughout the world and an installed base of more than 25,000 displays, we are committed to providing world wide support of our customer base. Starting with the quality control commitments of its engineering and technology organizations, our innovative products are designed for high reliability and ease of diagnosis and service, recognizing the “mission-critical” needs of the markets we serve. We takes advantage of our understanding of customer needs in specific vertical markets in the design of all new products, as evidenced by our history of many industry firsts that have set the standards as the markets emerge.

Our production environment is dedicated to assuring high quality standards of the products shipped to our customer. When issues do arise in the field, we support our customers through round-the-clock help desk support, and a trained staff of field service engineers. Our training programs are designed to assure that its channel partners are capable of providing local onsite service and support that meets our high standards.

Competition

Clarity’s competitive position has recently been enhanced through the acquisitions of Synelec and CoolSign. First, via the Synelec acquisition, the company now enjoys a solid base of operations to serve the European and Middle East markets. With a strong sales force, logistics, production and a network of distribution channel partners in each country throughout the continent, we are positioned to expand our global market share significantly. Initially exploiting the “Synelec” brand’s strong reputation in Control Room solutions, we have already realized strong growth in the region, and we anticipate building upon that success with the addition of the “Clarity” and “CoolSign” products into those international markets.

Secondly, by adding the “CoolSign” software products and services to our industry leading line of Digital Signage displays, we anticipate taking a leadership position as the key supplier of full solutions to the rapidly emerging Digital Signage market. We are working towards building recurring revenue streams and product differentiation through higher levels of integration. We expect further consolidation in this market as smaller organizations look to join forces with industry leaders such as us.

Our targeted markets for Digital Signage present high growth opportunities where leading companies can create defensible brands and distribution channels for high margin products and services. Our customers include a broad range of retailers and media companies, such as Federated, Nike, JC Decaux, Interspace, AdSpace Media Networks, Commerce Bank and Harris Bank. Similarly, our target markets for Control Room applications are broad and growing. Our products are used in security, defense, utility, traffic, telecom, and broadcast control rooms throughout the world.

Our principal competitors in the Digital Signage market include Scala, Inc., NEC Corporation of America’s Visual Systems division, and 3M Digital Signage. Our principal competitors for the Control Room market include Barco, NV, Mitsubishi Electric Corp., and Christie Digital Systems, Inc.

Market Price of and Dividends on Clarity Common Stock and Related Shareholder Matters

There is no established public trading market for any class of Clarity capital stock. As of July 31, 2006, we had approximately 119 holders of our common stock, Series A Preferred Stock and Series B Preferred Stock. We have never paid dividends on our capital stock and do not currently contemplate paying dividends on our capital stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CLARITY FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of Clarity’s financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies And Estimates

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon Clarity’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires Clarity to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Clarity evaluates its estimates, including those related to revenue recognition, bad debts, inventories, warranty obligations, intangible asset valuation, and income taxes. Clarity bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Clarity believes the following critical accounting policies and the related judgments and estimates affect the preparation of the consolidated financial statements.

Revenue Recognition. Clarity recognizes revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104), with the Financial Accounting Standards Board’s EITF 00-21 “Revenue Arrangements With Multiple Deliverables,” and with the AICPA’s Statement of Position 97-2 “Software Revenue Recognition” (SOP 97-2), as amended by SOP 98-9 “Modification of 97-2 With Respect To Certain Transactions.” For all components of revenue, recognition occurs only when all of the following have occurred:

•	There is persuasive evidence of an arrangement

•	Delivery has occurred

•	The price is fixed and determinable

•	Collection is probable

For open architecture systems, revenue is recognized upon transfer of ownership and risk of loss to the customer, which generally occurs upon shipment. For software only sales, revenue is recognized when fully functional software is delivered to the customer and there is a commitment from the customer to pay for the delivered software. For services, revenue is recognized upon completion of the services for smaller contracts and upon completion of specified milestones for larger projects. For fully integrated systems, revenue is recognized upon transfer of ownership and risk of loss to the customer, which would not occur before satisfying applicable specific acceptance criteria.

In the event a customer order includes multiple deliverables, Clarity treats each deliverable as a separate accounting unit. The value of the order is allocated to each deliverable based upon its relative fair market value, generally determined using vendor specific objective evidence. Revenue is only recognized for delivered elements when there is an identified fair market value for all elements and the customer’s commitment to pay for the delivered items is not dependent upon delivery of the undelivered elements.

Revenue relating to maintenance agreements is deferred and recognized ratably over the life of the agreement, typically twelve to twenty-four months. Amounts charged for extended warranties are deferred and recognized ratably over the extended term.

Clarity provides an allowance for sales returns at the date of sale based on historical experience. Clarity does not as a policy allow sales returns but accommodates sales returns on a case-by-case basis.

Allowance for Doubtful Accounts. Clarity maintains allowances for estimated losses resulting from the inability of its customers to make required payments. Credit limits are established through a process of reviewing the financial history and stability of each customer. Where appropriate, Clarity obtains credit rating reports, financial statements of the customer and references from vendors of the customer when determining or modifying their credit limits. Clarity regularly evaluates the collectibility of its trade receivable balances based on a combination of factors. When a customer’s account balance becomes past due, Clarity initiates dialogue with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation to Clarity, such as in the case of bankruptcy, deterioration in the customer’s operating results or financial position or other material events impacting their business, Clarity records a specific allowance to reduce the related receivable to the amount Clarity expects to recover.

Clarity also records an allowance for all customers based on certain other factors including the length of time the receivables are past due, the amount outstanding, and historical collection experience with customers. Clarity believes its reported allowances are adequate. However, if the financial condition of those customers were to deteriorate, resulting in their inability to make payments, Clarity may need to record additional allowances, which would result in additional general and administrative expenses being recorded for the period in which such determination was made.

Inventory. Clarity is exposed to a number of economic and industry factors that could result in portions of its inventory becoming either obsolete or in excess of anticipated usage, or subject to lower of cost or market issues. These factors include, but are not limited to, technological and regulatory changes in Clarity’s markets, Clarity’s ability to meet changing customer requirements, competitive pressures in products and prices, new product introductions, quality issues with key suppliers, product phase-outs and the availability of key components from Clarity’s suppliers. Clarity’s policy is to reduce the value of inventory when conditions exist that suggest that its inventory may be in excess of anticipated demand or is obsolete based upon its assumptions about future demand for its products and market conditions. Clarity regularly evaluates its ability to realize the value of its inventory based on a combination of factors including the following: historical usage rates, forecasted sales or usage, product end-of-life dates, estimated current and future market values and new product introductions. Purchasing practices and alternative usage avenues are explored within these processes to mitigate inventory exposure. When recorded, Clarity’s adjustments are intended to reduce the carrying value of its inventory to its net realizable value. If actual demand for Clarity’s products deteriorates or market conditions become less favorable than those that Clarity projects, additional inventory adjustments may be required.

Product Warranties. Clarity’s products are sold with warranty provisions that require it to remedy deficiencies in quality or performance over a specified period of time, generally between 12 and 28 months depending on the product, at no cost to Clarity’s customers. Clarity’s policy is to establish warranty reserves at levels that represent its estimate of the costs that will be incurred to fulfill those warranty requirements at the time that revenue is recognized. If product failure rates, or material or service delivery costs differ from Clarity’s estimates, its warranty liability would need to be revised accordingly.

Intangible assets. Clarity adopted the Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” on accounting for business combinations and goodwill as of the beginning of fiscal year 2005. Accordingly, Clarity does not amortize goodwill from acquisitions, but does amortize other acquisition-related intangibles and costs.

As required by these rules, Clarity will perform an impairment review of goodwill annually or earlier if indicators of potential impairment exist. The first annual impairment review will be performed during the third quarter of 2006. The impairment review will be based on a discounted cash flow approach that uses estimates of future market share and revenues and costs for the relevant segments as well as appropriate discount rates. The estimates will be consistent with the plans and estimates that Clarity uses to manage the underlying businesses. If the discounted cash flows are less than the carrying value of the goodwill, Clarity will record an impairment charge. Also, in the future, if Clarity fails to deliver new products for these groups contemplated in the estimates used for the impairment analysis, if the products fail to gain expected market acceptance, or if market conditions in the related businesses become unfavorable, revenue and cost forecasts may not be achieved and Clarity may incur charges for impairment of goodwill.

For identifiable intangible assets, Clarity amortizes the cost over the estimated useful life and assesses any impairment by estimating the undiscounted future cash flows from the associated asset in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. If the estimated cash flow related to these assets decreases in the future or the useful life is shorter than originally estimated, Clarity may incur charges for impairment of these assets.

Income Taxes. Clarity records a valuation allowance when necessary to reduce its deferred tax assets to the amount that is more likely than not to be realized. Clarity assesses the need for a valuation allowance based upon its estimate of future taxable income covering a relatively short time horizon given the volatility in the markets Clarity serves and its historic operating results. Tax planning strategies to use Clarity’s recorded deferred tax assets are also considered. If Clarity is able to realize the deferred tax assets in an amount in excess of its reported net amounts, an adjustment to decrease the valuation allowance associated with the deferred tax assets would increase earnings in the period such a determination was made. Similarly, if Clarity should determine that its net deferred tax assets may not be realized to the extent reported, an adjustment to increase the valuation allowance associated with the deferred tax assets would be charged to income in the period such a determination was made.

New Accounting Pronouncements

Share Based Compensation Expense. SFAS 123, Accounting for Stock-Based Compensation, defines a fair value based method of accounting for an employee stock option or similar instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the requisite service period, which is usually the vesting period. However, SFAS 123 also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method had been applied.

On January 1, 2006, Clarity was required to adopt the provisions of SFAS No. 123(R), Share-Based Payment, which revises SFAS 123. Prior to January 1, 2006, Clarity accounted for its stock-based compensation plans using the intrinsic value-based method under APB 25. For purposes of the pro forma disclosure requirements of SFAS 123 Clarity elected to measure the fair value of stock options using the minimum value method, and as such, will apply SFAS 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. The Company has determined that the effect of adopting SFAS 123(R) is not material to the financial statements for the six month period ended June 30, 2006.

Overview

Clarity provides innovative solutions for the display of networked visual information including displays, software and command and control solutions. Clarity offers integrated systems for control room applications and digital signage systems for a variety of customer applications and needs. Clarity’s networked digital display systems enable enterprise-wide communication intended to enhance operational efficiencies, customer satisfaction, increased customer sales and corporate brand awareness. These solutions are designed for various industries and applications including the corporate, government, utilities, traffic control, security, retail, financial services, travel & tourism, gaming and public venue advertising applications.

During the first six months of 2005, Clarity made strategic investments intended to expand its market reach. On April 6, 2005 Clarity acquired substantially all of the assets of CoolSign Media, Inc., including the enterprise business of AdSpace Networks, for approximately $8.4 million including liabilities assumed and transaction costs. The CoolSign acquisition provided Clarity with the software it believes enhances its ability to address the rapidly growing digital signage portion of the large-scale digital display solutions market. Effective May 1, 2005, Clarity acquired, out of bankruptcy, substantially all of the assets of Synelec Telecom Media S.A., a digital display company in France. This purchase, which occurred in two separate transactions, was valued at approximately $5.8 million including liabilities assumed and transaction costs. The Synelec products are intended to extend Clarity’s reach into the high end of the command and control portion of the large-scale digital display solutions market. CoolSign and Synelec sales have been recorded by Clarity since date of acquisition and represented approximately $2.2 million, or 4%, and approximately $12.8 million, or 25%, respectively, of Clarity’s $51.3 million of net sales in 2005.

The fair value of the identified tangible current assets in connection with the Synelec asset purchase transaction, particularly inventory, exceeded the cost paid and accordingly Clarity recorded an extraordinary gain in the second quarter of 2005 of approximately $1.0 million.

Clarity entered into a new $ 9 million credit arrangement with USBank in April 2005 for the purpose of financing the acquisitions of CoolSign and Synelec and providing additional working capital. Borrowings outstanding at December 31, 2005 on this facility amounted to approximately $7.2 million. At that date Clarity was in technical violation of the tangible net worth covenant required by the credit arrangement. USBank did not take any action in connection with the technical violation and in June 2006, Clarity refinanced this debt with two other lenders. The new credit arrangements provide Clarity with debt financing up to $12 million, $4.5 million of which will not be due until maturity on June 22, 2008. Clarity’s classification of the bank debt at December 31, 2005 between current and non-current liabilities reflects its subsequent ability to refinance the debt.

Results of Operations

The following table sets forth certain financial data for the years ended December 31, 2005 and 2004 and the six months ended June 30, 2006 and 2005. Operating results for any period are not necessarily indicative of results for any future period. Amounts are shown in thousands.

	Six months ended June 30,		For the years ended December 31,
	2006	2005	2005	2004
Sales, net	$28,133	$20,599	$51,286	$35,592
Gross profit	$9,310	$7,065	$17,551	$12,224
Research and development	$2,938	$1,665	$4,217	$1,912
Sales and marketing	$6,297	$4,488	$10,485	$5,804
General and administrative	$3,149	$1,577	$4,298	$2,074
Income (loss) from operations	$(3,073)	$(665)	$(1,449)	$2,433
Non-operating expenses	$(80)	$113	$(298)	$(85)
Income tax benefit	$1,014	$284	$900	$340
Extraordinary gain	$—	$1,009	$1,009	$—

Comparison of Six Months Ended June 30, 2006 to Six Months Ended June 30, 2005

Sales

Sales in the first six months of 2006 of $28.1 million increased $7.5 million or 37% compared to the first six months of 2005. CoolSign and Synelec sales, which were included in Company results for the first time in the second quarter of 2005, accounted for $3.6 million and $5.6 million of the increase, respectively. Sales of traditional Clarity products declined $1.7 million from the first six months of 2005 to the first six months of 2006, primarily caused by increasing competitive pressure. The Company believes that new products introduced in 2006 will address those competitive pressures and contribute to revenue in the last six months of 2006. Additionally, the Company expects continued growth in its CoolSign digital signage products. Geographically, sales in North America, Europe and the rest of the world for the six months ended June 30, 2006 were $11.8 million, $12.0 million and $4.3 million, respectively, compared with $15.4 million, $1.2 million and $4.0 million, respectively, for the same 2005 period. The significant increase in European sales is directly related to the acquisition of France based Synelec, which has been successfully marketing Clarity products as well as its own products throughout Europe.

Gross Profit

Gross profit was $9.3 million for the first six months of 2006, up $2.2 million, or 30%, from the first six months of 2005. The increase was entirely attributable to the growth in revenues. The gross profit percentage of 33.1% in the first six months of 2006 was down slightly from 34.3% for same period in 2005. CoolSign’s gross profit percentage increased from 47.1% in the first six months of 2005 to 51.8% in the first six months of 2006 as a result of an increase in its software sales. Synelec’s gross profit percentage increased from 33.3% in the first six months of 2005 to 37.9% in the first six months of 2006 primarily because of the impact increased volumes have on its fixed expenses. Offsetting these increases was a decline in the gross profit percentage for Clarity’s traditional products from 33.9% in the first six months of 2005 to 24.6% for the same period in 2006, reflecting the increasing competitive pressures on Clarity’s existing product lines. The Company believes that growing software sales, new product introductions and higher volumes will result in an increase in gross profit margins in the last six months of 2006.

Research and Development

Research and development expenses increased 76% to $2.9 million for the six months ended June 30, 2006 over the comparable period last year. Of that increase, spending on CoolSign product development accounted for 11 percentage points and spending on Synelec product development accounted for 46 percentage points. Spending on development for traditional Clarity products accounted for the remaining 19 percentage points of the increase. In the first six months of 2005, CoolSign and Synelec expenses were included beginning in the second quarter, whereas in the first six months of 2006 there are two full quarters of spending on these products. The increase in Clarity product development spending, and some of the increase in Synelec spending, is primarily attributable to investments in next generation products which are expected to contribute to revenues in the last six months of 2006.

Sales and Marketing

Sales and marketing for the first six months of 2006 increased over the same period of 2005 by $1.8 million, or 40%, to $6.3 million. All of the increase comes from CoolSign which increased 114% and Synelec which increased 240%. Spending for these entities in the first six months of 2006 included 2 quarters whereas the same period for 2005 included only one quarter. Also, some increases in spending were necessary to support planned growth in revenues. Clarity sales and marketing declined slightly period over period, by 5%.

General and Administrative

General and administrative expenses in the first six months of 2006 doubled to $3.2 million from $1.6 million for the same period in 2005. CoolSign general and administrative expenses increased 134%, Synelec expenses increased 470% and Clarity expenses increased 33%. In addition to the extra quarter in 2006 for CoolSign and Synelec, legal and other expenses associated with various financing efforts and accounting costs associated with the Company’s larger size and complexity contributed to the increased spending.

Income (Loss) From Operations

Loss from operations for the first six months of 2006 increased to $3.1 million from $0.7 million for the same period in 2005. Significantly higher operating expenses, partially from having one more quarter of expenses in the first six months of 2006 for CoolSign and for Synelec than in the first six months of 2005 and partially resulting from spending necessary to support planned growth and to invest in next generation products were the primary causes of the increase. Increased gross profit, primarily from the growth in sales, offset some of the impact of the increase in operating expenses.

Non-Operating Income (Expense)

Non-operating expenses for the first six months 2006 were $0.1 million compared with non-operating income of $0.1 million for the first six months of 2005. Interest expense increased $0.4 million to $0.5 million for the first six months of 2006 over the first six months of 2005 largely because of the significant increase in borrowings necessary both to acquire and support CoolSign and Synelec and for general working capital needs. Miscellaneous income increased from $0.3 million in the first six months of 2005 to $0.4 million in the first six months of 2006. In the first six months of 2005, miscellaneous income consisted primarily of the fee paid by the French liquidator to Synelec for collecting pre-acquisition receivables. In the first six months of 2006, miscellaneous income consisted primarily of gains from foreign exchange.

Income Tax Benefit

The income tax benefit of $1.0 million for the six months ended June 30, 2006 increased $0.7 million from the same period in 2005 as a result of increased losses. The Company believes it is more likely than not that it will generate sufficient profits in the future to utilize this benefit.

Extraordinary Gain On Acquisition

In the Synelec acquisition, the fair value of the identified current assets, principally inventories, was greater than the purchase price. As a result, Clarity recorded an extraordinary gain of $1.0 million in the second quarter of 2005.

Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004

Sales

Net sales increased $15.7 million, or 44%, to $51.3 million in 2005 from $35.6 million in 2004. The operations acquired from CoolSign and Synelec resulted in sales of $2.2 million, which accounts for 14% of that increase, and $12.8 million, which accounts for 81% of the increase, respectively. Not taking into account the increase in sales attributed to these operations, Clarity’s sales increased by $0.7 million, or 2%. Clarity believes that the time and expenses associated with the integration of the two acquisitions may have temporarily affected sales of Clarity’s other product lines, resulting in the lack of significant growth in sales of its traditional products.

Sales in North America increased by $4.4 million, or 15%, to $32.8 million in 2005 from $28.4 million in 2004. Sales from the CoolSign operations of $2.2 million accounted for 7% of Clarity’s North American sales. Net sales in Europe increased $7.5 million, or 202%, to $11.2 million in 2005 from $3.7 million in 2004, and net sales to the rest of the world increased $3.8 million, or 110%, to $7.3 million in 2005 from $3.5 million in 2004. Sales from the Synelec operations accounted for the sales growth outside North America.

Gross Profit

Gross profit increased $5.3 million, or 34%, to $17.6 million in 2005 from $12.2 million in 2004. This increase was primarily attributable to Clarity’s overall increase in sales. As a percentage of revenues, gross profit decreased slightly from 34.3% in 2004 to 34.2% in 2005. Clarity’s traditional product lines experienced a slight increase in profit margins from 34.3% in 2004 to 35.5% in 2005. A favorable product mix and the ability on some product lines to maintain pricing while reducing the cost of the product were responsible for the improvement. Offsetting these favorable factors somewhat were product quality issues which caused certain warranty expenses to increase by $0.7 million. Competitive pricing pressures on certain products also constrained the growth in gross profit margins. The gross profit margin for Synelec products was 28%, and the gross profit margin for CoolSign products was 48%. Clarity expects increasing price pressure on its current product lines in the coming quarters which will negatively impact profit margins. Continued growth in high margin software revenues, particularly in the last six months of 2006, will help to offset some of that negative impact. In addition, Clarity has released new products in 2006 that it believes will improve gross profit margins during the last six months of the year.

Research and Development

Research and development expenses increased $2.3 million, or 121%, to $4.2 million in 2005 from $1.9 million in 2004. Of that increase, the CoolSign operations accounted for $0.8 million, or 43 percentage points, and the Synelec operations accounted for $1.2 million, or 61 percentage points. The research and development expenses of Clarity’s traditional product lines also increased $0.3 million, or 16%, to $2.2 million in 2005 from $1.9 million in 2004, primarily as a result of its support of the integration requirements in connection with the CoolSign and Synelec operations. Clarity expects research and development expenses for its digital signage initiatives to grow over time while international research and development expenses should decline as most display product lines are expected to converge to a common platform.

Sales and Marketing

Sales and marketing expenses increased $4.7 million, or 81%, to $10.5 million in 2005 from $5.8 million in 2004. Of that increase, the CoolSign business operations accounted for $1.0 million, or 17 percentage points, and the Synelec business operations accounted for $2.9 million, or 50 percentage points. Sales and marketing expenses in connection with Clarity’s traditional product lines increased $0.8 million, or 14%, primarily as a result of the increase in support required in connection with the integration requirements of the CoolSign and Synelec operations.

General and Administrative

General and administrative expenses increased $2.2 million, or 107%, to $4.3 million in 2005 from $2.1 million in 2004. Of that increase, the CoolSign business operations accounted for $0.5 million, or 23 percentage points, and the Synelec business operations accounted for $0.8 million, or 41 percentage points. General and administrative expenses for Clarity’s other operations increased $0.9 million, or 43%, to $3.0 million in 2005 from $2.1 million in 2004. Significant expenditures were made in connection with integration of the CoolSign and Synelec operations resulting in substantially all of the increase in Clarity’s general and administrative expenses.

Income (Loss) From Operations

Clarity experienced a loss from operations of $1.4 million in 2005 compared with income from operations of $2.4 million in 2004. Costs associated with integrating CoolSign and Synelec, competitive pricing pressures and higher warranty costs on Clarity’s traditional product lines lead to the decrease in Clarity’s operating results.

Non-Operating Expense

Non-operating expense increased $0.2 million in 2004 to $0.3 million in 2005. Interest expense increased $0.5 million from $0.1 million in 2004 to $0.6 million in 2005 as the result of Clarity’s increased borrowings to finance and support the CoolSign and Synelec acquisitions. In addition, Clarity incurred foreign currency losses of $0.1 million in 2005 compared to no losses in 2004. Partially offsetting the impact of the interest expense increase and foreign currency losses was a small increase in interest income, primarily from interest bearing cash accounts and the receipt of a $0.4 million fee from the French liquidator for collecting Synelec’s pre-acquisition accounts receivable for the bankruptcy court.

Income Tax Benefit

Clarity’s effective tax rate was 51.5%, which is greater than the federal statutory rate of 34% primarily due to state and foreign income taxes and research and experimentation credits.

Extraordinary Gain On Acquisition

For the Synelec acquisition, the fair value of the identified current assets, principally inventories, was greater than the purchase price. As a result, Clarity recorded an extraordinary gain of $1.0 million in the second quarter of 2005.

Liquidity and Capital Resources

Cash used in operations during the first six months of 2006 was $2.0 million compared with cash provided by operations in the first six months of 2005 of $2.0 million. The net loss of $2.1 million in the first six months of 2006 and the growth in inventories and other assets were the primary causes of such cash usage. In the first six months of 2005, inventory reductions and the growth of payables were the primary sources of cash. For all of 2005, cash used in operations amounted to $0.8 million.

Cash used in investing activities in the first six months of 2006 was $0.3 million compared with $5.2 million for the comparable period in 2005. Cash paid for acquisitions of businesses of $4.9 million accounted for most of the use in the first six months of 2005 while normal purchases of property and equipment accounted for the use in the 2006 period. Cash used in investing activities for all of 2005 amounted to $5.4 million.

In April 2005, Clarity entered into a $ 9 million credit agreement with USBank that consolidated previous borrowings from a prior lender under a previous arrangement and provided financing for the two acquisitions. The credit agreement makes available borrowings of up to $4 million under a revolving line of credit, subject to availability restrictions based on the levels of eligible North America accounts receivable, inventories and net tangible assets. Availability is calculated monthly and any excess of borrowings over availability must be repaid. At December 31, 2005, there were outstanding borrowings under the revolving line of credit of $2,346,098 and the calculated availability was $1.0 million. Borrowings under the revolving line of credit are due on April 30, 2007 and accrue interest at the rate of LIBOR plus 1.25%. The revolving credit facility is secured by a first lien on all of Clarity’s assets. Clarity also entered into two term loans under the credit agreement. Term loan A, for $3.0 million, requires quarterly principal payments of $0.2 million beginning on March 31, 2006. Term loan B, for $2.0 million, requires quarterly principal payments equal to $0.1 million beginning on June 30, 2005. All unpaid principal and accrued interest on the term loans are due on September 30, 2009 and earn interest at the rate of LIBOR plus 1.5%. At December 31, 2005, borrowings outstanding on term loans A and B were $3,000,000 and $1,882,353, respectively.

The credit agreement requires Clarity to meet certain balance sheet leverage, tangible net worth and fixed charge coverage ratios and to maintain a minimum of $1.0 million cash balance with the bank. At December 31, 2005, Clarity was not in compliance with the tangible net worth requirement. USBank did not take any action in connection with the violation and in June 2006 Clarity refinanced with other lenders. Clarity classified $4.5 million of the outstanding borrowings at December 31, 2005 as non-current because, with the subsequent refinancing, it demonstrated that it had both the intent and the ability to refinance that portion of the obligations with long-term debt.

On June 22, 2006, Clarity entered into a new $12 million credit facility with two lenders. The facility includes a $7.5 million senior asset based revolving line of credit which accrues interest at the annual rate of prime plus 1.5%, and a $4.5 million subordinate revolving line of credit which accrues interest at the annual rate of prime plus 3.5%. Principal payments on and advances against the senior line occur daily. No principal payments are due on the subordinate line until maturity, as long as borrowings stay within calculated availability limits which are 80% of eligible accounts receivable plus 50% of eligible finished goods inventories plus 25% of eligible raw materials inventories for the senior line, and 65% of North America current assets less outstanding borrowings on the senior line for the subordinate line. Both lines mature in June 2008. Initial proceeds from these revolving lines of credit were used to retire the existing USBank credit facility. Substantially all of Clarity’s North American assets and 65% of the stock of Clarity Visual Systems BV are pledged as collateral for borrowings against the lines.

In connection with the June 2006 credit facility, Clarity agreed to grant warrants to purchase 286,538 shares of common stock at $3.25 per share and warrants to purchase 63,462 shares of series B convertible preferred stock at $3.63 per share, in total, to the two lenders. The warrants may not be transferred without the consent of Clarity and may be exercised in whole or in part at anytime through June 2013. If Clarity is acquired before the warrants expire, the acquirer must either assume the warrants or Clarity must repurchase the warrants at either agreed upon amounts under certain circumstances or an amount determined using the Black-Scholes Option Pricing Model.

In a separate transaction with Planar Systems, Inc. in June 2006, Clarity borrowed $0.9 million pursuant to the terms of a secured promissory note that is subordinated to the rights of the two lenders in connection with the June 2006 credit facility. The note is due on May 30, 2007 and earns interest, payable quarterly beginning on September 30, 2006, at the annual rate of 4% plus the 12 month LIBOR rate. Substantially all of Clarity’s North American assets are pledged as collateral for the note.

Clarity also has agreements with four European banks for revolving lines of credit for its French and Italian subsidiaries. Under these lines, the subsidiaries may borrow up to 3.8 million Euros, or approximately $4.8 million, against specific accounts receivable. Borrowings under these lines are due upon customer payment of the specific accounts receivable and earn interest at annual rates of Eurobor plus 1.1% for the French lines and from 4.85% to 6.25% for the Italian lines. At December 31, 2005, outstanding borrowings on these lines were 1.6 million Euros, or approximately $1.9 million. There are no restrictive covenants associated with these lines.

Cash provided by financing activities in the first six months of 2006 amounted to $2.5 million. The net increase in borrowings under the new Silicon Valley Bank credit facility over borrowings under the old USBank credit facility and the loan from Planar account for this source of cash. For the comparable period in 2005, cash provided by financing activities was $4.5 million, primarily resulting from the borrowings under the USBank credit facility to finance and support the acquisitions. Cash provided by financing activities for all of 2005 amounted to $7.4 million. Borrowing under the European and USBank credit facilities account for this source of cash.

Clarity believes its existing cash balances together with cash generated from operations and existing borrowing capabilities will be sufficient to meet Clarity’s working capital requirements for the next 12 months.

The table below summarizes Clarity’s contractual obligations at June 30, 2006 (in thousands):

		Payments Due by Period
Contractual Obligation	Total	Less Than 1 year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt and line of credit	$11,460	$6,960	$4,500	$—	$—
Capital leases	989	269	404	138	178
Operating leases	3,502	1,221	1,098	417	766
Unconditional purchase obligations	11,251	10,576	675	—	—
Other	145	—	—	28	117

Total	$27,347	$19,026	$6,677	$583	$1,061

Quantitative and Qualitative Disclosure about Market Risk

Clarity provides some products and services to entities located outside of the United States and, therefore, is subject to the risk that the exchange rates will adversely impact Clarity’s results of operations. Clarity believes this risk to be immaterial to the results of operations.

Clarity is exposed to interest rate risk primarily through its borrowing activities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional discussion of the terms of Clarity’s credit facility.

OWNERSHIP OF CAPITAL STOCK

Security Ownership of Certain Beneficial Owners and Management of Clarity

The following table contains information about the beneficial ownership of shares of common stock as of July 31, 2006, for each Clarity director and all named executive officers, all of the directors and named executive officers as a group, and all persons known by Clarity to be beneficial owners of more than 5% of its outstanding capital stock.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within sixty days of July 31, 2006 through the exercise of any stock options. Unless indicated, each person or entity has sole voting and investment power over the shares shown as beneficially owned, or shares those powers with his or her spouse.

The number of options and warrants exercisable within sixty days of July 31, 2006 is shown in the first column of the table, and is included in the number of shares of common stock beneficially owned shown in the second column.

The number and percentage of shares beneficially owned is computed on the basis of 13,485,142 shares of common stock outstanding as of July 31, 2006, which assumes the conversion of all outstanding shares of preferred stock into common stock. Shares of common stock that a person has the right to acquire within sixty days of March 31, 2006 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise indicated, the address of each of the persons in this table is c/o Clarity Visual Systems, Inc., 27350 SW 95th Avenue, Ste 3038, Wilsonville, OR 97070.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options and Warrant	Number of Shares Beneficially Owned	Percentage of Shares
I. Directors and Officers

Paul E. Gulick(1)	86,530	4,187,388	31.49%
Ron Merryman(2)	219,806	—	1.60%
Fred Hall	—	—	*
Kris Gorriaran(3)	198,425	—	1.45%
Ben Clifton(4)	66,188	200,000	1.96%
Noel E. Urben(5)	106,000	493,030	4.41%
Peter P. Tong(6)	132,000	351,112	3.55%
Joseph I. Martin(7)	127,000	29,118	1.15%
Keith L. Barnes(8)	98,000	—	*
All directors and executive officers as a group (9 persons)	1,033,949	5,260,648	43.35%

II. Five Percent or Greater Shareholder

Kevin Cornelius(9) PMB 313 16869 SW 65th Lake Oswego, OR 97035	5,000	902,222	6.73%

Merion Partners LP(10) 540 Madison, 25th Floor New York, NY 10022	10,000	797,202	5.98%

*	Less than 1%.

(1)	Includes 12,530 shares which could be acquired pursuant to stock options and 74,000 shares which could be acquired pursuant to warrants within 60 days following July 31, 2006.
(2)	Includes 219,806 shares which could be acquired within 60 days following July 31, 2006 pursuant to stock options.
(3)	Includes 177,425 shares which could be acquired within 60 days following July 31, 2006 pursuant to stock options.
(4)	Includes 66,188 shares which could be acquired within 60 days following July 31, 2006 pursuant to stock options.
(5)	Includes 98,000 shares which could be acquired pursuant to stock options and 8,000 shares which could be acquired pursuant to warrants within 60 days following July 31, 2006.
(6)	Includes 122,000 shares which could be acquired pursuant to stock options and 10,000 shares which could be acquired pursuant to warrants within 60 days following July 31, 2006.
(7)	Includes 122,000 shares which could be acquired pursuant to stock options and 5,000 shares which could be acquired pursuant to warrants within 60 days following July 31, 2006.
(8)	Includes 98,000 shares which could be acquired within 60 days following July 31, 2006 pursuant to stock options.
(9)	Includes 5,000 shares which could be acquired within 60 days following July 31, 2006 pursuant to warrants.
(10)	Includes 10,000 shares which could be acquired within 60 days following July 31, 2006 pursuant to warrants.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF PLANAR AND

SHAREHOLDERS OF CLARITY

The following discussion of certain similarities and material differences between the rights of Planar shareholders and the rights of Clarity shareholders under the respective articles of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to the Oregon law, the common law thereunder and the full text of the articles of incorporation and bylaws of each of Planar and Clarity.

This section of the proxy statement/prospectus describes certain differences between the rights of holders of Planar common stock and Clarity common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a shareholder of Planar and being a shareholder of Clarity.

As a shareholder of Planar, your rights are governed by Planar’s amended and restated articles of incorporation, as currently in effect, and Planar’s restated bylaws. We refer to them here as the restated articles and the restated bylaws. As a Clarity shareholder, your rights will be governed by Clarity’s articles of incorporation and Clarity’s bylaws. We refer to them here as the articles and bylaws. After completion of the merger, Clarity shareholders will become shareholders of Planar.

Power to Call Special Meetings of Shareholders

Under Oregon law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the articles of incorporation or the bylaws, or by written demand by the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at any such meeting. Clarity’s bylaws provide that a special meeting of shareholders may be called at any time by the President or the board of directors. Planar’s restated bylaws provide that a special meeting of shareholders may be called at any time by the board of directors, and shall be called by the President (or in the event of absence, incapacity, or refusal by the President, by the Secretary or any other officer) at the request of the holders of not less than 10% of the outstanding shares entitled to vote at the meeting.

Shareholder Action Without a Meeting

Under Oregon law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing is signed by all shareholders entitled to vote on the action or, alternatively, if the articles of incorporation so provide, by the shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all the shareholders entitled to vote on the action were present and voted (majority written consent). Neither Planar’s restated articles nor Clarity’s articles allow the corporation to take actions by majority written consent.

Bylaws

Under Oregon law, a corporation’s bylaws may be amended or repealed either by the board of directors or the shareholders of the corporation, unless the corporation’s articles of incorporation provide that the board of directors do not have the power to amend or repeal the bylaws. Further, the shareholders, in amending or repealing a particular bylaw, may provide expressly that the board of directors may not amend or repeal that bylaw. Planar’s restated articles do not restrict the ability to alter, amend or repeal any bylaws and consequently the Planar shareholders, or the Planar board of directors may alter, amend, repeal and adopt bylaws. Under Planar restated bylaws, any alteration, amendment, repeal, or creation of bylaws adopted by the board of directors is expressly subject to repeal or change of action by the shareholders of the corporation. Clarity’s articles do not restrict the ability to alter, amend or repeal any bylaws and consequently, the Clarity shareholders, or Clarity’s board of directors may alter, amend, repeal and adopt bylaws. Clarity’s bylaws provide that the bylaws may be amended by the board of directors or the shareholders.

Size of the Board of Directors

Under Oregon law, the number of directors may be fixed in either the articles of incorporation or bylaws. The board of directors or the shareholders of an Oregon corporation may change the number of directors within any minimum and maximum range established by the articles of incorporation or bylaws. If the articles of incorporation establish a fixed or variable range, then, after shares are issued, only the shareholders may change the range for the size of the board or change from a fixed or variable-ranged size board by amendment to the corporation’s articles of incorporation. Planar’s restated articles and restated bylaws provide that there shall be not less than six, nor more than twelve directors, with the exact number fixed, increased, or decreased from time to time by the board of directors. Currently, Planar has eight directors. Clarity’s articles do not provide for the number of authorized directors. However, Clarity’s bylaws provide that the number of authorized directors shall be between one and five with the exact number to be fixed by the board of directors. Currently, Clarity has five directors.

Classification of the Board of Directors

If there are six or more directors, Oregon law permits, but does not require, an Oregon corporation to provide in its articles of incorporation or bylaws for a classified board of directors, in which the directors can be divided into up to three classes of directors with staggered terms of office, with only one class of directors standing for election each year. Planar’s restated articles and restated bylaws provide that in the event the number of directors is six or more there shall be three classes of directors with staggered three-year terms. Clarity’s articles do not provide for a classified board with staggered terms.

Cumulative Voting

In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting. Under Oregon law, shareholders do not have a right to cumulative voting unless the articles of incorporation provide otherwise. Planar’s restated articles do not provide for cumulative voting. Clarity’s articles also do not provide for cumulative voting.

Dissenters’ and Appraisal Rights

Under Oregon law, a shareholder of a corporation engaging in certain major corporate transactions (such as business combinations) may, under varying circumstances, be entitled to dissenters’ rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder/shareholder, as determined by a court or by agreement of the corporation and the shareholder. This payment is made instead of the consideration such shareholder/shareholder would otherwise receive in the relevant corporate transaction.

Under Oregon law, unless a corporation’s articles of incorporation provide otherwise, dissenters’ rights are not available to holders of shares of any class or series of stock in connection with a merger if the shares of the class or series were registered on a national securities exchange or quoted on Nasdaq as a national market system security on the record date for the meeting at which the merger is to be approved or on the date a copy or summary of the Merger Agreement is mailed to the shareholders. Neither Planar’s restated articles or Clarity’s articles provide otherwise.

Special Meetings of the Board of Directors

Oregon law provides that, unless the articles of incorporation or bylaws set forth a longer or shorter period, special meetings of a company’s board of directors must be preceded by at least two days’ notice of the date, time and place of the meeting. Planar’s restated bylaws stipulate that special meetings of the board of directors may be called by the President or any director then in office. Notice is required to be given three days in advance by any means provided by law. Clarity’s bylaws provide that a special meeting of the board of directors may be called by the president or any director. Notice is required to be given one day in advance if given in person by telephone, telegraph, or other form of wire or wireless communication, or three days in advance if by written notice by mail.

Dividends and Repurchases of Shares

Oregon law permits a corporation, unless otherwise restricted by its articles of incorporation, to make distributions to its shareholders, if both of the following factors are, in the judgment of the directors, satisfied:

•	the corporation would be able to pay its debts as they come due in the usual course of business; and

•	the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, Oregon law generally provides that a corporation may redeem or repurchase its shares. Planar’s restated articles do not otherwise restrict the ability of its board of directors to make distributions to its shareholders. Clarity’s articles do not otherwise restrict the ability of its board of directors to make distributions to its shareholders. Furthermore, Clarity’s articles permit the corporation to repurchase shares of its stock from its employees, directors and consultants pursuant to any repurchase agreement approved by the directors and entered into at the time of the purchase of the stock, regardless of whether the corporation’s net assets after giving effect to the repurchase would be sufficient to satisfy the preferential rights upon dissolution of holders of preferred stock.

Limitation of Liability of Directors; Indemnification

Under Oregon law, a corporation may, subject to the limitations described below, indemnify a director against liability incurred if the conduct was in good faith, the individual reasonably believed the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the conduct was unlawful. Under Oregon law, a director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director in which the director was found liable on the basis that personal benefit was improperly received. Oregon law provides for mandatory indemnification of directors when the indemnified party is wholly successful on the merits or otherwise in the defense of any proceeding to which the director was a party because of being a director.

Removal Of Directors

Under Oregon law, any director of an Oregon corporation may be removed, with or without cause, by the shareholders unless the articles of incorporation provide that directors may only be removed for cause. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceed the votes cast not to remove the director. Furthermore, a director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose of the meeting is to remove a director. Planar’s restated articles provide that any or all directors may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of 75% of the votes entitled to be cast for the election of directors. Clarity’s articles do not restrict the shareholders’ right to remove a director with or without cause.

Approval of Certain Corporate Transactions

Under Oregon law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the corporation’s board of directors and a majority of the outstanding shares entitled to vote. Planar’s restated articles provide that a merger, consolidation or sale of all or substantially all of the assets of Planar must be approved by 67% of the outstanding shares of the corporation entitled to vote thereon. Clarity’s articles provide that a merger, consolidation or sale of all, or substantially all, of the assets of Clarity must be approved by two thirds of the shares of Series B Preferred Stock voting as a single class and a majority of all common and preferred stock voting as a single class.

Dissolution

Under Oregon law, a dissolution must either be approved by written consent of all shareholders or be initiated by the board of directors and, unless the articles of incorporation or the board requires a greater vote or a vote by voting groups, approved by a majority of the votes entitled to be cast on the proposal for dissolution. Planar’s articles of incorporation contain a provision requiring the approval of not less than 67% of the outstanding shares of the corporation entitled to vote for a dissolution of the company. Clarity’s articles do not otherwise provide for special voting requirements on a proposal for dissolution.

LEGAL MATTERS

The validity of the shares of Planar common stock offered by this proxy statement/prospectus will be passed upon by Ater Wynne LLP, Portland, Oregon, counsel to Planar.

It is a condition to the completion of the merger that each of Clarity and Planar receive opinions of either Ater Wynne LLP, Portland, Oregon, counsel to Planar and Bullivant Houser Bailey PC, Sacramento, California, counsel to Clarity, that the merger will qualify as a reorganization.

EXPERTS

The consolidated financial statements of Planar and its subsidiaries as of September 30, 2005 and September 24, 2004, and for each of the years in the three-year period ended September 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Clarity and its subsidiaries as of December 31, 2005, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Planar files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the “SEC.” You may read and copy any reports, proxy statements and other information at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the SEC Public Reference Room. The SEC also maintains a website that contains these reports and other documents at http://www.sec.gov.

Planar has filed a registration statement on Form S-4 to register with the SEC the shares of Planar common stock that Clarity shareholders will receive in connection with the merger. This proxy statement/prospectus is part of the registration statement of Planar on Form S-4 and is a prospectus of Planar, a proxy statement of Planar for its special meeting, and a proxy statement of Clarity for its special meeting.

INCORPORATION BY REFERENCE

This proxy statement/prospectus incorporates business and financial information about Planar from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. The SEC permits us to “incorporate by reference” important information by referring you to another document filed separately with the SEC. This means that the information incorporated by reference is deemed to be part of this proxy statement/prospectus, unless superseded by information contained directly in this proxy statement/prospectus or by information in documents that we incorporate by reference now but do not actually file with or furnish to the SEC until later.

Specifically, this proxy statement/prospectus incorporates by reference the documents set forth below, all of which have been previously filed with the SEC:

1. Planar’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, filed December 14, 2005, including certain information in Planar’s Proxy Statement filed December 29, 2005.

2. Planar’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2005, March 31, 2006 and June 30, 2006, filed February 8, 2006, May 10, 2006 and August 9, 2006, respectively.

3. Planar’s Amendment No. 1 and Amendment No. 2 to Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed April 24, 2006 and May 3, 2006, respectively.

4. Planar’s Current Reports on Form 8-K filed October 5, 2005, October 28, 2005, November 2, 2005, November 29, 2005, January 6, 2006, January 10, 2006, January 26, 2006, February 9, 2006, April 27, 2006, July 19, 2006, July 20, 2006, July 21, 2006 and August 9, 2006.

5. The description of Planar’s common stock contained in the Registration Statement on Form 8-A filed December 6, 1993.

6. The description of Planar’s Series D Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A filed February 9, 2006.

In addition, we also incorporate by reference into this proxy statement/prospectus additional information that either Planar may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Information in this proxy statement/prospectus regarding Planar has been provided by Planar and information in this proxy statement/prospectus regarding Clarity has been provided by Clarity.

You should rely only on the information in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the front page. We are not making any offer to sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.

CLARITY VISUAL SYSTEMS, INC.

Consolidated Balance Sheet

(Unaudited)

June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$3,506,016
Accounts receivable, net	12,009,453
Inventories, net	10,928,444
Prepaid expenses and other current assets	2,568,104
Deferred tax assets	793,342

Total current assets	29,805,359

Property and equipment, net	1,048,091
Goodwill	2,592,897
Other assets, net	2,539,886
Deferred tax assets	2,803,573

8,984,447

Total assets	$38,789,806

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$1,433,609
Accounts payable	6,121,165
Accrued expenses	4,556,607
Current portion of long-term debt	5,525,904
Current portion of Purchase Credit	4,652,557
Current portion of deferred revenue	950,986
Current maturities of obligations under capital lease	268,918

Total current liabilities	23,509,746

Long-term debt, less current portion	4,500,000
Deferred revenue, less current portion	595,476
Obligations under capital leases, less current maturities	720,714
Purchase Credit, less current portion	—
Other non-current liabilities	376,209

Total liabilities	29,702,145

Stockholders’ equity:
Series B preferred stock, no par value. Authorized 965,517 shares:
Series B convertible preferred stock; 965,517 shares designated; 902,055 shares issued and outstanding (liquidation preference of $6,539,899)	6,500,134
Series A preferred stock, $0.01 par value. Authorized 10,000,000 shares:
Series A convertible preferred stock; 1,772,224 shares designated; 1,732,857 shares issued and outstanding (liquidation preference of $3,898,929)	17,329
Common stock, $0.01 par value. Authorized 50,000,000 shares; 8,215,318 shares issued and outstanding (liquidation preference of $1.125 per share)	82,152
Additional paid-in capital	7,358,131
Accumulated other comprehensive loss	(36,536)
Accumulated deficit	(4,833,549)

Total stockholders’ equity	9,087,661

Total liabilities and stockholders’ equity	$38,789,806

The accompanying notes are an integral part of these unaudited consolidated financial statements

CLARITY VISUAL SYSTEMS, INC.

Consolidated Statements of Operations

(Unaudited)

	For The Six Months Ended
	June 30, 2006	June 30, 2005
Sales, net	$28,132,532	$20,599,367
Cost of sales	18,822,190	13,534,487

Gross profit	9,310,342	7,064,880

Operating expenses:
Research and development	2,937,517	1,664,796
Sales and marketing	6,296,758	4,488,124
General and administrative	3,149,359	1,576,951

	12,383,634	7,729,871

Loss from operations	(3,073,292)	(664,991)
Other income (expense):
Interest income	9,843	10,865
Interest expense	(533,447)	(159,260)
Miscellaneous, net	443,412	261,511

Loss before income taxes and extraordinary gain	(3,153,484)	(551,875)
Income tax benefit	1,014,185	284,216

Loss before extraordinary gain	(2,139,299)	(267,659)
Extraordinary gain on acquisition	—	1,009,362

Net income (loss)	$(2,139,299)	$741,703

The accompanying notes are an integral part of these unaudited consolidated financial statements

CLARITY VISUAL SYSTEMS, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For The Six Months Ended
	June 30, 2006	June 30, 2005
Cash flows from operating activities:
Net income (loss)	$(2,139,299)	$741,703
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	542,979	369,953
Deferred taxes	—	12,647
Accretion on purchase credit discount	131,000	71,000
Purchase Credit applied	(61,001)	—
Extraordinary gain on acquisition	—	(1,009,362)
Other non-cash charges (credits)	149,413	(41,901)
Changes in operating assets and liabilities, net of effects of acquired businesses:
Accounts receivable	679,826	(436,050)
Inventories	(2,078,413)	1,479,102
Prepaid expenses and other current assets	(1,313,061)	(956,871)
Deferred revenue	210,976	345,393
Accounts payable and accrued expenses	1,809,043	1,313,647
Other assets	61,493	158,034

Net cash provided by (used in) operating activities	(2,007,044)	2,047,295
Cash flows used in investing activities:
Purchase of property and equipment	(253,690)	(286,657)
Cash paid for businesses	—	(4,889,442)

Net cash used in investing activities	(253,690)	(5,176,099)
Cash flows provided by financing activities:
Proceeds from term loans	900,000	5,000,000
Principal payments on term loans	(7,200,583)	—
Proceeds from exercise of stock options and warrants	23,046	24,542
Stock repurchase	(64,997)	—
Advances under credit facilities	9,358,169	387,168
Payments on line of credit	(473,432)	(744,131)
Principal payments under capital lease obligations	(74,446)	(138,311)

Net cash provided by financing activities	2,467,757	4,529,268
Effects of exchange rate on cash and cash equivalents	148,559	(91,652)

Net change in cash and cash equivalents	355,582	1,308,812
Cash and cash equivalents at beginning of period	3,150,434	1,954,051

Cash and cash equivalents at end of period	$3,506,016	$3,262,863

The accompanying notes are an integral part of these unaudited consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

(Unaudited)

Note 1—BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles. However, certain information or footnote disclosures normally included in such financial statements has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the periods presented. These financial statements should be read in connection with the Company’s audited financial statements for the year ended December 31, 2005. Interim results are not necessarily indicative of results for the entire year.

Note 2—INVENTORIES

Inventories consisted of the following:

June 30, 2006
Raw materials	$5,236
Work-in-process	733
Finished goods	4,960

$10,928

Note 3—CREDIT AGREEMENTS

On June 22, 2006, the Company entered into a new $12 million credit facility with two lenders. The facility includes a $7.5 million senior asset based revolving line of credit which accrues interest at the annual rate of prime plus 1.5%, and a $4.5 million subordinate revolving line of credit which accrues interest at the annual rate of prime plus 3.5%. Principal payments on and advances against the senior line occur daily. No principal payments are due on the subordinate line until maturity, as long as borrowings stay within calculated availability limits which are 80% of eligible accounts receivable plus 50% of eligible finished goods inventories plus 25% of eligible raw materials inventories for the senior line, and 65% of North America current assets less outstanding borrowings on the senior line for the subordinate line. Both lines mature in June 2008. Initial proceeds from these revolving lines of credit were used to retire the existing USBank credit facility. Substantially all of the Company’s North American assets and 65% of the stock of Clarity Visual Systems BV are pledged as collateral for borrowings against the lines. Borrowings outstanding under these agreements at June 30, 2006 were $9.4 million.

In connection with the new credit facility, the Company agreed to grant warrants to purchase 286,538 shares of common stock at $3.25 per share and warrants to purchase 63,462 shares of series B convertible preferred stock at $3.63 per share, in total, to the two lenders. The warrants may not be transferred without permission and may be exercised in whole or in part anytime through June 2013. If the Company is acquired before the warrants expire, the warrants must either be assumed by the acquirer or the Company must repurchase the warrants at either agreed upon amounts under certain circumstances or an amount determined using the Black-Scholes Option Pricing Model.

In a separate transaction in June 2006, with Planar Systems, Inc, the Company borrowed $900,000 on a secured promissory note which is subordinated to the rights of the two lenders in the aforementioned credit facility. The note is due on May 30, 2007 but may be accelerated under certain conditions specified in the note and earns interest, payable quarterly beginning on September 30, 2006, at the annual rate of 4% plus the

12 month LIBOR rate. Substantially all of the Company’s North American assets are pledged as collateral for the note.

The Company also has agreements with four European banks for revolving lines of credit for its French and Italian subsidiaries. Under these lines, the subsidiaries may borrow up to 3.8 million Euros against specific accounts receivable. Borrowings under these lines are due upon customer payment of the specific accounts receivable and earn interest at annual rates of Eurobor plus 1.1% for the French lines and from 4.85% to 6.25% for the Italian lines. At June 30, 2006, outstanding borrowings on these lines were 1.1 million Euros ($1.4 million). There are no restrictive covenants associated with these lines.

Note 4—STOCK BASED COMPENSATION

On January 1, 2006 the Company was required to adopt SFAS 123(R), “Share-Based Payment”, which revises SFAS No. 123, “Accounting for Stock-Based Compensation.” Prior to January 1, 2006 the Company accounted for its stock-based compensation plans using the intrinsic value-based method under Accounting Principles Board Opinion No. 25 (“APB 25”). For purposes of the pro-forma disclosure requirements of SFAS 123 the Company elected to measure the fair value of stock options using the minimum value method, and as such, will apply SFAS 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. The Company has determined that the effect of adopting SFAS 123(R) is not material to the financial statements for the six month period ended June 30, 2006.

Independent Auditors’ Report

The Board of Directors

Clarity Visual Systems, Inc.:

We have audited the accompanying consolidated balance sheet of Clarity Visual Systems, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clarity Visual Systems, Inc. and subsidiaries as of December 31, 2005, and the results of its operations, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Portland, Oregon

July 13, 2006

CLARITY VISUAL SYSTEMS, INC.

Consolidated Balance Sheet

December 31, 2005

2005
Assets
Current assets:
Cash and cash equivalents	$3,150,434
Accounts receivable, net	13,056,789
Inventories, net	9,286,230
Prepaid expenses and other current assets	1,310,900
Deferred tax assets	792,416

Total current assets	27,596,769

Property and equipment, net	1,161,057
Goodwill	2,592,897
Other assets, net	2,739,318
Deferred tax assets	2,780,133

9,273,405

Total assets	$36,870,174

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$1,907,041
Accounts payable	6,115,808
Accrued expenses	3,199,425
Current portion of long-term debt	2,728,835
Current portion of Purchase Credit	3,392,558
Current portion of deferred revenue	738,317
Current maturities of obligations under capital lease	269,851

Total current liabilities	18,351,835

Long-term debt, less current portion	4,500,000
Deferred revenue, less current portion	597,169
Obligations under capital leases, less current maturities	794,227
Purchase Credit, less current portion	1,190,000
Other non-current liabilities	332,373

Total liabilities	25,765,604

Commitments (Notes 8, 11 and 12)

Stockholders’ equity:
Series B preferred stock, no par value. Authorized 965,517 shares:
Series B convertible preferred stock; 965,517 shares designated; 902,055 shares issued and outstanding (liquidation preference of $6,539,899)	6,500,134
Series A preferred stock, $0.01 par value. Authorized 10,000,000 shares:
Series A convertible preferred stock; 1,772,224 shares designated; 1,732,857 shares issued and outstanding (liquidation preference of $3,898,929)	17,329
Common stock, $0.01 par value. Authorized 50,000,000 shares; 8,185,133 shares issued and outstanding (liquidation preference of $1.125 per share)	81,851
Additional paid-in capital	7,400,383
Accumulated other comprehensive loss	(200,878)
Accumulated deficit	(2,694,249)

Total stockholders’ equity	11,104,570

Total liabilities and stockholders’ equity	$36,870,174

See accompanying notes to consolidated financial statements.

CLARITY VISUAL SYSTEMS, INC.

Consolidated Statement of Operations

Year Ended December 31, 2005

2005
Sales, net	$51,286,239
Cost of sales	33,735,207

Gross profit	17,551,032

Operating expenses:
Research and development	4,217,112
Sales and marketing	10,484,601
General and administrative	4,298,487

19,000,200

Loss from operations	(1,449,168)
Other income (expense):
Interest income	45,640
Interest expense	(563,115)
Miscellaneous, net	219,169

Loss before income taxes and extraordinary gain	(1,747,474)
Income tax benefit	899,901

Loss before extraordinary gain	(847,573)
Extraordinary gain on acquisition	1,009,362

Net income	$161,789

See accompanying notes to consolidated financial statements.

CLARITY VISUAL SYSTEMS, INC.

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2005

	Series B preferred stock		Series A preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2004	902,055	6,500,134	1,732,857	17,329	7,892,463	78,924	7,301,122	—	(2,856,038)	11,041,471
Exercise of stock options	—	—	—	—	282,670	2,827	96,317	—	—	99,144
Exercise of warrants	—	—	—	—	10,000	100	2,944	—	—	3,044
Foreign currency translation adjustment	—	—	—	—	—	—	—	(228,798)	—	(228,798)
Unrealized gain on interest rate swap	—	—	—	—	—	—	—	27,920	—	27,920
Net income	—	—	—	—	—	—	—	—	161,789	161,789

Total comprehensive loss										(39,089)

Balances as of December 31, 2005	902,055	$6,500,134	1,732,857	$17,329	8,185,133	$81,851	$7,400,383	$(200,878)	$(2,694,249)	$11,104,570

See accompanying notes to consolidated financial statements.

CLARITY VISUAL SYSTEMS, INC.

Consolidated Statement of Cash Flows

Year Ended December 31, 2005

2005
Cash flows from operating activities:
Net income	$161,789
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	875,265
Deferred taxes	(804,066)
Accretion on Purchase Credit discount	213,000
Purchase Credit applied	(203,442)
Extraordinary item	(1,009,362)
Other non-cash credits	(125,246)
Changes in operating assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(3,010,353)
Inventories	1,936,601
Prepaid expenses and other current assets	(585,838)
Deferred revenue	390,757
Accounts payable and accrued expenses	1,485,427
Other assets	(106,776)

Net cash used in operating activities	(782,244)
Cash flows used in investing activities:
Purchase of property and equipment	(467,170)
Cash paid for businesses	(4,889,442)

Net cash used in investing activities	(5,356,612)
Cash flows provided by financing activities:
Proceeds from term loans	5,000,000
Principal payments on term loans	(117,647)
Proceeds from exercise of stock options and warrants	102,188
Advances under lines of credit	3,591,479
Payments on line of credit	(1,044,131)
Principal payments under capital lease obligations	(125,092)

Net cash provided by financing activities	7,406,797
Effects of exchange rate on cash and cash equivalents	(71,558)

Net change in cash and cash equivalents	1,196,383
Cash and cash equivalents at beginning of year	1,954,051

Cash and cash equivalents at end of year	$3,150,434

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$341,000
Taxes	—
Liabilities assumed in business acquisitions	9,267,000
Property and equipment obtained under capital lease	388,000

See accompanying notes to consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

December 31, 2005

(1)	Summary of Significant Accounting Policies

(a)	Description of the Company

Clarity Visual Systems, Inc. and subsidiaries (the Company or Clarity) is engaged in the design, development, manufacturing, marketing, distribution, support, and maintenance of large-screen display systems for entertainment, business, and retail market applications. The Company’s offerings include open architecture solutions, fully integrated solutions, software only solutions and services and are sold worldwide through both its direct sales force and a network of resellers.

The market for the Company’s products is characterized by rapidly changing technology, evolving industry standards and changing customer needs. The Company believes that its future success will depend, in part, upon its ability to enhance its current services and develop new technology used to provide those services on a timely and cost effective basis, and to respond to changing customer needs and technological developments. An inability of the Company to generate demand for its services, whether as a result of competition, technological change or other factors, could have a material adverse effect on the Company’s financial condition and results of operations and liquidity.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and it’s wholly owned subsidiaries: Clarity Visual Systems B.V., Synelec Visual Systems SAS and Synelec EMA SpA. All significant inter-company transactions and balances have been eliminated.

(c)	Cash and Cash Equivalents

The Company classifies highly liquid investments with a maturity of three months or less as of the purchase date as cash equivalents.

(d)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. The Company reviews its allowance for doubtful accounts monthly. Balances over 90 days are specifically reviewed for collectibility. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The following is a roll forward of the allowance for doubtful accounts for the year ended December 31, 2005:

2005
Balance—beginning of year	$154,179
Provision	95,957
Charge-offs	(46,822)

Balance—end of year	$203,314

(e)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

(f)	Property and Equipment

Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Maintenance and repairs are expensed as incurred.

Depreciation on computer hardware and software, tooling, and furniture and equipment is calculated utilizing the straight-line method over the estimated useful lives of the assets, ranging from one to five years. Property, improvements and equipment held under capital leases are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. Depreciation expense includes the amortization of capital lease assets.

(g)	Capitalized Software and Other Research and Development Costs

The Company accounts for software development costs in accordance with Statement on Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Software development costs are capitalized beginning when a product’s technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. Completion of a working model of the Company’s products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs and charged all such costs to research and development expense.

All other research and development costs are expensed as incurred.

(h)	Revenue Recognition

The Company recognizes revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104), with the Financial Accounting Standards Board’s EITF 00-21 “Revenue Arrangements With Multiple Deliverables,” and with the AICPA’s Statement of Position 97-2 “Software revenue Recognition” (SOP 97-2), as amended by SOP 98-9 “Modification of 97-2 With Respect To Certain Transactions.” For all components of revenue, recognition occurs only when all of the following have occurred:

•	There is persuasive evidence of an arrangement

•	Delivery has occurred

•	The price is fixed and determinable

•	Collection is probable

For open architecture systems, revenue is recognized upon transfer of ownership and risk of loss to the customer, which generally occurs upon shipment. For software only sales, revenue is recognized when fully functional software is delivered to the customer and there is a commitment from the customer to pay for the delivered software. For services, revenue is recognized upon completion of the services for smaller contracts and upon completion of specified milestones for larger projects. For fully integrated systems, revenue is recognized upon transfer of ownership and risk of loss to the customer, which would not occur before satisfying applicable specific acceptance criteria.

In the event a customer order includes multiple deliverables, the Company treats each deliverable as a separate accounting unit. The value of the order is allocated to each deliverable based upon its relative fair market value, generally determined using vendor specific objective evidence. Revenue is only recognized for delivered elements when there is an identified fair market value for all elements and the customer’s commitment to pay for the delivered items is not dependent upon delivery of the undelivered elements.

Revenue relating to maintenance agreements is deferred and recognized ratably over the life of the agreement, typically twelve to twenty-four months. Amounts charged for extended warranties are deferred and recognized ratably over the extended term.

The Company provides an allowance for sales returns at the date of sale based on historical experience. The Company does not as a policy allow sales returns but accommodates sales returns on a case-by-case basis. The following is a detail of the change in the allowance for sales returns, which is netted against accounts receivable in the accompanying consolidated balance sheet, for the year ended December 31, 2005:

2005
Balance—beginning of year	$132,359
Provision	178,975
Charge-offs	(211,340)

Balance—end of year	$99,994

(i)	Warranty

In general, the Company provides a one-year repair or replacement warranty on its products from the date of sale. Upon shipment, the Company provides for the estimated cost that may be incurred for product warranty based on historical experience. The following is a roll forward of the warranty liability, which is included in accrued expenses in the accompanying balance sheet, for the year ended December 31, 2005:

2005
Balance—beginning of year	$273,034
Provision	943,338
Charge-offs	(909,165)

Balance—end of year	$307,207

(j)	Income Taxes

The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

(k)	Use of Estimates

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment and valuation allowances for receivables, inventories, warranties and deferred income taxes. Actual results could differ from those estimates.

(l)	Stock-Based Compensation

SFAS 123, Accounting for Stock-Based Compensation, defines a fair value based method of accounting for an employee stock option or similar instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the requisite service period, which is usually the vesting period. However, SFAS 123 also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method had been applied. The Company has elected to continue to apply the prescribed accounting in APB 25.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS No. 123, the Company’s net income would approximate the pro forma disclosure below:

2005
Net income, as reported	$161,789
Stock-based compensation recorded	—
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	(262,000)

Pro forma net income (loss)	$(100,211)

Using the minimum value method, the weighted average fair value of options granted with exercise prices equal to fair market value of the common stock during 2005 was $0.79. The following assumptions were used in the calculations of this weighted average:

2005
Risk-free interest rate	4.12%
Expected dividend yield	0.0%
Expected life	6.5 Years

The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force consensus on Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

(m)	Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, and purchased intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(n)	Goodwill and Other Intangible Assets

Acquired goodwill is recorded at allocated cost and is not amortized. The Company reviews goodwill for impairment annually or more frequently if impairment indicators arise. Goodwill is impaired if its carrying value exceeds the fair market value of the reporting unit carrying the goodwill. Intangible assets with estimable useful lives are amortized over their estimated useful lives to their estimated residual values, and reviewed for impairment as required. To date, no impairment losses have been identified.

(o)	Advertising

Advertising costs are expensed as incurred and were not significant for 2005.

(p)	Foreign Currency Translation

The Company’s international subsidiaries operate primarily using local functional currencies. Accordingly, all assets and liabilities of these subsidiaries are translated using exchange rates in effect at the end of the period, and revenues and costs are translated using average rates for the period. The resulting cumulative translation adjustments are presented as a separate component of stockholders’ equity. Realized and unrealized exchange gains and losses are reflected in other income and expense and for the year ended December 31, 2005 amounted to a net loss of $75,000.

(q)	Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments and hedging activities in accordance with Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), as amended by SFAS 137 and SFAS 138, which require recognition of derivatives as either assets or liabilities, measured at fair value.

The accounting for changes in the fair value of a derivative depends upon whether it has been designated in a hedging relationship and on the type of hedging relationship. To qualify for designation in a hedging relationship, specific criteria must be met and the appropriate documentation maintained. Hedging relationships, if designated, are established pursuant to the Company’s risk management policy and are initially and regularly evaluated to determine whether they are expected to be, and have been, highly effective hedges. If a derivative ceases to be a highly effective hedge, hedge accounting is discontinued prospectively, and future changes in the fair value of the derivative are recognized in earnings each period. Changes in the fair value of derivatives not designated in a hedging relationship or derivatives that do not qualify for hedge accounting are recognized in earnings each period. For derivatives designated as a hedge of a forecasted transaction (cash flow hedge), the effective portion of the change in fair value of the derivative is reported in accumulated other comprehensive income and reclassified into earnings in the period in which the forecasted transaction occurs. Amounts excluded from the effectiveness calculation and any ineffective portion of the change in fair value of the derivative are recognized currently in earnings. Forecasted transactions designated as the hedged item in a cash flow hedge are regularly evaluated to assess whether they continue to be probable of occurring. If the forecasted transaction is no longer probable of occurring, any gain or loss deferred in accumulated other comprehensive income is recognized in earnings currently.

During 2005, the Company entered into an interest rate swap contract with a major US bank to effectively fix the interest rate on its bank term loans at 4.41% plus 150 basis points of LIBOR and has accounted for this contract as a cash flow hedge. The Company believes that the risk of the bank defaulting on the contract is remote. The notional value of the outstanding swap contract at December 31, 2005 was $4,764,706. Notional amounts do not quantify risk or represent assets or liabilities of the Company, but are used in the calculation of cash settlements under the contracts. The fair market value of the interest rate swap contract of $27,920 was recorded in other assets at December 31, 2005. The Company does not hold or issue derivative contracts for trading purposes.

(r)	Segment Reporting

The Company operates in a single industry segment, the large scale digital display solutions industry. The revenues from its activities were geographically generated as follows:

2005
North America	$32,790,000
Europe	11,186,000
Other	7,310,000

$51,286,000

(s)	Comprehensive Income

The Company’s comprehensive income includes net income, foreign currency translation adjustments and the mark-to-market on the interest rate swap which has been designated as a cash flow hedge.

(t)	New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R. In annual periods beginning after June 15, 2005, SFAS 123R would eliminate the ability to account for equity-based compensation using the intrinsic value-based method under APB 25. SFAS 123R requires companies to record in their Statements of Operations equity-based compensation expense for stock compensation awards based on the fair value of the equity instrument at the time of grant. Currently, the Company discloses pro forma net income in accordance with SFAS 123 and SFAS 148. The Company is currently evaluating the impact of implementing SFAS 123R on its results of operations and financial condition.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. This statement clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and wasted materials and requires that these items be recognized as current period charges. In addition, this statement requires the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. The Company does not expect this statement to have a material effect on the financial position or results from operations of the Company.

(2)	Acquisitions

CoolSign Media, Inc.

The Company entered into an asset purchase agreement dated March 14, 2005, with AdSpace Networks (AdSpace) to purchase certain assets related to AdSpaces’ CoolSign business. Clarity acquired the CoolSign Enterprise software, which is a technology solution that delivers full-motion, high definition digital content to networked digital display systems, along with its enterprise sales, engineering, creative and client services teams located at CoolSign facilities in Burlingame, California.

The transaction closed on April 6, 2005, with a closing cash payment of $3,000,000, and the Company executed a note payable of $500,000, with two equal payments of $250,000 due in August 2005 and November 2005. Additional cash consideration is due to the seller based on software units sold from the closing date to February 15, 2006, amounting to $228,000. The cash paid was ultimately reduced by working capital adjustments of $223,000. Clarity is also providing the seller a $5,000,000 purchase price credit (the Purchase Credit) that will be drawn down against future sales from Clarity to the Seller as follows: for each $1.00 of software purchased from Clarity, the seller is entitled to draw down $0.50 against the Purchase Credit, and for each $1.00 of hardware purchased from Clarity, the seller is entitled to draw down $0.33 against the Purchase Credit. Any unused portion of the Purchase Credit expires 24 months after the closing date. The initial Purchase Credit was discounted to $4,572,000 using a discount rate of 5.65% per annum. Through December 31, 2005, the sellers had used $203,000 of the Purchase Credit. The total purchase price of $8,381,000 consists of net cash paid of $3,277,000, liability for software units sold of $228,000, the Purchase Credit of $4,572,000, other liabilities assumed of $267,000 and transaction costs of $37,000.

This transaction was accounted for as a purchase and the Company has included in its results from operations the results of CoolSign for the period from April 6, 2005 through December 31, 2005. The Company allocated the purchase price to tangible and intangible assets acquired and to liabilities assumed based on their estimated fair values. The fair value assigned to tangible and intangible assets were based on estimates and judgments made by management, and on valuations that utilize established valuation techniques appropriate for technology companies. The excess of the purchase price over the fair values of the identified assets was allocated to goodwill. The purchase was treated as a taxable transaction and no goodwill was recorded for tax purposes. The purchase price allocation is as follows:

	Amount	Annual Amortization	Life (Years)
Accounts receivable	$1,052,082
Inventories	365,411
Deposits and prepaid assets	74,722
Fixed assets	200,000
Deferred tax assets	1,495,816
Identified intangibles:
Tradename and trademarks	1,040,000	$—	Indefinite
Existing technology	1,140,000	228,000	5
Customer relationships	420,000	42,000	10
Goodwill	2,592,897	—	Indefinite

	$8,380,928	270,000

Identified intangibles amortization expense for the year ended December 31, 2005 was $158,000 and will be $270,000 in each of the next four years and $112,000 in the year ended December 31, 2010

Synelec Telecom Multimedia S.A. and Synelec USA, Inc.

As of May 1, 2005 Clarity purchased certain assets of Synelec Telecom Multimedia S.A. (Synelec), a digital display company based in France operating in bankruptcy. The cash consideration provided was 1,150,000 Euros, and the Company assumed certain accounts payable, accrued expenses, employee vacation and pension liabilities. The Company acquired inventories, trade names, customers, patents and a workforce of approximately 70 employees, as well as fixed assets and Synelec’s headquarter facility in southwestern France, and an Italian subsidiary, Synelec EMA SpA. The Italian subsidiary’s assets included cash, accounts receivable, fixed and other assets.

In a separate transaction on June 6, 2005, Clarity acquired the assets of Synelec USA, Inc., the United States subsidiary of Synelec, for cash consideration of $175,000 and the assumption of certain liabilities, including service contract obligations and facility related leases.

In total, in approximate US dollars and net of cash acquired, the Company paid $1,060,000 in cash for all Synelec assets, assumed $4,200,000 in liabilities and incurred $515,000 in transaction costs for a total purchase price of $5,775,000.

This transaction was accounted for as a purchase and the Company has included in its results from operations the results of Synelec for the period from May 1, 2005 (June 6, 2005 for Synelec USA) through December 31, 2005. The Company allocated the purchase price to identified tangible assets and to liabilities assumed based on their estimated fair values. The fair value assigned to tangible assets were based on estimates and judgments by management. As there was an excess of the fair values of identified tangible monetary assets over the purchase price, an extraordinary gain of $1,009,000 was recognized for the difference. This purchase was treated as a taxable transaction. The purchase price allocation is as follows:

Amount In US Dollars
Accounts receivable	$2,538,000
Inventories	3,599,000
Other current assets	487,000
Other assets	44,000
Deferred tax asset	116,000
Extraordinary gain	(1,009,000)

$5,775,000

As a part of the bankruptcy settlement, the Company agreed to collect for the liquidator existing accounts receivable of Synelec Telecom Multimedia SA that were not acquired. The Company’s fee for these collection efforts, 30% of collected receivables, amounted to $374,000 and is included in Other Income in the accompanying Statement of Operations.

(3)	Inventories

Inventories consist of the following as of December 31, 2005:

2005
Raw materials	$4,948,359
Work in process	738,424
Finished goods	3,599,447

$9,286,230

Demonstration equipment is included in inventories and is being amortized over periods up to two years. Amortization expense for the year ended December 31, 2005 was $184,000.

(4)	Property and Equipment

Property and equipment consist of the following as of December 31, 2005:

2005
Computer hardware and software	$1,628,019
Tooling	147,832
Furniture and equipment	1,049,981
Building and improvements	90,713

2,916,545
Less accumulated depreciation	(1,755,488)

Property and equipment, net	$1,161,057

Depreciation expense for the year ended December 31, 2005 was $534,000.

The gross amount of property and equipment under capital lease that is included in property and equipment is $477,000, and related accumulated depreciation is $71,000, as of December 31, 2005.

(5)	Other Assets

Other assets consist of the following at December 31, 2005:

2005
Tradename and trademarks	$1,040,000
Purchased technology, net of $133,000 accumulated amortization	1,007,000
Customer relationships, net of $24,500 accumulated amortization	395,500
Deposits	148,363
Other	148,455

$2,739,318

(6)	Accrued Expenses

Accrued expenses consist of the following as of December 31, 2005:

2005
Warranty reserve	$307,207
Payroll and related items	2,293,900
Income tax payable	392,068
Other	206,250

$3,199,425

(7)	Credit Agreements

In April, 2005 the Company entered into a $ 9 million credit agreement with USBank that consolidated previous borrowings from a different lender under a previous arrangement and provided financing for the two acquisitions made during 2005. The credit agreement makes available borrowings of up to $4 million under a revolving line of credit, subject to availability restrictions based on the levels of eligible North America accounts receivable, inventories and net tangible assets. Availability is calculated monthly and any excess of borrowings over availability must be repaid. At December 31, 2005, there were outstanding borrowings under the revolving line of credit of $2,346,098 and the calculated availability was $1.0 million. Borrowings under the revolving line of credit are due on April 30, 2007 and accrue interest at the rate of LIBOR plus 1.25%. The revolving credit facility is secured by a first lien on all the Company’s assets. The Company also entered into two term loans under the credit agreement. Term loan A, for $3,000,000, requires quarterly principal payments of $200,000 beginning on March 31, 2006. Term loan B, for $2,000,000 requires quarterly principal payments equal to $117,647 beginning on June 30, 2005. All unpaid principal and accrued interest on the term loans are due on September 30, 2009 and earn interest at the rate of LIBOR plus 1.5%. At December 31, 2005, borrowings outstanding on term loans A and B were $3,000,000 and $1,882,353, respectively.

The credit agreement requires the Company to meet certain balance sheet leverage, tangible net worth and fixed charge coverage ratios and to maintain a minimum of $1,000,000 cash balance with the bank. At December 31, 2005, the Company was not in compliance with the tangible net worth requirement. The bank took no action with regard to the non-compliance and in June 2006 the Company refinanced with other lenders (see Note 13.—Subsequent Event). The Company classified $4.5 million of the outstanding borrowings at December 31, 2005 as non-current because, with the subsequent refinancing, it demonstrated that it had both the intent and the ability to refinance that portion of the obligations with long-term debt.

The Company also has agreements with four European banks for revolving lines of credit for its French and Italian subsidiaries. Under these lines, the subsidiaries may borrow up to 3.8 million Euros against specific accounts receivable. Borrowings under these lines are due upon customer payment of the specific accounts receivable and earn interest at annual rates of Eurobor plus 1.1% for the French lines and from 4.85% to 6.25% for the Italian lines. At December 31, 2005, outstanding borrowings on these lines were 1,606,415 Euros ($1,907,041). There are no restrictive covenants associated with these lines.

Future minimum payments as of December 31, 2005 classified in accordance with the financing agreements discussed in Note 13 (Subsequent Event) are as follows:

Year ending December 31:
2006	$4,635,876
2007	4,500,000

$9,135,876

(8)	Lease Commitments

(a)	Operating Leases

The Company leases its headquarters facility in Wilsonville, Oregon under a non-cancelable operating lease expiring November 2006. Total rent expense for this facility was $560,180 for the year ended December 31, 2005. The Company also leases facilities in Burlingame, CA, Las Vegas, NV, Englewood, NJ, Albi, France and Paris France, Rome, Italy, and Shanghai, China under non-cancelable operating leases as the result of the 2005 acquisitions. The Company also has non-cancellable operating leases for automobiles, office equipment and other equipment. Rent expense for all of these leases during the year ended December 31, 2005 was $1,060,000. Future minimum lease payments for the noncancelable operating leases as of December 31, 2005 are as follows:

Year ending December 31:
2006	$1,573,000
2007	869,000
2008	521,000
2009	284,000
2010	186,000
Thereafter	855,000

$4,288,000

(b)	Capital Leases

The Company’s lease for its St. Sernin, France facility expires in 2013 with a 1 Euro buy-out option at the end. The Company has accounted for this lease as a capital lease assuming an interest rate of 5.75%.

The Company also leases certain other property and equipment under capital leases.

Future minimum lease payments for assets under capital leases at December 31, 2005 are as follows:

Year ending December 31:
2006	$336,000
2007	316,000
2008	223,000
2009	81,000
2010	76,000
Thereafter	221,000

Total minimum lease payments	1,253,000
Less amount representing interest	(189,000)

Present value of net minimum lease payments	1,064,000
Less current maturities of obligations under capital leases	(270,000)

Obligations under capital leases, less current maturities	$794,000

(9)	Stockholders’ Equity

(a)	Preferred Stock

Series B Convertible Preferred Stock

During 2000, the Company issued 902,055 shares of Series B convertible preferred stock for net proceeds of $6,500,134.

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series B convertible preferred stock shall be entitled to receive before any payment made in respect of the common stock, out of the assets of the Company available to distribution to its stockholders, $7.25 for each share of Series B convertible preferred stock, plus an amount equal to all declared and unpaid dividends thereon (Liquidation Preference). If the assets to be distributed to the holders of Series B convertible preferred stock are insufficient to permit the payment to the Series B convertible preferred stockholders, the full Liquidation Preference, then all of the assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series B convertible preferred stock in proportion to the amount of such stock owned by each stockholder.

After payment to the Series B convertible preferred, Series A convertible preferred and common stockholders, the remaining assets of the Company shall be distributed among the Series B convertible preferred, Series A convertible preferred and common stockholders pro rata based on the number of shares of common stock held by each (assuming conversion of all such preferred stock).

Each share of Series B convertible preferred stock is entitled one vote equal to the largest number of whole shares of common stock into which such share of Series B convertible preferred stock may be converted as of the close of business on the record date fixed for any meeting of the stockholders of the Company or the effective date of any written consent of the stockholders of the Company (any fractional share rounded up to the next whole share).

Each share of Series B convertible preferred stock is convertible, at the option of the stockholder, at any time after the issuance of such share, into that number of fully paid and nonassessable shares of common stock which result from dividing $7.25 by the Conversion Price ($3.625 adjusted from time to time for stock splits and combinations) at the time in effect with respect to such shares.

Each share of Series B convertible preferred stock shall automatically be converted into that number of fully paid and nonassessable shares of common stock at the Series B Conversion Price at the time in effect for such Series B preferred stock immediately upon the earlier of: (1) the Company’s sale of its common stock in a firm commitment underwritten public offering with at least two nationally recognized managing underwriters, pursuant to an effective registration statement on Form S-l or Form SB-2 under the Securities Act of 1933, as amended, the public offering of which is not less than $14.50 per share (as adjusted for any stock dividend, combination, or stock split or recapitalization) and the aggregate offering proceeds of which are not less than $20,000,000 (net of underwriting discounts and commissions), or (2) the date specified by written consent or agreement of the holders of at least 75% of the then outstanding shares of Series B preferred stock (on an as-converted basis).

The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the Series B convertible preferred stock, such number of its shares of common stock sufficient to effect the conversion of all outstanding shares of Series A and B convertible preferred stock.

In the event any shares of Series B convertible preferred stock are converted pursuant to the preceding, the shares so converted shall be canceled and the authorized number of shares of the preferred stock shall be reduced accordingly.

The Series B preferred stock is entitled to certain anti-dilution protection for stock splits, stock dividends and similar transactions.

Series A Convertible Preferred Stock

During 1998, the Company issued 1,732,857 shares of Series A convertible preferred stock for net proceeds of $3,789,018.

After payment to the Series B convertible preferred stockholders the Liquidation Preference, the Series A convertible preferred stockholders shall be entitled to receive $2.25 for each share of Series A convertible preferred stock. If the remaining assets to be distributed to the holders of the Series A convertible preferred stock upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, shall be insufficient to permit the payment to the Series A convertible preferred stockholders of the amount set forth herein, then all of the remaining assets of the Company legally available for distribution shall be distributed ratably among the Series A convertible preferred stockholders.

After payment to the Series B convertible preferred, Series A convertible preferred and common stockholders, the remaining assets of the Company shall be distributed among the Series B convertible preferred, Series A convertible preferred and common stockholders pro rata based on the number of shares of common stock held by each (assuming conversion of all such preferred stock).

Each share of Series A convertible preferred stock is entitled one vote equal to the largest number of whole shares of common stock into which such share of Series A convertible preferred stock may be converted as of the close of business on the record date fixed for any meeting of the stockholders of the Company or the effective date of any written consent of the stockholders of the Company (any fractional share rounded up to the next whole share).

Each share of Series A convertible preferred stock is convertible, at the option of the stockholder, at any time after the issuance of such share, into that number of fully paid and nonassessable shares of common stock which result from dividing $2.25 by the Conversion Price at the time in effect with respect to such series, adjusted from time to time for stock splits and combinations (currently $1.125).

Each share of Series A convertible preferred stock shall automatically be converted into that number of fully paid and nonassessable shares of common stock which shall result from dividing $2.25 by the Conversion Price upon the earlier of: (1) the date of effectiveness of a registration statement under the Securities Act of 1933, as amended, or any successor statute, for a firmly underwritten offering of common stock with gross proceeds of $10,000,000 or more, or (2) the date of conversion of, or vote to convert by, more than 50% of the originally issued Series A convertible preferred stock.

The Company shall, at all times, reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the Series A convertible preferred stock, such number of its shares of common stock sufficient to effect the conversion of all outstanding shares of Series A convertible preferred stock.

In the event any shares of Series A convertible preferred stock are converted pursuant to the preceding, the shares so converted shall be canceled and the authorized number of shares of the preferred stock shall be reduced accordingly.

Common Stock

After payment to the Series B convertible preferred stockholders and to the Series A convertible preferred stockholders the Liquidation Preference, the holders of the Common Stock shall be entitled to receive $2.25 for each share of Common Stock adjusted from time to time for stock splits and combinations (currently $1.125). If the remaining assets to be distributed to the holders of the Common Stock upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, shall be insufficient to permit the payment to the holders of the Common Stock of the amount set forth herein, then all of the remaining assets of the Company legally available for distribution shall be distributed ratably among the holders of the Common Stock.

After payment to the Series B convertible preferred, Series A convertible preferred and common stockholders, the remaining assets of the Company shall be distributed among the Series B convertible preferred, Series A convertible preferred and common stockholders pro rata based on the number of shares of common stock held by each (assuming conversion of all such preferred stock).

(b)	Limitations of Transfers

The stockholder shall not sell, or otherwise transfer, including transfers by gift and by operation of law, any interest in any of the preferred and common shares except as provided in the stock subscription agreement.

If the stockholder desires to sell or transfer any of the preferred or common shares in any manner, the stockholder must first obtain a firm, unconditional written offer signed by a bona fide prospective purchaser, stating the number of shares, total purchase price and terms of payment. The Company has the right of first refusal to purchase any portion of the shares covered by the bona fide offer at the same price, and upon the same terms. The right of first refusal is provided to the Company for a period of sixty days.

(c)	Warrants

The Company has nontransferable warrants outstanding to acquire up to 159,000 shares of common stock at an exercise price of $1.00 per share which may be exercised, in full only, any time through January 9, 2008 for $1, and nontransferable warrants to acquire 24,000 shares of common stock at an exercise price of $2 which may be exercised in full or part anytime before July 28, 2009. The Company also has nontransferable warrants to acquire shares of common stock equal to $50,000 divided by the offering price in the next offering of at least $2.5 million of the Company’s capital stock. The warrants may be exercised in full or in part before June 15, 2010 and may be redeemed for $50,000 in the event of a change in control.

(d)	Stock Options

The Company has a 1995 Stock Option Plan (1995 plan) and a 2002 Non-Qualified Stock Option Plan (2002 plan). 4,000,000 stock options have been authorized to be granted under the 1995 plan, but 500,000 of those are pending shareholder approval, and 205,000 stock options have been authorized to be granted under the 2002 plan.

Options granted under the 1995 plan must be granted with exercise prices not less than the fair market value per share of the Company’s common stock on the date of grant. Options become exercisable at a rate determined by the board of directors, generally 20% on the first anniversary date of the grant and 1.67% per month thereafter, and have a ten-year term.

The board of directors determines the option price, the period of the option and the time or times at which options may be exercised under the 2002 plan.

Options granted under both plans must generally be exercised while the individual is an employee or otherwise providing services to the Company.

Stock option activity for the year ended December 31, 2005 was as follows:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2004	2,762,438	1.29
Options granted at or above market value	712,110	2.83
Options exercised	(282,670)	0.30
Options expired	(227,517)	1.42

Outstanding at December 31, 2005	2,964,361	1.74

At December 31, 2005, the Company has reserved 4,205,000 shares for issuance under the stock option plans of which 648,820 options were available for grant, and of which 500,000 are subject to shareholder approval. As of December 31, 2005 there were 1,843,828 options exercisable with weighted average exercise price of $1.34. The following table summarizes information about stock options outstanding at December 31, 2005:

	Options outstanding			Options exerciseable
Range of exercise prices	Number outstanding at December 31, 2005	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at December 31, 2005	Weighted average exercise price
$0.01 to $0.99	120,056	4.98	$0.19	116,697	$0.20
$1.00 to $1.49	913,890	3.12	1.02	884,348	1.01
$1.50 to $2.00	1,307,665	6.90	1.84	835,135	1.85
$2.01 to $2.49	—	—	—	—	—
$2.50 to $2.99	285,250	9.33	2.50	7,648	2.50
$3.00 to $3.49	279,250	9.59	3.25	—	—
$3.50 to $3.99	58,250	9.85	3.50	—	—

	2,964,361			1,843,828

(10)	Income Taxes

Income tax expense (benefit) consists of the following for the year ended December 31, 2005:

2005
Federal
Current	$(407,613)
Deferred	(480,236)
State
Current	—
Deferred	(13,334)
Foreign
Current	319,803
Deferred	(318,521)

Income tax provision	$(899,901)

The effective income tax expense differs from the federal statutory rate of 34% primarily due to state and foreign income taxes and to research and experimentation credits.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows as of December 31, 2005:

2005
Deferred tax assets and (liabilities):
Net operating loss carryforwards	$68,828
Reserves, allowances, and accruals	734,588
Fixed assets	417,786
Tax credits	1,247,759
Purchase Credit	1,598,560
Intercompany profit in inventory	60,386
Intangibles	(93,249)
Other	10,061

Total deferred taxes	4,044,719
Less valuation allowance	(472,170)

Net deferred taxes	$3,572,549

The total valuation allowance increased by $141,549 for the year ended December 31, 2005. SFAS 109 requires that tax benefits be recorded as an asset to the extent that management assesses the utilization of such assets to be “more likely than not”; otherwise, a valuation allowance is required to be recorded.

The Company intends to reinvest the earnings of its foreign subsidiaries in those businesses and therefore has not recorded deferred taxes for the unremitted earnings of those subsidiaries.

As of December 31, 2005, the Company had state net operating loss carryforwards of approximately $895,000, which expire beginning in years 2011 through 2022. The Company has state and federal research and experimentation credit carryforwards of approximately $448,000 and $727,000, respectively, and foreign tax credit carryforwards of approximately $25,000. These credit carryforwards expire between 2006 and 2025. A valuation allowance has been recorded against the state research and experimentation credit carryforwards and against the foreign tax credit carryforwards. The Company has Alternative Minimum Tax credit carryforwards amounting to $48,000 which do not expire.

(11)	Employee Savings Plan

For employees based in the United States, the Company has a 401(k) plan, Clarity Visual Systems, Inc. Employee Savings Plan (the Plan). To participate in the Plan, employees must be age twenty-one and may contribute up to 15% of their compensation. Company contributions are discretionary. No Company contributions were made during 2005.

In France and Italy, Company employees are covered under statutory defined benefit plans. At December 31, 2005, the liability recorded for these plans was approximately $170,000. The expense for these plans in 2005 was not material.

(12)	Profit Sharing Plan

The Company has a profit sharing plan through which it pays eligible employees an amount equal to 5% of operating income in each quarter that operating income exceeds $100,000. The allocation of the 5% profit sharing pool to employees is based upon wages paid during the quarter, with a minimum payment of $100. To be eligible for profit sharing, employees must be employed full-time for the full quarter. Officers are not eligible for the profit sharing plan. The Company made payments of $138,000 during the year ended December 31, 2005.

(13)	Subsequent Events—Financing

On June 22, 2006, the Company entered into a new $12 million credit facility with two lenders. The facility includes a $7.5 million senior asset based revolving line of credit which accrues interest at the annual rate of prime plus 1.5%, and a $4.5 million subordinate revolving line of credit which accrues interest at the annual rate of prime plus 3.5%. Principal payments on and advances against the senior line occur daily. No principal payments are due on the subordinate line until maturity, as long as borrowings stay within calculated availability limits which are 80% of eligible accounts receivable plus 50% of eligible finished goods inventories plus 25% of eligible raw materials inventories for the senior line, and 65% of North America current assets less outstanding borrowings on the senior line for the subordinate line. Both lines mature in June 2008. Initial proceeds from these revolving lines of credit were used to retire the existing USBank credit facility. Substantially all of the Company’s North American assets and 65% of the stock of Clarity Visual Systems BV are pledged as collateral for borrowings against the lines.

In connection with the new credit facility, the Company agreed to grant warrants to purchase 286,538 shares of common stock at $3.25 per share and warrants to purchase 63,462 shares of series B convertible preferred stock at $3.63 per share, in total, to the two lenders. The warrants may not be transferred without permission and may be exercised in whole or in part anytime through June 2013. If the Company is acquired before the warrants expire, the warrants must either be assumed by the acquirer or the Company must repurchase the warrants at either agreed upon amounts under certain circumstances or an amount determined using the Black-Scholes Option Pricing Model.

In a separate transaction in June 2006, with a third lender, the Company borrowed $900,000 on a secured note which is subordinated to the rights of the two lenders in the aforementioned credit facility. The note is due on May 30, 2007 and earns interest, payable quarterly beginning on September 30, 2006, at the annual rate of 4% plus the 12 month LIBOR rate. Substantially all of the Company’s North American assets are pledged as collateral for the note.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

PLANAR SYSTEMS, INC.,

CORNELL ACQUISITION CORPORATION,

CLARITY VISUAL SYSTEMS, INC.,

and with respect to Article VIII and Article X only,

PAUL E. GULICK

as Shareholder Representative,

and

MELLON INVESTOR SERVICES LLC,

as Escrow Agent

July 18, 2006

A-i

A-ii

A-iii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Signatories to Voting Agreement

Exhibit A-2	Form of Voting Agreement

Exhibit B	Form of Rule 145 Affiliate Agreement

A-iv

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 18, 2006 by and among Planar Systems, Inc., an Oregon corporation (“Parent”), Cornell Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Clarity Visual Systems, Inc., an Oregon corporation (the “Company”), and, with respect to Article VIII and Article X hereof, Paul E. Gulick, as Shareholder Representative (the “Shareholder Representative”), and Mellon Investor Services LLC, as Escrow Agent (the “Escrow Agent”).

RECITALS

A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the Merger Consideration on the terms and conditions set forth herein and (ii) all issued and outstanding options to purchase capital stock of the Company shall be assumed by Parent and converted into equivalent rights to receive consideration as set forth herein.

C. Concurrent with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) each of the Company Shareholders identified on Exhibit A-1 are entering into a Voting Agreement with Parent in the form attached hereto as Exhibit A-2 (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

D. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby and to prescribe various conditions to their respective obligations under this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

1.1 Capitalized Terms. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto below:

“Aggregate Additional Amount” shall mean the difference obtained by subtracting (a) the sum of (i) the Series A Preference Amount plus (ii) the Series B Preference Amount plus (iii) the Common Stock Preference Amount from (b) the Merger Consideration.

“Aggregate Additional Amount Per Share” shall mean the quotient obtained by dividing (a) the Aggregate Additional Amount by (b) the Total Converted Outstanding Shares.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, and state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Cash Balance” shall mean the amount of cash of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet), minus the amount of cash received by the Company in payment of the exercise price of any Company Options and Company Warrants between the date of the Current Balance Sheet and the Closing Date.

“Cash Consideration” shall mean a cash amount equal to the product obtained by multiplying (a) the Merger Consideration by (b) .50.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock Additional Amount” shall mean the difference obtained by subtracting (a) the sum of (i) the Series A Additional Amount plus (ii) the Series B Additional Amount from (b) the Aggregate Additional Amount.

“Common Stock Cash Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Common Stock Preference Amount plus (B) the Common Stock Additional Amount and (ii) 0.5 by (b) the Diluted Common Shares.

“Common Stock Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Common Stock Preference Amount plus (B) the Common Stock Additional Amount, and (ii) 0.5 by (b) the Diluted Common Shares, and further dividing that quotient by the Parent Signing Trading Price.

“Common Stock Preference Amount” shall mean the product obtained by multiplying (a) $1.125 by (b) the Diluted Common Shares.

“Company Capital Stock” shall mean shares of Company Common Stock, Company Preferred Stock and any other shares of capital stock of the Company.

“Company Common Stock” shall mean shares of common stock of the Company.

“Company Debt” shall mean the amount of Indebtedness of the Company (including principal, accrued and unpaid interest and any prepayment or other similar penalties payable upon satisfaction of such debt), including the amounts owed to Silicon Valley Bank pursuant to the Company’s Senior Asset Based Line of Credit, the amounts owed to Partners for Growth pursuant to the Company’s Subordinate Line of Credit, all amounts owed to Parent in connection with the Company’s Promissory Note dated June 7, 2006, and the amount of all capital leases to which the Company is a party on the Closing Date (except for the capital lease on the building leased by Clarity SAS in St. Sernin, France), (collectively referred to as “Company Debt”) that would be required to be set forth as such on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet).

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained in the past three years, contributed to, or required to be contributed to, by an Employee, the Company or any Subsidiary for the benefit of any Employee, or with respect to which the Company or any Subsidiary has or may have any liability or obligation.

“Company Intellectual Property” shall mean any Company Intellectual Property Rights and any Technology owned by the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” shall mean any Intellectual Property Rights, including the Company Registered Intellectual Property Rights that are owned by, or exclusively licensed to, the Company.

“Company Material Adverse Effect” shall mean any changes, events, violations, inaccuracies, circumstances or effects that, individually or in the aggregate, are or are reasonably likely to be materially adverse to (a) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or any other transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, in and of themselves to constitute a Company Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect that results from changes or conditions affecting the industry in which the Company operates generally or the economy in the United States or any foreign markets where the Company has material operations or sales generally, provided such changes or conditions do not have a materially disproportionate or unique effect on the Company; (ii) any action required to be taken, or any omission required to be made, by the Company pursuant to the terms of this Agreement; or (iii) any change, event, violation, inaccuracy, circumstance or effect arising from or attributable to the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement; provided, however, that in the case of clauses (i) through (iii) above, inclusive, the Company has the burden of proving that a change, event, violation, inaccuracy, circumstance or effect is not a Company Material Adverse Effect because one or more of the foregoing exceptions applies.

“Company Option Plans” shall mean the Company’s 1995 Stock Incentive Plan and the Company’s Non-Qualified Stock Option Plan.

“Company Optionholders” shall mean all holders of Company Options.

“Company Options” shall mean all options to purchase or otherwise acquire shares of Company Capital Stock, whether or not vested or exercisable, that were granted or otherwise issued under the Company Option Plans.

“Company Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series B Preferred Stock and any other shares of preferred stock of the Company.

“Company Series A Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock.

“Company Series B Preferred Stock” shall mean shares of the Company’s Series B Preferred Stock.

“Company Shareholders” shall mean holders of shares of Company Capital Stock.

“Company Stock Certificates” shall mean certificates representing shares of Company Capital Stock.

“Company Warrants” shall mean the warrants to purchase Company Capital Stock identified in Section 3.3(b)(ii) of the Company Disclosure Schedule.

“Contract” shall mean any contract, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral, which is legally binding upon the party against which enforcement is sought.

“Diluted Common Shares” shall mean the sum obtained by adding (a) the number of shares of Company Common Stock issued and outstanding at the Effective Time, and (b) the number of shares of Company Common Stock issuable upon the exercise of Company Warrants issued and outstanding at the Effective Time, if any.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current, former or retired employee, consultant, contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each employment, change in control, severance, consulting, relocation, repatriation or expatriation agreement between the Company or any ERISA Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Amount” shall mean an amount in cash equal to $2.5 million plus that number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) $2.5 million by (b) the Parent Signing Trading Price.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or any court, administrative agency or commission.

“Indebtedness” shall mean, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or other similar facilities, and (d) all indebtedness of others referenced in the foregoing clauses (a), (b) and (c) directly or indirectly guaranteed in any manner by such Person, or in effect directly or indirectly guaranteed by such Person, including by way of agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss.

“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (b) all trade secrets and other rights in know-how and confidential or proprietary information; (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (f) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (g) any similar, corresponding or equivalent rights to any of the foregoing as recognized anywhere in the world.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to (a) the Company, the actual knowledge of the Company’s directors, as well as Ron Merryman, Kris Gorriaran, Fred Hall and Ben Clifton, and (b) Parent, the actual knowledge of Parent’s directors and executive officers.

“Merger Consideration” shall mean (a) $46,160,791, plus or minus (b) the Purchase Price Adjustment.

“Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Net Working Capital” shall mean (a) all accounts receivable of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, minus (b) all accounts payable of the Company and all accrued expenses of the Company (other than Transaction Expenses) that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, (c) minus all customer deposits of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, plus (d) all inventory of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP. All amounts identified in (a), (b), (c) and (d) above shall be determined utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet.

“Option Exchange Ratio” shall mean the quotient obtained by dividing (a) the sum of (i) the Common Stock Preference Amount plus (ii) the Common Stock Additional Amount, by (b) the Diluted Common Shares, and further dividing that quotient by the Parent Closing Trading Price.

“Oregon Law” shall mean the Oregon Business Corporation Act.

“Parent Closing Trading Price” shall mean the volume weighted average prices of one share of Parent Common Stock on The Nasdaq National Market for the ten (10) consecutive trading days ending two (2) trading days immediately prior to the Closing Date.

“Parent Common Stock” shall mean shares of Common Stock, no par value, of Parent.

“Parent Material Adverse Effect” shall mean any changes, events, violations, inaccuracies, circumstances or effects that, individually or in the aggregate, are or are reasonably likely to be materially adverse to (a) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or any other transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, in and of themselves to constitute a Parent Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect that results from changes or conditions affecting any of the industries in which Parent operates generally or the economy in the United States or any foreign markets where Parent has material operations or sales generally, provided such changes or conditions do not have a materially disproportionate or unique effect on Parent; (ii) Parent’s failure to meet industry analyst forecasts or expectations in and of itself (it being understood that the underlying events or circumstances (including Parent’s financial condition or results of operations) may, if applicable, be taken into account in determining whether there has been a Parent Material Adverse Effect); (iii) any change in the trading price or trading volume of Parent Common Stock in and of itself (it being understood that the underlying events or circumstances may, if applicable, be taken into account in determining whether there has been a Parent Material Adverse Effect); or (iv) any change, event, violation, inaccuracy, circumstance or effect arising from or attributable to the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement; provided, however, that in the case of clauses (i) through (iv), inclusive, Parent has the burden of proving that a change, event, violation, inaccuracy, circumstance or effect is not a Parent Material Adverse Effect because one or more of the foregoing exceptions applies.

“Parent Signing Trading Price” shall mean $12.07.

“Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens for work not yet completed, (e) liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payments of customs duties in connection with the importation of goods, (f) liens in favor of any of the Company’s (or any Subsidiary of the Company) lenders relating to Company Debt and (g) such imperfections of title and encumbrances, if any, that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Authority.

“Pro Rata Portion” shall mean a fraction, (a) the numerator of which is the value of Merger Consideration payable or issuable to such Company Shareholder pursuant to this Agreement (without taking into account the deduction of any Escrow Amount to be deposited with the Escrow Agent on behalf of such Company Shareholder pursuant to this Agreement), and (b) the denominator of which is the value of the Merger Consideration payable or issuable to all Company Shareholders pursuant to this Agreement (without taking into account the deduction of any Escrow Amount to be deposited with the Escrow Agent on behalf of all Company Shareholders pursuant to this Agreement). For purposes of calculating a Company Shareholder’s Pro Rata Portion and the value of Merger Consideration, Parent Common Stock shall be valued based upon the Parent Signing Trading Price.

“Purchase Price Adjustment” shall mean the positive or negative dollar amount equal to: (a) the sum of (i) the positive or negative amount of the Cash Balance less $2,570,289, (ii) the positive or negative amount of the Net Working Capital less $11,638,793, and (iii) the positive or negative amount of $8,409,498 less the Company Debt (in the case of each of the Cash Balance, the Net Working Capital and Company Debt, as reflected in the Estimated Closing Balance Sheet); plus (b) an amount equal to the product obtained by multiplying (i) $3.00 by (ii) the number of shares of Company Common Stock issued upon the exercise of Company Options during the period from May 31, 2006 through the Closing Date, minus (c) the Transaction Expenses (solely if (and to the extent) that any such Transaction Expenses have not been paid by the Company prior to the Effective Time), as reflected in the Estimated Closing Balance Sheet.

“Registered Intellectual Property Rights” shall mean the United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (c) Copyrights and (d) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series A Additional Amount” shall mean the product obtained by multiplying (a) the Aggregate Additional Amount Per Share by (b) the Series A Conversion Shares.

“Series A Cash Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Series A Preference Amount plus (B) the Series A Additional Amount and (ii) 0.5 by (b) the number of shares of Company Series A Preferred Stock issued and outstanding at the Effective Time.

“Series A Conversion Shares” shall mean the number of shares of Company Common Stock issuable upon conversion of the Company Series A Preferred Stock.

“Series A Preference Amount” shall mean the product obtained by multiplying (a) $2.25 by (b) the number of shares of Company Series A Preferred Stock issued and outstanding at the Effective Time.

“Series A Stock Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Series A Preference Amount plus (B) the Series A Additional Amount, and (ii) 0.5 by (b) the number of shares of Company Series A Preferred Stock issued and outstanding at the Effective Time, and further dividing that quotient by the Parent Signing Trading Price.

“Series B Additional Amount” shall mean the product obtained by multiplying (a) the Aggregate Additional Amount Per Share by (b) the Series B Conversion Shares.

“Series B Cash Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Series B Preference Amount plus (B) the Series B Additional Amount and (ii) 0.5 by (b) the number of shares of Company Series B Preferred Stock issued and outstanding at the Effective Time.

“Series B Conversion Shares” shall mean the number of shares of Company Common Stock issuable upon conversion of the Company Series B Preferred Stock.

“Series B Preference Amount” shall mean the product obtained by multiplying (a) $7.25 by (b) the number of shares of Company Series B Preferred Stock issued and outstanding at the Effective Time

“Series B Stock Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Series B Preference Amount plus (B) the Series B Additional Amount, and (ii) 0.5 by (b) the number of shares of Company Series B Preferred Stock issued and outstanding at the Effective Time, and further dividing that quotient by the Parent Signing Trading Price.

“Software” shall mean any and all computer software and code, including applets, applications, operating systems, libraries, assemblers, compilers, design tools, source code, object code, data (including image and sound data) and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

“Stock Consideration” shall mean that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the quotient obtained by dividing (a) the product obtained by multiplying (i) the Merger Consideration by (ii) .50, by (b) the Parent Signing Trading Price.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

“Tax” shall mean (a) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such items, (b) any liability for the payment of any items of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (c) any liability for the payment of any items of the type described in clauses (a) or (b) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such items and including any liability for taxes of a predecessor entity.

“Technology” shall mean any or all of the following: (a) works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in Software or otherwise, documentation, designs, files, records and data; (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (d) databases, data compilations and collections and technical data; (e) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (f) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

“Total Converted Outstanding Shares” shall mean the sum of (a) the Diluted Common Shares plus (b) the Series A Conversion Shares plus (c) the Series B Conversion Shares.

“Transaction Expenses” shall mean an amount equal to the sum of: (a) all third party fees and expenses incurred by the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers, accountants and auditors), plus (b) all fees and amounts paid or payable to holders of Company Warrants at or prior to the Effective Time.

“Triggering Event” shall mean (a) the Company or any Representative of the Company shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.2 of this Agreement; (b) the board of directors of the Company withholds, withdraws, amends or modifies the Company Board Recommendation, or fails to reaffirm the Company Board Recommendation within ten (10) business days (in the event the Company Shareholders’ Meeting is scheduled to be held prior to the expiration of such ten (10) business day period, then as far in advance of such meeting as is reasonably practicable) after Parent requests in writing that such recommendation be reaffirmed; (c) the Company shall have failed to include in the Form S-4 Registration Statement the Company Board Recommendation; (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; or (e) the Company shall have executed and delivered any letter of intent, memorandum of understanding or similar document or contract relating to any Acquisition Proposal (other than confidentiality agreements permitted by this Agreement).

1.2 Other Capitalized Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings ascribed thereto in the section of this Agreement set forth opposite each such capitalized term below:

Capitalized Term	Section
Acquisition Proposal	5.2(b)
Agreement	Preamble
Articles of Merger	2.2(b)
Blue Sky Laws	3.6
Closing Date	2.2(a)
Closing	2.2(a)
Company	Preamble
Company Authorizations	3.16
Company Board Recommendation	6.2(b)
Company Disclosure Schedule	Article III
Company Financial Statements	3.7(a)
Company Indemnified Party	6.17
Company Products	3.13(a)
Company Registered Intellectual Property Rights	3.13(b)
Company Representatives	5.2(a)
Company Source Code	3.13(x)
Company Subsidiary Securities	3.2(b)
Conflict	3.5
Current Balance Sheet	3.7(a)
Dissenting Share Payments	2.7(c)
Dissenting Shares	2.7(a)
Effective Time	2.2(b)
Environmental Permits	3.20(c)
Escrow Agent	Preamble
Escrow Fund	8.5(a)
Escrow Period	8.5(b)
Estimated Closing Balance Sheet	6.7(a)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)

Capitalized Term	Section
Export Approvals	3.30
Final Closing Balance Sheet	6.7(c)
Hazardous Material	3.20(a)
Hazardous Materials Activities	3.20(b)
HSR Act	3.6
Inbound License Agreements	3.13(n)
Indemnified Parties	8.2
Indemnifying Parties	8.2
Interested Party	3.15(a)
Lease Agreements	3.12(b)
Leased Real Property	3.12(a)
Letter of Transmittal	2.8(c)
Liens	3.10(h)
Loss	8.2
Losses	8.2
Merger	2.1
Merger Sub	Preamble
Nondisclosure Agreement	10.3
Offer Letter	6.9(a)
Officer’s Certificate	8.4(a)
Open Source Materials	3.13(t)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.9
Parent SEC Documents	4.8
Permit	3.6
PTO	3.13(b)
Requisite Shareholder Approval	3.4(a)
RoHS Directive	3.20(f)
Rule 145 Affiliate	6.14
Rule 145 Affiliate Agreement	6.14
Section 280G Payments	3.22(h)
Shareholder Representative	Preamble
Significant Customer	3.27
Significant Supplier	3.27
Spreadsheet	6.7(b)
Superior Proposal	6.2(b)
Survival Date	8.1
Surviving Corporation	2.1
Tax Returns	3.10(a)
Terminated Company Employee Plans	6.9(b)
Termination Fee	9.3(b)
Threshold	8.3(d)
Unaudited Company Financial Statements	3.7(a)
Voting Agreement	Preamble
WEEE Directive	3.20(f)

1.3 Interpretations.

(a) When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(c) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) All references in this Agreement to the Company shall be deemed to refer to the Company and its Subsidiaries unless the context otherwise requires.

(e) All references in this Agreement to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(f) All references in this Agreement to “parties” shall not be deemed to include the Escrow Agent unless specifically included therein.

(g) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II.

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Oregon Law, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation. The Merger Sub as the surviving corporation after the Merger is sometimes referred herein to as the “Surviving Corporation.”

2.2 Closing and Effective Time.

(a) Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place on a business day following satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), designated by Parent, at the offices of Ater Wynne LLP, 222 SW Columbia, Suite 1800, Portland, Oregon, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Oregon articles of merger in customary form and substance for the Merger (the “Articles of Merger”) in accordance with the applicable provisions of Oregon Law. The time of filing of the Articles of Merger is referred to herein as the “Effective Time.”

2.3 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Oregon Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in Merger Sub as the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of Merger Sub as the Surviving Corporation.

2.4 Articles of Incorporation and Bylaws.

(a) Articles of Incorporation of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, subject to Section 6.17, the articles of incorporation of the Surviving

Corporation shall be the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Oregon Law and as provided in such articles of incorporation.

(b) Bylaws of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, subject to Section 6.17, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Oregon Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

2.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Oregon Law, the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.6 Effect of Merger on Capital Stock.

(a) Merger Sub Capital Stock. At the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Company-Owned Company Capital Stock. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Shareholder, each share of Company Capital Stock (other than any Dissenting Shares and any shares of Company Capital Stock to be cancelled pursuant to Section 2.6(b)) shall, upon surrender of the certificate representing such share of Company Capital Stock in the manner set forth in Section 2.8, be canceled and extinguished and converted automatically into the right to receive:

(i) each share of Company Series A Preferred Stock shall be converted automatically into the right to receive (A) an amount of cash (without interest) equal to the Series A Cash Exchange Ratio, and (B) a number of Shares of Parent Common Stock equal to the Series A Stock Exchange Ratio;

(ii) each share of Company Series B Preferred Stock shall be converted automatically into the right to receive (A) an amount of cash (without interest) equal to the Series B Cash Exchange Ratio, and (B) a number of Shares of Parent Common Stock equal to the Series B Stock Exchange Ratio;

(iii) each share of Company Common Stock shall be converted automatically into the right to receive (A) an amount of cash (without interest) equal to the Common Stock Cash Exchange Ratio, and (B) a number of Shares of Parent Common Stock equal to the Common Stock Exchange Ratio;

(d) Company Warrants. At the Effective Time, each then outstanding Company Warrant, whether or not exercisable as of immediately prior to, or as of, the Effective Time, shall terminate and cease to be outstanding and exercisable. Prior to the Effective Time, the Company shall take all action reasonably necessary to effect the transactions anticipated by this Section 2.6(d) under all Company Warrant agreements or arrangements, including by giving any required notice and obtaining any waivers or consents required to effect the transactions anticipated by this Section 2.6(d) without breaching any Company Warrant agreement.

(e) Company Options.

(i) Except as otherwise provided in this Section 2.6(e), at the Effective Time, each then outstanding Company Option, whether or not vested or exercisable as of immediately prior to, or as of, the Effective Time, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall generally continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement, the Company Option Plans and other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that each Company Option so assumed by Parent shall thereupon become exercisable (or shall become exercisable in accordance with its terms) for (x) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (2) the Option Exchange Ratio, at (y) an exercise price per share of Parent Common Stock equal to (1) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Option immediately prior to the Effective Time, divided by (2) the Option Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

(ii) Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 2.6(e) under the Company Option Plans, all Company Option agreements and any other plan or arrangement of the Company, including by giving any required notice, obtaining any required consent contemplated thereby, and causing any applicable plan, agreement or arrangement, including any Change in Control Agreement, to be amended or otherwise modified to terminate any right to receive anything other than Parent Common Stock upon exercise of any Company Option assumed by Parent pursuant to this Section 2.6(e). Notice to holders of Company Options that are being assumed by Parent pursuant to Section 2.6(e)(i) shall set forth such Company Optionholders’ rights pursuant to the applicable Company Option Plan(s) and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.6(e)(i) at the Effective Time).

(f) Escrow Amount. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, Parent shall withhold the Escrow Amount from the Merger Consideration otherwise payable pursuant to this Agreement to the Company Shareholders. At the Closing, Parent shall cause the Escrow Amount to be deposited with the Escrow Agent. Each Company Shareholder shall be deemed to have contributed such holder’s Pro Rata Share of the Escrow Amount, to be held by the Escrow Agent pursuant hereto. The Escrow Amount shall be held in and distributed in accordance with the provisions of Article VIII. The Escrow Agent shall hold the Escrow Amount as security for the indemnification obligations of the Indemnifying Parties hereunder in accordance with the terms and conditions set forth herein.

(g) Withholding Taxes. Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any applicable provision of federal, local or foreign Tax law or under any applicable legal requirement. Any such deduction shall be withheld first from the Cash Consideration payable pursuant to this Agreement and, to the extent that such cash amounts are insufficient, from the Stock Consideration issuable pursuant to this Agreement, it being understood and hereby agreed that the number of shares of Parent Common Stock to be so deducted from the Stock Consideration shall be determined by dividing the amount required to be so deducted or withheld by the Parent Signing Trading Price. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof each Company Shareholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (determined after aggregating all fractional shares of Parent Common Stock that would otherwise be receivable by such Company Shareholder pursuant to the Merger in respect of all shares of Company Capital Stock held by such Company Shareholder) shall, upon surrender of such holder’s Company

Stock Certificates, be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (i) such fraction by (ii) the Parent Signing Trading Price.

2.7 Dissenting Shares for Holders of Company Capital Stock.

(a) Notwithstanding anything to contrary set forth in this Agreement, any shares of Company Capital Stock that are held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under Oregon Law (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration payable and issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, but the holder thereof shall only be entitled to such rights as are granted by Oregon Law.

(b) Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration payable or issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for dissenters’ rights received by the Company pursuant to the applicable provisions of Oregon Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or if directed to do so by a court order or judgment, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) shall make any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable or issuable in respect of such shares under this Agreement, or (ii) incurs any other costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to indemnification in respect of such Dissenting Share Payments pursuant to Article VIII.

2.8 Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, or another bank or trust company selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash and Parent Common Stock. At the Closing, (i) Parent shall make available to the Exchange Agent for exchange in accordance with this Agreement: (A) an amount of cash equal to the Cash Consideration (less the cash portion of the Escrow Amount), and (B) a number of shares of Parent Common Stock equal to the Stock Consideration (less the stock portion of the Escrow Amount) (together, such Cash Consideration and Stock Consideration, the “Exchange Fund”), and (ii) Parent shall deposit with the Escrow Agent the Escrow Amount.

(c) Exchange Procedures. After the Closing, Parent shall mail a letter of transmittal (the “Letter of Transmittal”), in such form and having such provisions as Parent may reasonably determine (including (i) that the delivery shall be effected, and risk of loss and title to the shares of Company Capital Stock shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent, and (ii) that each Company Shareholder shall acknowledge (A) such shareholder’s indemnification obligations under this Agreement, (B) the deposit of such shareholder’s Pro Rata Portion of the Escrow Amount into the Escrow Fund as security for such indemnification obligations, and (C) the appointment of the Shareholder Representative under this Agreement, to act for and on behalf of such Company Shareholder as set forth herein), and instructions for use in effecting the surrender of the Company Stock Certificates in exchange for (and as a condition precedent to) receipt of the cash payable and certificates representing shares of Parent Common Stock issuable pursuant to this Agreement by each Company Shareholder at the address set forth opposite each such Company Shareholder’s name on the Spreadsheet (or, upon written instruction from a Company Shareholder so directing the Exchange Agent and accompanied by payment for any associated fees and expenses delivered to Exchange Agent at the time of delivery of the stock certificates, delivery of such shares of Parent Common Stock electronically to such requesting Company Shareholder’s brokerage account in accordance with the Exchange Agent’s customary policies and procedures). Subject to the terms of this Agreement, upon the surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent as promptly as practicable (and in any event no later than ten (10) business days) following the date all required documentation has been delivered to the Exchange Agent in exchange therefor, (i) cash in an amount equal to the portion of the Cash Consideration to which such holder is entitled pursuant to this Agreement (without interest), less such holder’s Pro Rata Portion of Escrow Amount, and (ii) a certificate representing the portion of the Stock Consideration to which such holder is entitled pursuant to this Agreement, (iii) cash in lieu of any fractional shares to which such holder is entitled pursuant to this Agreement, and (iv) any dividends or other distributions to which such holder is entitled pursuant to this Agreement, and the Company Stock Certificate so surrendered shall be canceled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, from and after the Effective Time and for all corporate purposes, to evidence only the right to receive the foregoing Merger Consideration, fractional shares and dividends and other distributions.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate as provided above. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor along with cash and payment in lieu of fractional shares payable pursuant to this Agreement at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock are to be issued pursuant to this Agreement to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required under applicable law by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Adjustments to Exchange Ratios. The exchange ratios set forth herein shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to the Company Shareholders pursuant to this Agreement. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Company Shareholders pursuant to this Agreement shall promptly be paid to Parent. Any loss or other reduction resulting from such investment shall be reimbursed by Parent such that the total cash in the Exchange Fund shall at all times be an amount equal to or greater than the Cash Consideration payable at Closing less amounts previously paid to holders of Company Stock Certificates pursuant to this Agreement.

(i) Exchange Agent to Return Cash Consideration. At any time following the six (6) month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts and shares of Parent Common Stock that have been deposited with the Exchange Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to this Agreement, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent only as general creditors thereof with respect to any and all cash amounts and shares of Parent Common Stock that may be payable or issuable to such holders of Company Stock Certificates pursuant to this Agreement upon the due surrender of such Company Stock Certificates and duly executed letters of transmittal and related documents (if any) in the manner set forth in this Agreement. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.8(i) and that are subsequently delivered to the holders of Company Stock Certificates.

2.9 No Further Ownership Rights in Company Capital Stock. The cash and shares of Parent Common Stock issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon (a) the making of an affidavit of that fact by the holder thereof, (b) the execution of an indemnification agreement in customary form and substance reasonably satisfactory to Parent, and (c) if required by the transfer agent for Parent Common Stock in accordance with its customary policies, the payment of a bond in an amount to be determined by such transfer agent in accordance with its customary policies, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed, the amount of cash and certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to this Agreement, cash for fractional shares, if any, as may be required pursuant to this Agreement and any dividends or distributions payable pursuant to this Agreement.

2.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.12 Tax Consequences. (i) The Merger is intended to qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Code; (ii) the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and (iii) each of the Company, Merger Sub and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code. However, Parent makes no representations or warranties to the Company or to any securityholder of the Company regarding the tax treatment of the Merger, or any of the Tax consequences to the Company or any securityholder of the Company relating to the Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that it and its securityholders are relying solely on their own Tax advisors in connection with the Merger, this Agreement and the other transactions and agreements contemplated hereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions that are specifically disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, dated as of the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood and hereby agreed that (i) the information set forth in the Company Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section and subsection of the Company Disclosure Schedule shall qualify the representations and warranties set forth in the corresponding section or subsections of this Article III:

3.1 Incorporation, Standing and Power. The Company is a corporation duly incorporated and validly existing under the laws of the state of Oregon. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has delivered a true and correct copy of its articles of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to Parent or its advisors. Section 3.1 of the Company Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any trade name, other than “Clarity Visual Systems, Inc.”

3.2 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of the Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect. All Subsidiaries of the Company and their jurisdictions of organization are set forth in Section 3.2 of the Company Disclosure Schedule.

(b) Each Subsidiary of the Company is wholly owned by the Company, directly or indirectly, free and clear of any lien (other than Permitted Liens) and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any such Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of such Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

(c) Except as disclosed in Section 3.2 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than its Subsidiaries.

3.3 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 8,215,318 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Company Preferred Stock, of which (i) 1,777,224 are designated Company Series A Preferred Stock, of which 1,732,857 shares are issued and outstanding as of the date hereof, and (ii) 965,517 shares are designated Company Series B Preferred Stock, of which 902,055 shares are issued and outstanding as of the date hereof. The preference payable upon liquidation of the Company with respect to each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock is $1.125, $2.25 and $7.25, respectively. As of the date hereof, the Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 3.3(a) of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal, state and foreign securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. As of the date of this Agreement, the Company has no other capital stock authorized, issued or outstanding other than as set forth in Section 3.3(a) of the Company Disclosure Schedule.

(b) Except for the Company Option Plans, the Company has never adopted or maintained any other Company stock option plan or other plan providing for equity compensation of any Person. The Company has not granted any options or other compensation rights to purchase or acquire Company Capital Stock other than pursuant to the Company Option Plans. The Company has reserved 3,705,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted and the grant of restricted stock awards under the Company Option Plans, of which (i) 2,871,694 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options (whether vested or unvested) granted under the Company Option Plans, (ii) 621,915 shares have been issued, as of the date hereof, upon the exercise of options granted under the Company Option Plans and (iii) no shares of Company Common Stock have been issued pursuant to restricted stock agreements under the Company Option Plans and are issued and outstanding on the date hereof and are included in the Company Common Stock outstanding as reflected in Section 3.3(a) above. Section 3.3(b)(i) of the Company Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option, the exercise price of such option, the extent vested to date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. All Company Options have been issued in compliance with all applicable federal, state and foreign securities laws. Section 3.3(b)(ii) of the Company Disclosure Schedule sets forth for each outstanding Company Warrant, the name of the holder of such warrant, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon exercise of such warrant, the exercise price of such warrant, and a description of any other material terms of such warrant. Except for the Company Options set forth in Section 3.3(b)(i) of the Company Disclosure Schedule and the Company Warrants set forth in Section 3.3(b)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The forms of agreement pursuant to which such Company Options have been issued have been provided to Parent or its advisors. The forms of agreement pursuant to which Company Warrants have been issued have been provided to Parent or its advisors. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as contemplated by the Voting Agreements, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. All holders of Company Options are current or former employees or directors of the Company.

(c) Section 3.3(c) of the Company Disclosure Schedule sets forth the outstanding principal, accrued interest, applicable rate of interest, term, and any applicable prepayment penalties, fees or expenses in excess of $25,000 individually or $100,000 in the aggregate on all Indebtedness of the Company outstanding on the date hereof, except as described in Section 3.3(d) of the Company Disclosure Schedule.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest on all loans outstanding on the date hereof from any affiliate of the Company.

3.4 Authority; Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Requisite Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the affirmative approval of the Merger, this Agreement and the transactions contemplated hereby by (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, and (ii) the holders of sixty six and two thirds percent of the outstanding shares of Company Series B Preferred Stock, voting together as a single class (the “Requisite Shareholder Approval”). The Requisite Shareholder Approval is the only approval of the Company Shareholders that is necessary to approve and adopt this Agreement and the transactions contemplated hereby under applicable law, the Company’s articles of incorporation and bylaws and any material Contract to which the Company is a party. As of the date of this Agreement, the board of directors of the Company has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) declared advisable this Agreement and approved this Agreement and the transactions contemplated hereby, and (iii) determined to recommend that the Company Shareholders adopt this Agreement and approve the Merger.

(b) This Agreement and the agreements contemplated hereby to which the Company is or will be a party have been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

3.5 No Conflict. The execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the articles of incorporation or bylaws of the Company, (b) any material Contract to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its Subsidiaries or any of their respective properties (whether tangible or intangible) or assets. Following the Effective Time, the Surviving Corporation, will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Company and its Subsidiaries are not required to obtain any consent, notice, waiver or approval from any party to any such material Contract in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby.

3.6 Governmental Consents. No consent, waiver, approval, order, permit or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the applicable requirements, if any, of the Securities Act, the Exchange Act and state securities laws (“Blue Sky Laws”), (b) if applicable, the rules and regulations of The Nasdaq Stock Market, Inc., (c) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other similar anti-trust requirements of foreign Governmental Authorities, and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have an effect on the legality, validity or enforceability of this Agreement.

3.7 Company Financial Statements.

(a) Section 3.7 of the Company Disclosure Schedule sets forth (i) the Company’s balance sheets as of December 31, 2005 and 2004, and the related audited statements of income and cash flows and Company Shareholders’ equity for the twelve month periods then ended, and (ii) a balance sheet as of May 31, 2006 and the related unaudited statements of income and cash flows and Company Shareholders’ equity for the five month period then ended (the “Unaudited Company Financial Statements” and, together with audited financial statements referred to above, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Unaudited Company Financial Statements do not contain footnotes and other presentation items that may be required by GAAP). The Company Financial Statements present fairly in all material respects the Company’s financial condition and operating results as of the dates and during the periods indicated therein, subject in the case of Unaudited Company Financial Statements to (i) the absence of footnotes and (ii) normal year-end adjustments which would not be material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of May 31, 2006 is referred to herein as the “Current Balance Sheet.”

(b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company’s financial statements. The Company has no Knowledge of, and the Company’s independent auditors have not identified to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls used by the Company which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

3.8 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations (whether fixed or accrued, absolute or contingent, matured or unmatured, determined or determinable), except for (a) liabilities and other obligations that are reflected on or reserved against the Current Balance Sheet, (b) liabilities and other obligations that have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet and prior to the date hereof, (c) liabilities and other obligations that arise subsequent to the date hereof in the ordinary course of business consistent with past practice, and (d) liabilities and other obligations disclosed in Section 3.8 of the Company Disclosure Schedule.

3.9 No Changes. Between the date of the Current Balance Sheet and the date of this Agreement, there has not been, occurred or arisen any:

(a) material transaction by the Company or its Subsidiaries, except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to the articles of incorporation or bylaws of the Company or any of its Subsidiaries, except as expressly contemplated by this Agreement;

(c) capital expenditure or commitment by the Company or its Subsidiaries exceeding $50,000 individually or $100,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case, or $100,000 in the aggregate, of any claim, liability or obligation (whether fixed or accrued, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on or reserved against in the Current Balance Sheet and current liabilities incurred since the Current Balance Sheet;

(e) change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, or depreciation or amortization policies or rates) by the Company or its Subsidiaries other than as required by GAAP;

(f) change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(g) revaluation by the Company or its Subsidiaries of any of its assets (whether tangible or intangible);

(h) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(i) material increase in the salary or other compensation payable or to become payable by the Company or its Subsidiaries to any of their officers, directors or Employees or the declaration, payment or commitment or obligation of any kind for the payment by the Company or its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person (except pursuant to the Company’s pre-existing bonus plans and amounts earned thereunder as previously disclosed to Parent);

(j) any termination or extension, or any amendment, waiver or modification of the terms, of any Contract required to be disclosed in Section 3.14 of the Company Disclosure Schedule (other than terminations in connection with the scheduled end of the term of such Contract);

(k) except in the ordinary course of business consistent with past practices, sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company or its Subsidiaries, including the sale of any accounts receivable of the Company or its Subsidiaries, or any creation of any Lien (other than Permitted Liens) in such assets or properties;

(l) loan by the Company or its Subsidiaries to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), incurring by the Company or its Subsidiaries of any indebtedness for money borrowed, guaranteeing by the Company or its Subsidiaries of any indebtedness for money borrowed, issuance or sale of any debt securities of the Company or its Subsidiaries or guaranteeing of any debt securities of others, except for trade payables and advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practices;

(m) waiver or release of any material right or claim, including any write-off, discount or other compromise of any account receivable of the Company or its Subsidiaries, other than write-offs of accounts receivable in the ordinary course of business consistent with past practices;

(n) the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its Subsidiaries;

(o) notice of any claim or potential claim of ownership by any Person other than the Company or its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or its Subsidiaries or of infringement by the Company or its Subsidiaries of any other Person’s Intellectual Property Rights;

(p) (i) sale or license of any Company Intellectual Property or execution of any agreement with respect to the Company Intellectual Property with any Person, other than in the ordinary course of business, or (ii) purchase or license of any Intellectual Property Rights or execution of any agreement with respect to the Intellectual Property Rights of any Person (other than the Company), other than ordinary course shrink wrap software agreements for internal operations, (iii) agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company;

(q) circumstance, change, event or effect of any character that is or is reasonably likely to be material and adversely affect the Company; or

(r) written or oral agreement by the Company or its Subsidiaries, or any officer or employee on behalf of the Company or its Subsidiaries, to do any of the things described in the preceding clauses (a) through (q), inclusive, of this Section 3.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.10 Tax Matters.

(a) The Company and its Subsidiaries have prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) required to be filed by them and relating to any and all Taxes concerning or attributable to the Company or its Subsidiaries or their respective operations, and all such Tax Returns are, in all material respects, true and correct and have been completed in accordance with applicable law.

(b) The Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other Person.

(c) The Company and its Subsidiaries have not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or its Subsidiaries, nor has the Company or its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Tax Return of the Company or its Subsidiaries is presently in progress, nor has the Company or its Subsidiaries been notified of any request for such an audit or other examination.

(e) To the Knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Current Balance Sheet, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Current Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practices.

(g) The Company has delivered to Parent copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries filed or received for all periods since December 31, 1998.

(h) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company or its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

(i) None of the Company’s or any of its Subsidiaries’ assets are treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code (or any corresponding or similar provision under state, local or foreign law).

(j) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (ii) has ever been a party to any tax sharing, indemnification or allocation agreement, (iii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any corresponding or similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, or (iv) has ever been a party to any joint venture, partnership or other arrangement that is reasonably likely to be treated as a partnership for Tax purposes.

(k) Neither the Company nor any of its Subsidiaries has ever been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(l) No material adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company, informally by any taxing authority to the Company, its Subsidiaries or any representative thereof.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed in whole or in part by Sections 355 and 361 of the Code.

(n) Neither the Company nor any of its Subsidiaries currently has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(o) None of the outstanding indebtedness of the Company or any of its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code (or any corresponding or similar provision under state, local or foreign law) or under any other provision of applicable law.

(p) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(q) Neither the Company nor any of its Subsidiaries will be required to include any material income or gain or exclude any material deduction or loss from Taxable income as a result of (i) any change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision under state, local or foreign law), (ii) any closing agreement under Section 7121 of the Code executed prior to the Closing (or any corresponding or similar provision under state, local or foreign law), (iii) any intercompany transaction or excess loss account described in Treasury Regulations Section 1502 (or any corresponding or similar provision under state, local or foreign law), (iv) any installment sale or open transaction disposition made on or prior to the Closing, or (v) any prepaid amount received on or prior to the Closing.

(r) No Company Shareholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(s) There is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding or similar provision under state, local or foreign law).

(t) Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.11 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree to which the Company or its Subsidiaries is a party or otherwise binding upon the Company and its Subsidiaries that has, or may reasonably be expected to have, the effect of prohibiting or impairing any material business practice of the Company or its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or its Subsidiaries, or otherwise limit the Company’s or its Subsidiaries’ ability to engage in any line of business or compete with or hire any Person. Without limiting the generality of the foregoing, neither the Company nor its Subsidiaries has entered into any agreement under which the Company or its Subsidiaries is restricted from selling, licensing or otherwise distributing any technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of any market.

3.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company and its Subsidiaries do not own any real property, nor has the Company or its Subsidiaries ever owned any real property. Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company and its Subsidiaries or otherwise used or occupied by the Company and its Subsidiaries for the operation of its businesses (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the square footage of the premises leased thereunder and the aggregate annual rental payable under any such lease.

(b) The Company and its Subsidiaries have provided Parent with access to true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property, affecting any Leased Real Property or to which the Company or its Subsidiaries is bound. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent. Neither the Company nor its Subsidiaries has transferred or assigned any interest in any such Lease Agreement, nor has the Company or its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. All Lease Agreements are valid and enforceable (subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). The Company and its Subsidiaries are not in default of any Lease Agreement, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default of any material term under any Lease Agreement. Neither the Company nor its Subsidiaries has received any notice in writing of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the transactions contemplated hereby will not affect the enforceability against any Person of any Lease Agreement or the rights of the Company, its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(c) Each Leased Real Property and all of its operating systems is suitable for the conduct of the business as presently conducted. No law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation or use of any Leased Real Property in its present manner. No Lease Agreement will require the Company or its Subsidiaries to incur costs or expenses in excess of $50,000 for restoration of the premises subject to such Lease Agreement upon termination of such Lease Agreement.

(d) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the personal properties and tangible assets, used, held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet and Liens securing debt that is reflected on the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith, (iii) such imperfections of title and encumbrances, if any, that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby, and (iv) Permitted Liens.

(e) All material items of equipment owned or leased by the Company and its Subsidiaries are (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings that have been sold, distributed, made commercially available, provided or otherwise disposed of by or for the Company or its Subsidiaries to third parties since January 1, 2003 or which the Company or its Subsidiaries, as of the date hereof, plans to sell, distribute, make commercially available, provide or otherwise dispose of in the next twelve (12) months, including any products or service offerings under development (collectively, “Company Products”).

(b) Section 3.13(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company and its Subsidiaries as of the date hereof (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property which proceedings or actions are pending as of the date hereof.

(c) All necessary documents and certificates in connection with Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, as required under applicable law for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company or its Subsidiaries within one hundred twenty (120) days following the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. The Company and its Subsidiaries have not claimed “small business status” in the application for or registration of any Registered Intellectual Property Rights.

(d) In each case in which the Company or its Subsidiaries has acquired or purported to acquire ownership of any Technology or Intellectual Property Right that is material to the conduct of the Company’s or its Subsidiaries’ business from any Person, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated

Intellectual Property Rights to the Company (or its Subsidiaries). To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and its Subsidiaries have recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or its Subsidiaries with the relevant Governmental Authority.

(e) The Company has no Knowledge of any facts or circumstances that would render any Company Registered Intellectual Property Rights invalid or unenforceable.

(f) All Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries presently conducted or currently contemplated to be conducted as of the date hereof is, and, as of immediately following the Effective Time will be, fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party, exclusive of any encumbrances created by Surviving Corporation and/or Parent.

(g) Each item of Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as presently conducted or currently contemplated to be conducted is free and clear of any Liens except for (i) non-exclusive licenses to use Company Products granted to end-user customers in the ordinary course of business and consistent with past practices, (ii) any rights or licenses granted pursuant to any of the Contracts listed in Section 3.13(o) of the Company Disclosure Schedule, and (iii) Permitted Liens. The Company and its Subsidiaries are the exclusive owner or exclusive licensee of all Company Intellectual Property Rights. Without limiting the generality of the foregoing, (i) the Company and its Subsidiaries are the exclusive owners of all Trademark registrations that are included within Company Registered Intellectual Property Rights and (ii) the Company and its Subsidiaries own exclusively, and have good title to, all copyrighted works that the Company and its Subsidiaries purport to own.

(h) The Company and its Subsidiaries have not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Technology or material Intellectual Property Right that is or was Company Intellectual Property, to any other Person. The Company and its Subsidiaries have not allowed the Company’s rights in material Technology or material Intellectual Property Right that is or was Company Intellectual Property to lapse or enter the public domain.

(i) All Company Intellectual Property used by the Company and its Subsidiaries in the conduct of business of the Company and its Subsidiaries as such is presently conducted was written, invented, developed and created solely by either (i) employees of the Company and its Subsidiaries acting within the scope of their employment or (ii) by third parties who have assigned all of their rights, including Intellectual Property Rights therein, to the Company or its Subsidiaries, and no third party owns or has any rights to any such Company Intellectual Property.

(j) The Company Intellectual Property and all other Intellectual Property Rights licensed by the Company and its Subsidiaries under Inbound License Agreements and set forth in Section 3.13(n) of the Company Disclosure Schedule constitutes all the Technology and Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries as they currently are conducted and as presently proposed to be conducted, including the design, development, manufacture, use, import, sale, distribution and provision of Company Products.

(k) No Person who has licensed to the Company and its Subsidiaries any Technology or Intellectual Property Rights has ownership rights or license rights to improvements or modifications made by the Company and its Subsidiaries in or to such Technology or Intellectual Property Rights.

(l) The operation of the business of the Company and its Subsidiaries as they are currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, distribution and provision of Company Products, does not (and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing exclusive of any changes made to the operation of the business by Parent and/or Surviving Corporation) infringe or misappropriate any Intellectual Property Right of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice from any Person claiming that such operation or any Company Product infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(m) Except for pending patent or trademark applications, neither the Company nor its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer, provision, sale or licensing of any of the Company Intellectual Property or Company Products by the Company or its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Products.

(n) Section 3.13(n) of the Company Disclosure Schedule lists all material contracts, licenses and agreements (except for third party Software having an acquisition cost of less than $1,000 per copy that is generally commercially available and only used internally by the Company) to which the Company or its Subsidiaries is a party that grant the Company and its Subsidiaries license or other rights in or to any Technology or Intellectual Property Rights owned by a third party, (including agreements to provide or receive services related to Software or other Technology) (collectively, “Inbound License Agreements”). Neither the Company nor its Subsidiaries is in material breach of any Inbound License Agreement and, to the Knowledge of the Company, no other party to any such Inbound License Agreement is in material breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause) any Inbound License Agreements and, following the Closing Date, both Parent and the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights and receive all of the Company’s and its Subsidiaries’ benefits (including payments) under such Inbound License Agreements in accordance with their terms to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments that the Company and its Subsidiaries would otherwise have been required to pay to had the transactions contemplated by this Agreement not occurred.

(o) Except for such provisions contained in end user agreements, distributor agreements and reseller agreements entered into by the Company and its Subsidiaries in the ordinary course of business, Section 3.13(o) of the Company Disclosure Schedule lists all unexpired contracts, licenses and agreements between the Company and its Subsidiaries on the one hand and any other Person on the other hand wherein or whereby the Company or its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or its Subsidiaries or such other Person of the Intellectual Property Rights of any Person other than the Company and its Subsidiaries.

(p) There are no Contracts between the Company and its Subsidiaries on the one hand and any other Person on the other hand with respect to the Company Intellectual Property under which the Company or its Subsidiaries has provided or received written notice of any dispute regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by the Company or its Subsidiaries thereunder.

(q) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property Rights.

(r) The Company and its Subsidiaries have taken steps that are reasonably required to protect the confidential information and trade secrets of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ rights therein that are material to the conduct of the business of the Company and its Subsidiaries as presently conducted or currently contemplated to be conducted and to protect the confidential information and trade secrets provided by any other Person to the Company and its Subsidiaries pursuant to a contract requiring such protection. All employees of the Company and its Subsidiaries who have created or modified any of the Company Intellectual Property have signed the Company’s standard form of Employee Proprietary Information and Invention Agreement, which is attached to Section 3.13(r) of the Company Disclosure Schedule, pursuant to which all Technology and Intellectual Property Rights comprising Company Intellectual Property developed by such employees within the scope of their employment are assigned to the Company.

(s) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements entered into prior to the Closing Date to which the Company or its Subsidiaries is a party, will result subsequently in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

(t) Section 3.13(t) of the Company Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) that is integrated by the Company or its Subsidiaries in any of the Company Products, and describes generally the manner in which such Open Source Materials were used (such description shall include, whether the Open Source Materials were modified by the Company or any Subsidiary). The Company’s and its Subsidiaries’ use of Open Source Materials will not require that any software included with Company Products (other than such Open Source Materials themselves) must be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge or with any restriction on the consideration charged therefor.

(u) The Company and its Subsidiaries have no material liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or its Subsidiaries giving rise to any material liability) for replacement, repair or redelivery of any Company Products sold, licensed, leased or delivered by the Company or its Subsidiaries to customers on or within two (2) years prior to the Closing Date or other damages in connection therewith in excess of any reserves therefor reflected on the Company Financial Statements. Copies of all current and standard form agreements used within the last two (2) years for the sale or license of Company Products, including any standard terms of use for Company Products offered through the Company’s Internet website, are attached to Section 3.13(u) of the Company Disclosure Schedule.

(v) No (i) government funding; or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Technology and Intellectual Property Rights owned by the Company or its Subsidiaries. To the Company’s Knowledge, no current or former employee of the Company or its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Technology or Intellectual Property Rights purported to be owned by the Company or its Subsidiaries, has performed services for any government, a university, college or other educational institution or a research center during a period of time during which such employee was also performing services for the Company or its Subsidiaries.

(w) To the Company’s Knowledge, the Company and its Subsidiaries have complied in all material respects with all applicable U.S. and E.U. laws and its internal privacy policies relating to (i) the privacy of users of the Company Products and all Internet websites owned, maintained or operated by the Company and its Subsidiaries and (ii) the collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or its Subsidiaries or by third parties having authorized access to such information on behalf of the Company or its Subsidiaries. The execution, delivery and performance of this Agreement will not result in any violation of any applicable U.S. and E.U. laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company, including the privacy policies included in the Company’s Internet website, are attached to Section 3.13(w) of the Company Disclosure Schedule.

(x) Neither the Company nor its Subsidiaries nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on its behalf to any Person of any Company Source Code. Section 3.13(x) of the Company Disclosure Schedule identifies each contract pursuant to which the Company or its Subsidiaries has deposited, or is or may be required to deposit, with an escrow-holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(x), “Company Source Code” means, collectively, any Software source code or any material proprietary information or algorithm contained in any Software source code, embodied or incorporated in, or used to provide, any Company Product.

3.14 Agreements, Contracts and Commitments.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, nor are they bound by:

(i) any Employee Agreement in effect as of the date of this Agreement, other than (A) Company Options and other than standard offer letters that do not contain terms regarding severance, change in control or similar payments or (B) agreements between the Company or any of its ERISA Affiliates and any consultant or contractor relating to the performance of services for the Company or any of its ERISA Affiliates (in either case, the forms of which have previously been provided to Parent);

(ii) any agreement or plan (including any Company Option Plans, stock appreciation rights plan or stock purchase plan) any of the benefits of which could be increased, or the vesting of benefits of which could be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (except as required by this Agreement) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any lease of personal property providing for payments in excess of $25,000 individually or $100,000 in the aggregate;

(iv) any agreement, contract or commitment relating to capital expenditures and involving future payments after the date hereof in excess of $25,000 individually or $100,000 in the aggregate;

(v) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money, extension of credit or security interest;

(vii) any pending purchase order or contract for the purchase of materials involving in excess of $100,000;

(viii) any powers of attorney, other than powers of attorney executed in connection with customs transactions;

(ix) any agreement containing any price protection, “most favored nation” or similar provisions;

(x) any partnership, joint venture, strategic alliance or similar agreement;

(xi) any material Contract to which an Interested Party is a party, other than Contracts relating to the acquisition of equity securities of the Company or relating to an Interested Party’s employment or service relationship with the Company;

(xii) any dealer, distribution, joint marketing, development agreement, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for marketing, sales, provision or distribution of the Company’s products, technology or services and that is material to the Company’s business; or

(xiii) any other Contract, including any service, operating or management agreement or arrangement with respect to any of the Company’s properties (whether leased or owned), that involves in excess of $100,000 and is not cancelable without penalty within thirty (30) days.

(b) The Company and its Subsidiaries are in compliance in all material respects with, and have not received notice prior to the date of this Agreement that they have breached, violated or defaulted under any of, the terms or conditions of any Contract required to be set forth on Section 3.14(a) of the Company Disclosure Schedule, nor has there occurred any event or condition that could reasonably be expected to constitute such a breach, violation or default by the Company or its Subsidiaries with the lapse of time, giving of notice or both. Each Contract required to be set forth on Section 3.14(a) of the Company Disclosure Schedule is in full force and effect (except to the extent that such Contracts are terminated in a manner permitted under Section 5.1(b)(iii)) and, to the Company’s Knowledge, no third party obligated to the Company or any of its Subsidiaries pursuant to any such Contract is subject to any default thereunder.

(c) The Company has delivered to Parent true, correct and complete copies of all Contracts listed in Section 3.14(a) of the Company Disclosure Schedule, including all amendments, supplements, exhibits and ancillary agreements thereto.

3.15 Interested Party Transactions.

(a) Except for transactions involving salaries, bonuses and other compensation under employment contracts or employee benefit plans that have been provided to Parent, transactions involving the acquisition of equity securities from the Company, transactions involving reimbursement of expenses and other transactions entered into in the ordinary course of business consistent with past practices and related to such person’s capacity as an officer, director or employee of the Company, no officer or director of the Company or Company Shareholder holding more than five percent (5%) of the Company Capital Stock (nor any parent, sibling, descendent or spouse, of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) (an “Interested Party”), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or its Subsidiaries furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiaries, any goods or services that are material to the Company’s business, or (iii) a beneficial interest in any Contract to which the Company or its Subsidiaries is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation or mutual fund and holdings of an investment fund in which a director is a partner or member shall not be deemed to be an “interest in any entity” for purposes of this Section 3.15.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company, that were either entered into after January 1, 2000 or pursuant to which there are continuing obligations to be performed or benefits to be received by the Company, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.16 Company Authorizations. Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company and its Subsidiaries currently operate or hold any interest in any of their respective properties, or (b) that is required for the operation of the Company’s and its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, the “Company Authorizations”) has been issued or granted to the Company and its Subsidiaries. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to lawfully operate or conduct their business as currently conducted or hold any interest in their respective properties or assets.

3.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, their respective properties (tangible or intangible) or any of their respective directors or officers (in their capacities as such) nor, to the Knowledge of the Company, is there any basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, any of their respective properties (tangible or intangible) or any of their respective directors or officers (in their capacities as such) by or before any Governmental Authority, nor, to the Knowledge of the Company, is there any basis therefor.

3.18 Accounts Receivable. The Company has delivered to Parent a list of all accounts receivable of the Company and its Subsidiaries as of May 31, 2006, together with a range of days elapsed since invoice. All of the Company’s and its Subsidiaries’ accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and represent valid obligations arising from sales actually made or services actually performed. No Person has any Lien (other than Permitted Liens) on any of the Company’s or its Subsidiaries’ accounts receivable and, as of the date of this Agreement, no request or agreement for deduction or discount has been made with respect to any of the Company’s or its Subsidiaries’ accounts receivable that are reflected in the Current Balance Sheet.

3.19 Minute Books. The minutes of the Company and each of its Subsidiaries provided to Parent contain a materially complete and accurate summary of all meetings and actions by written consent of the board of directors (or committees thereof) of the Company and its Subsidiaries and contain accurate summaries of all Company Shareholder meetings and all Company Shareholder actions by written consent, and those of the Company’s Subsidiaries, since the time of incorporation of the Company and with respect to any Subsidiary, since the time such Subsidiary became a Subsidiary of the Company.

3.20 Environmental Matters.

(a) The Company and its Subsidiaries have not (i) operated any underground storage tanks at any property that the Company or its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) except in a manner that would not result in liability to the Company and its Subsidiaries, released any amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its Subsidiaries have at any time owned, operated, occupied or leased (other than office and janitorial supplies properly and safely maintained), except as would not be reasonably likely to result in material liability to the Company or its Subsidiaries.

(b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, distributed, recycled or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”).

(c) The Company currently holds all material environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no Knowledge of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(e) The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities (if any) of the Company relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

(f) There are no facts or circumstances that would prevent or delay the ability of the Company to comply, when required, with the European Directives 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive”) and 2002/95/EC on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS Directive”). Section 3.20 of the Company Disclosure Schedule lists all Company products and components which are subject to the WEEE Directive and the RoHS Directive.

3.21 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section 3.21 of the Company Disclosure Schedule sets forth the principal terms and conditions of all agreements, written or oral, with respect to such fees, if any, and true and complete copies of each such agreement have been delivered to Parent.

3.22 Employee Benefit Plans and Compensation.

(a) Section 3.22(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than agreements between the Company or any of its ERISA Affiliates and any consultant or contractor relating to the performance of services for the Company or any of its ERISA Affiliates). Neither the Company nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law).

(b) The Company has delivered to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, performance bonds and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and subsequent periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan (other than routine correspondence that is not expected to result in liability to the Company); (ix) all standard COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan (as applicable); and (xi) any applications filed under an IRS or DOL correction program, such as EPCRS (including any non-filed self-corrections), DFVCP or VFCP.

(c) The Company and its ERISA Affiliates have performed in all material respects all obligations (including fiduciary duties) required to be performed by them under each Company Employee Plan, and each

Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has been determined to be so qualified or exempt by the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i), (l) and (m) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due or accrued under the terms of each Company Employee Plan. To the Knowledge of the Company, all Employee records (including without limitation, compensation and service data) used by the Company Employee Plans are correct and complete.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan or (iii) “multiple employer plan” as defined in ERISA or the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract and neither the Company nor any ERISA Affiliate maintains a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(f) Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, USERRA, the requirements of FMLA, or the requirements of the Health Insurance Portability and Accountability Act of 1996.

(g) Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which has been, will be or may be made by the Company or its ERISA Affiliates with respect to any Employee will be, or could reasonably be expected to be, characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code (or any corresponding or similar provision under state, local or foreign law) (“Section 280G Payments”). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code (or any corresponding or similar provision under state, local or foreign law).

(i) The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to the Company.

(j) No work stoppage or labor strike against the Company or any ERISA Affiliate is pending, threatened or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. The Company has not incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(k) Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(l) Section 3.22(l) of the Company Disclosure Schedule identifies each ‘nonqualified deferred compensation plan’ (as defined in Code section 409A(d)(1)) sponsored, maintained or contributed to by Company, any ERISA Affiliate or Employees. Each such plan has fully complied with Code section 409A, Notice 2005-1 and the Prop. Treas. Regs. at 70 Fed. Reg. 57930 (October 4, 2005) since January 1, 2005. No event has occurred that would be treated by Code section 409A(b) as a transfer of property under Code section 83.

3.23 Insurance. Section 3.23 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). As of the date of this Agreement, the Company has no Knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

3.24 Compliance with Laws. To the Company’s Knowledge, the Company and its Subsidiaries and all assets and properties of the Company and its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received any notices of pending violation with respect to, any foreign, federal, state or local statute, law or regulation.

3.25 Warranties; Indemnities. Except for the warranties, indemnities and service level commitments contained in those Contracts set forth in Section 3.13(o) of the Company Disclosure Schedule and warranties implied by law, neither the Company nor its Subsidiaries has given any warranties, indemnities or service level commitments relating to products or technology sold or services rendered by the Company or its Subsidiaries.

3.26 Inventory. The Company’s and the Subsidiaries’ inventory is of good and merchantable quality in all material respects, and none of which is obsolete, damaged or defective, except for items which have been written off, or for which adequate reserves have been provided, in the Current Balance Sheet of the Company prior to the date this representation is provided. The Company’s and the Subsidiaries’ inventory is free from Epidemic Failures defined as the same defect found in three percent (3%) or more of the units delivered during any ninety (90) day period.

3.27 Customers. Section 3.27 of the Company Disclosure Schedule lists the customers who, in the fiscal year ended December 31, 2005, were the twenty (20) largest sources of revenues for the Company and the Subsidiaries, on a consolidated basis (each, a “Significant Customer”). As of the date of this Agreement, the Company and the Subsidiaries have no outstanding disputes concerning any material aspect of its products and/or services with any Significant Customer, and, as of the date of this Agreement, the Company has no Knowledge of any material dissatisfaction on the part of a Significant Customer with respect to the Company’s products and services nor any intent on the part of a Significant Customer to (a) terminate any Contract between such Significant Customer and the Company or its Subsidiaries, (b) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries, (c) return products of the Company or its Subsidiaries, or (d) seek the exercise of any remedy against the Company or any Subsidiary.

3.28 Suppliers. Section 3.28 of the Company Disclosure Schedule lists the suppliers who, in the fiscal year ended December 31, 2005, were the twenty (20) largest suppliers of goods and services to the Company and its Subsidiaries, based on amounts paid (each, a “Significant Supplier”). The Company and the Subsidiaries have no outstanding disputes concerning the products and/or services provided by any Significant Supplier, and, as of the date of this Agreement, neither the Company nor any Subsidiary has any intent of (a) terminating any Contract with any Significant Supplier, (b) refusing to pay any amount due to any Significant Supplier, (c) returning any products to any Significant Supplier or (d) seeking to exercise any remedy against any Significant Supplier that would result in a Company Material Adverse Effect. As of the date of this Agreement, the Company has no Knowledge that any Significant Supplier intends to terminate any Contract between such Significant Supplier and the Company or any of its Subsidiaries or seek to exercise any remedy against the Company or any of its Subsidiaries.

3.29 Foreign Corrupt Practices Act. Neither the Company nor its Subsidiaries (including any of its officers, directors and, to the Knowledge of the Company, its representatives) has taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

3.30 Export Control Laws. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the Company and its Subsidiaries, to the extent applicable to its Subsidiaries, have at all times conducted their export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and its Subsidiaries, to the extent applicable to its Subsidiaries, have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign national employees located in the United States and abroad (“Export Approvals”);

(b) The Company and its Subsidiaries, to the extent applicable to its Subsidiaries, are in compliance with the terms of all applicable Export Approvals;

(c) The Company has no Knowledge that any of its employees are citizens or legal permanent residents of any of the following countries: Cuba, Iran, Iraq, Libya, North Korea, Sudan, and Syria; and

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

3.31 Complete Copies of Materials. The Company has delivered true and complete copies of each document that is referenced in the Company Disclosure Schedule and has been requested by Parent or its counsel.

3.32 Full Disclosure.

(a) This Agreement (including the Company Disclosure Schedule) does not, and the Certificate delivered pursuant to Section 7.2(k) of this Agreement will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder to the extent applicable to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to any exceptions that are specifically disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement, dated as of the date hereof (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Incorporation, Standing and Power. Each of Parent and Merger Sub is a corporation duly incorporated and validly existing under the laws of the state of Oregon and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub and no further action is required on the part of Parent or Merger Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement and the agreements contemplated hereby to which Parent and Merger Sub are a party, have been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms. No vote of or other action by the holders of Parent’s Common Stock (or securities convertible into Parent’s Common Stock) is required (by law, by the Marketplace Rules of The Nasdaq Stock Market or otherwise) in connection with the execution, delivery or performance of this Agreement or the consummation by Parent of any of the transactions contemplated hereby.

4.3 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock, no par value. At the close of business on June 30, 2006, (a) 15,322,999 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and (b) 3,880,043 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s stock option and employee stock purchase plans. Except as set forth above and except for 200,000 shares of Parent Preferred Stock reserved for issuance in connection with the Rights Agreement by and between Parent and Mellon Investor Services LLC dated February 3, 2006, at the close of business on June 30, 2006 no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except for certain lock-ups and other restrictions in favor of Parent with respect to sales of the securities issued pursuant to Parent’s stock plans and the forms of agreements used under such plans, and other than as described above, there are no other outstanding rights, options, warrants, preemptive rights, redemption rights, rights of first refusal or similar rights for the purchase or acquisition from Parent of any securities of Parent.

4.4 Parent Common Stock. The Parent Common Stock to be issued pursuant to the Merger and pursuant to the Company Options assumed by Parent has been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and non-assessable and will be free of any liens, encumbrances, preemptive rights and rights of first refusal.

4.5 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby will not, give rise to a Conflict under (a) any provision of the articles of incorporation and bylaws of Parent or Merger Sub, (b) any material Contract to which Parent or any of its respective properties or assets (whether tangible or intangible) are subject or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets (whether tangible or intangible), except in the case of (b) or (c) where such Conflict would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or have an effect on the legality, validity or enforceability of this Agreement.

4.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party including a party to any agreement with Parent or Merger Sub (so as not to give rise to any Conflict), is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws, (b) if applicable, the rules and regulations of The Nasdaq Stock Market, Inc., (c) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and other similar anti-trust requirements of foreign Governmental Authorities, and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have an effect on the legality, validity or enforceability of this Agreement.

4.7 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for fees payable to Pacific Growth Equities, LLC.

4.8 SEC Documents. Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 21, 2003. Except to the extent available in full without redaction on the SEC’s web site two days prior to the date of this Agreement, Parent has made available to the Company copies in the form filed with the SEC of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act, or 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), with respect to any statement, report, registrations statement or definitive proxy statement referred to above, and other filings filed with the SEC by Parent since December 21, 2003 (collectively together with filed versions of the foregoing available in full without redaction through the SEC’s web site (the “Parent SEC Documents”) and all comment letters received by Parent from the Staff of the SEC relating to the Parent SEC Documents and all responses to such comment letters by or on behalf of Parent. As of their respective filing dates (or if amended or supplemented by a filing, then on the date of such subsequent filing), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act, and the rules and regulations of the SEC (including, but not limited to Regulation S-K and Regulation S-X) and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.9 Financial Statements. The financial statements of Parent and its Subsidiaries , including the related notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto as of their respective dates of filing with the SEC (including, without limitation, Regulation S-X) and were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X on Form 10-Q, Form 8-K or any successor form under the Exchange Act). The Parent Financial Statements fully and fairly present in all material respects the consolidated financial condition, operating results and cash flows of Parent and its Subsidiaries at the dates and during the periods indicated therein (except that unaudited statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments). Except (A) as reflected in Parent’s unaudited balance sheet for its quarter ended March 31, 2006, as filed with the SEC on Form 10-Q or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since March 31, 2006 consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any material liabilities or obligations of any nature. Section 4.9 of the Parent Disclosure Schedule lists, and Parent has delivered to the Company copies of the documentation creating or governing, all securitization transactions and “off balance sheet arrangements” (as defined in Item 303(c) of Regulation S-X ) effected by Parent or its Subsidiaries since September 30, 2005. KPMG, LLP, which has expressed its opinion with respect to the Parent Financial Statements included in the Parent SEC Documents (including related notes), is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (y) “independent” with respect to Parent and its Subsidiaries within the meaning of Regulation S-X, and (z) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board.

4.10 Certifications. The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of Parent’s officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

4.11 Financial and Disclosure Controls. Each of Parent and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurances that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent’s consolidated assets; (c) access to Parent’s assets is permitted only in accordance with management’s authorization; (d) the reporting of Parent’s assets is compared with existing assets at regular intervals; and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. To Parent’s Knowledge, each director and executive officer has filed with the SEC on a timely basis all statements required by Section 16(b) of the Exchange Act and the rules and regulations thereunder since September 30, 2005. As used in this Section 4.11, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

4.12 Compliance With Laws. To Parent’s Knowledge, Parent and its Subsidiaries and all assets and properties of Parent and its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received any notices of pending violation with respect to, any foreign, federal, state or local statute, law or regulation. No reports have been made by any attorney to Parent’s chief legal officer, Chief Executive Officer, Board of Directors (or committee thereof) or other representative pursuant to 17 C.F.R. Part 205.

4.13 Compliance With Listing Standards. Parent is, or will timely be in all material respects, in compliance with all current and proposed listing and corporate governance requirements of the NASDAQ National Market System and is in compliance in all material respects, and will continue to remain in compliance following the Effective Time, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

4.14 Stock Based Compensation Plans. All of Parent’s stock based compensation plans as reflected in the Parent Financial Statements and the Parent SEC Documents, have been accounted for in accordance with GAAP and the applicable requirements of the SEC. The exercise price specified in all of Parent’s stock options intended to be set at the fair market value of Parent’s Common Stock at the time of the grant accurately reflects the fair market value of Parent’s Common Stock at the time of the grant. Parent has not receive any inquiry, formal or informal, written or oral, from any Governmental Authority seeking information regarding the exercise price of any of Parent’s stock options.

4.15 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.16 Full Disclosure.

(a) This Agreement (including the Parent Disclosure Schedule) does not, and the Certificate delivered pursuant to Section 7.3(d) of this Agreement will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Parent or at the time of Parent Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder to the extent applicable to the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference.

ARTICLE V.

CONDUCT PRIOR TO THE EFFECTIVE TIME

During the time period from the date hereof until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

5.1 Conduct of Business of the Company.

(a) Except as expressly contemplated by this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Schedule, or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), the Company shall operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform its other obligations when due, and, to the extent not inconsistent with such business, shall use its reasonable best efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with its material customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

(b) Except as expressly contemplated by this Agreement, as set forth in Section 5.1(b) of the Company Disclosure Schedule, or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld) or to ensure that the Company complies with applicable laws and regulations and pre-existing contractual obligations, the Company shall not (and shall cause its Subsidiaries not to):

(i) make any capital equipment expenditure or enter into any commitment therefor exceeding $50,000 individually or $200,000 in the aggregate;

(ii) (A) sell, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, except in the ordinary course of business, (B) buy or license any Intellectual Property Rights or enter into any agreement with respect to the Intellectual Property Rights of any Person, except in the ordinary course of business, (C) enter into any agreement with respect to the development of any Intellectual Property Rights with a third party, or (D) change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;

(iii) terminate (except in connection with an end of term scheduled as of the date of this Agreement) or amend, waive or modify the terms of, any Contract disclosed on the Company Disclosure Schedule (except for amendments, waiver or modifications to Contracts with customers of the Company in connection with a scheduled end of term or renewal), or extend any Contract disclosed on the Company Disclosure Schedule outside of the ordinary course of business, or enter into any Contract that would have been required to have been disclosed on Section 3.11, 3.12 or 3.13(a) of the Company Disclosure Schedule had such Contract been entered into prior to the date hereof (or agree to do any of the foregoing set forth in this Section 5.1(b)(iii));

(iv) engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;

(v) enter into (except in the ordinary course of business) or materially amend, waive or modify (except for amendments, waiver or modifications to Contracts with customers of the Company in connection with a scheduled end of term or renewal) the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

(vi) commence or settle any litigation, other than (A) to enforce its rights under this Agreement or (B) for the routine collection of bills.

(vii) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options or upon conversion of Company Preferred Stock; provided, however, that the Company may, in the ordinary course of business and in amounts and with other material terms consistent with past practice, grant Company Options (A) to Employees hired after the date hereof and (B) in which the aggregate amount of shares issuable pursuant to such grants of Company Options shall not exceed 100,000, and (C) repurchase shares of Company Capital Stock in connection with repurchase rights contained in restricted stock agreements evidencing the issuance of such shares;

(viii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities convertible into Company Capital Stock, other than issuances of Company Common Stock pursuant to exercises of Company Options in accordance with their terms or the conversion of Company Preferred Stock and repurchases of Company Capital Stock in connection with repurchase rights existing on the date hereof or granted following the date hereof in connection with the issuance of Company Options permitted by clause (vii) above;

(ix) cause or permit any amendments to its articles of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(x) acquire or agree to acquire by merging or consolidating with, or by purchasing (except in the ordinary course of business consistent with past practice) any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(xi) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) that are not Company Intellectual Property and only in the ordinary course of business and consistent with past practices (it being understood that such activities are governed by clause (ii) above); or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge (other than Permitted Liens) affecting any material owned tangible property or material leased tangible or real property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any owned material tangible property or any leased material tangible or material real property or any interest or rights therein;

(xii) incur any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(xiii) grant any loans to others (other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(xiv) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

(xv) adopt or amend any Company Employee Plan, enter into any Employee Agreement (other than (A) customary “offer letters” for new hires that are “at will” employment arrangements and (B) agreements with consultants or contractors that are not in the aggregate material to the Company), pay or agree to pay any special bonus or special remuneration to any Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

(xvi) accelerate (either partially or fully) the vesting or exercisability of any Company Options; except as provided for under the terms of existing Company Options and related agreements providing for such acceleration;

(xvii) revalue any of its assets (whether tangible or intangible), including, without limitation, writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xviii) pay, discharge or satisfy, in an amount in excess of $100,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) or enter into a commitment or transaction to do any of the same, in each case other than the payment, discharge or satisfaction of liabilities (or the entering into a commitment or transaction to do any of the same) incurred in the ordinary course of business or reflected or reserved against in the Current Balance Sheet;

(xix) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xx) enter into any licensing or distribution Contract or arrangement outside of the ordinary course of business or enter into any joint venture, strategic alliance or joint marketing or any similar Contract or arrangement;

(xxi) hire, offer to hire or terminate any employees, or encourage any employees to resign from the Company;

(xxii) change the Company’s accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(xxiii) waive or release any material right or claim, including any write-off, discount or other compromise of any account receivable of the Company, other than write-offs of accounts receivable in the ordinary course of business consistent with past practices; or

(xxiv) take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxiii), inclusive, or any other action that would (A) prevent the Company from performing its covenants hereunder in any material respect, or (B) cause or result in any of its representations and warranties set forth herein being untrue or incorrect in any material respect.

5.2 No Solicitation.

(a) Subject to Sections 5.2(d) and 6.2(b), neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, or Employees or any investment banker, agent or other representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to communicate the existence of these provisions) or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or any Subsidiary, (vi) consummate or otherwise effect a transaction providing for any acquisition of the Company as contemplated in Section 5.2(b) or (vii) disclose or make available any information not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records in a manner that could reasonably be expected to lead to an Acquisition Proposal. Each of the Company, its Subsidiaries and all Company Representatives will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(b) “Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest (including any request for information from the Company or the Company Representatives that could reasonably be expected to lead to an Acquisition Proposal), relating to, or involving the acquisition of all or a significant portion of the Company’s businesses, properties, assets or technologies, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, reorganization, purchase of stock, purchase of assets, tender offer, license or otherwise (other than issuances of Company Capital Stock pursuant to the exercise of outstanding Company Options or conversion of Company Preferred Stock).

(c) The Company shall promptly notify Parent orally and in writing after any director or officer of the Company becomes aware of receipt by the Company and/or any Company Representatives of (i) any Acquisition Proposal, (ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for information by any Person or Persons (other than Parent) not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe (A) the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, notice or request, and (B) the identity of the Person or Group (as defined in Section 13(d) of the Exchange Act) making any such Acquisition Proposal, inquiry, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal, offer, notice or request and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such Acquisition Proposal, inquiry, proposal, offer, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(d) In the event that any Person submits to the Company (and does not withdraw) a Superior Proposal (as defined in Section 6.2(b)) or an unsolicited, written, bona fide Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) is, or would reasonably be expected to become, a Superior Proposal, then notwithstanding Section 5.2(a), the Company may, so long as the Requisite Shareholder Approval of the Merger and the Merger Agreement has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding the Company and its Subsidiaries; provided, in every case, that the Company, its Subsidiaries and the Company Representatives comply with each of the following: (A) neither the Company, any of its Subsidiaries nor any Company Representative shall have violated any of the restrictions set forth in this Section 5.2, (B) the Company’s Board of Directors first shall have determined in good faith, after consultation with its outside legal counsel, that taking such action is required in order to comply with its fiduciary obligations to the Company Shareholders under Oregon Law, (C) the Company first shall have provided Parent with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take such actions, (D) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Nondisclosure Agreement (as defined in Section 10.3), it being understood that such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such Person or having the purported effect of restricting it from satisfying its obligations under this Agreement, (E) the Company first shall have given Parent at least 24 hours advance notice of its intent to take such actions, and (F) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent).

(e) The Company shall be deemed to have breached the terms of this Section 5.2 if any Company Representative shall take any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 5.2. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1 Registration Statement on Form S-4. As promptly as reasonably practicable after the date of this Agreement, Parent shall file a registration statement on Form S-4 (or any similar successor form thereto) with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger, together with a proxy statement/prospectus to be filed with the SEC as part of the registration statement on Form S-4. Each of the Company and Parent will provide each other with any information which may be required in connection with the preparation and filing of the proxy statement/prospectus and the registration statement on Form S-4. Each of the Company and Parent will respond to any comments of the SEC, will use its respective reasonable best efforts to have the registration statement on Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and the Company and Parent will cause the proxy statement/prospectus to be mailed to the Company Shareholders at the earliest practicable time after the registration statement on Form S-4 is declared effective by the SEC. Each of the Company and Parent will notify the other promptly (a) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the proxy statement/prospectus or the registration statement on Form S-4 or (b) upon the receipt of any comments from the SEC or its staff or any request by the SEC or its staff for amendments or supplements to proxy statement/prospectus or the registration statement on Form S-4 or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the proxy statement/prospectus or the registration statement on Form S-4.

6.2 Approval of the Company Shareholders.

(a) As soon as reasonably practicable after the declaration of effectiveness of the registration statement on Form S-4, the Company shall take all action necessary in accordance with this Agreement, Oregon Law, and the Articles of Incorporation and Bylaws of the Company to obtain the Requisite Shareholder Approval for the adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement. The Company’s obligation to obtain the Requisite Shareholder Approval shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or any subsequent action by the Company’s Board of Directors.

(b) (i) The Company’s Board of Directors shall recommend that the Company Shareholders vote in favor of the approval of the Merger and adoption of this Agreement (the “Company Board Recommendation”); (ii) subject to the provisions of the second sentence of this Section 6.2(b), the Proxy Statement/Prospectus and any other disclosure document distributed to the Company Shareholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has recommended that the Company Shareholders vote in favor of and approve and adopt this Agreement and approve the Merger; and (iii) subject to the provisions of the second sentence of this Section 6.2(b), neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company Shareholders vote in favor of the approval of the Merger and adoption of this Agreement. Notwithstanding the foregoing, prior to receipt by the Company of the Requisite Shareholder Approval approving the Merger and adopting this Agreement, the Company’s Board of Directors may withhold, withdraw, amend or modify its recommendation to the Company Shareholders if (i) it receives an unsolicited written Acquisition Proposal and reasonably concludes in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the proposal), and would, if consummated, result in a transaction more favorable to the Company Shareholders from a financial point of view than the Merger and (ii) it reasonably concludes in good faith (following the receipt of advice from outside counsel) that modification or withdrawal of its recommendation is required in order to comply with its fiduciary obligations to the Company Shareholders under Oregon Law (a “Superior Proposal”).

6.3 Reasonable Best Efforts; Third Party Consents.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.3(a), the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contracts to which the Company is a party (including all consents, waivers and approvals set forth in the Company Disclosure Schedule) as are required thereunder in connection with the Merger in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, Parent and the Surviving Corporation under such Contracts from and after the Effective Time. All such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, (i) the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent, and (ii) any such payment shall be deemed to be a Transaction Expense for all purposes of and under this Agreement.

6.4 Regulatory Approvals.

(a) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Parent shall use reasonable best efforts to obtain all such authorizations, approvals and consents. Each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or Parent or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b) Without limiting the generality or effect of Section 6.4(a), each of the Company and Parent shall, as soon as practicable, and in any event no later than ten (10) business days after the date hereof, make any initial filings required under the HSR Act. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. Each of the Company and Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the Antitrust Laws. Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. The Company and Parent shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any Applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any second request for information pursuant to the Antitrust Laws.

(c) Notwithstanding anything to the contrary set forth herein, Parent shall not be required to (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent, or of the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (ii) take any action under this Section 6.4 or any other provision of this Agreement if any Governmental Authority that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger.

6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of (x) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty of Parent or Merger Sub set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (y) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies otherwise available to Parent or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.5 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Company Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

6.6 Access to Information. During the period from the date hereof and prior to the earlier of the Effective time or the termination of this Agreement, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the Company’s normal business hours to (a) all of the Company’s properties, books, Contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Company Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

6.7 Closing Balance Sheet and Spreadsheet.

(a) The Company shall prepare an unaudited estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), which Estimated Closing Balance Sheet shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company for and on behalf of the Company as of the Closing. The Estimated Closing Balance Sheet shall present fairly in all material respects the estimated financial position of the Company as of the Closing Date and for the period covered thereby. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet). The Company shall deliver the Estimated Closing Balance Sheet to Parent at least three (3) business days prior to the Closing Date. In the event that any information in the Estimated Closing Balance Sheet becomes inaccurate prior to the Effective Time, the Company shall deliver an updated Estimated Closing Balance Sheet and certification consistent with the first sentence of this Section 6.7(a) and such updated Estimated Closing Balance Sheet shall be deemed the “Estimated Closing Balance Sheet” for all purposes hereunder. The Estimated Closing Balance Sheet shall include or be accompanied by a statement of the amounts of the Cash Balance, Company Debt, Net Working Capital and Transaction Expenses, and the calculations or documentation of each.

(b) The Company shall prepare a spreadsheet in form reasonably acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company for and on behalf of the Company as of the Closing and shall list, as of the Closing, all Company Shareholders, Company Option holders and Company Warrant holders, and their respective addresses, the number and class or series of shares of Company Capital Stock, Company Options and Company Warrants held by such persons, the Merger Consideration to be issued to each holder, the amount of cash and stock to be deposited into the Escrow Fund on behalf of each Company Shareholder, and such other information relevant thereto or which Parent or the Exchange Agent may reasonably request (the “Spreadsheet”). The Company shall deliver the Spreadsheet to Parent at least three (3) business days prior to the Closing Date. In the event that any information in the Spreadsheet becomes inaccurate as a result of the exercise, after delivery of the Spreadsheet to Parent and prior to the Effective Time, of Company Options issued and outstanding as of the date hereof or the conversion of Company Preferred Stock, the Company shall deliver an updated Spreadsheet and certification consistent with the first sentence of this Section 6.7(b) and such updated spreadsheet shall be deemed the “Spreadsheet” for all purposes hereunder.

(c) The Surviving Corporation shall prepare an unaudited balance sheet of the Company as of the Closing Date (the “Final Closing Balance Sheet”), which Final Closing Balance Sheet shall be certified as complete and correct by the Chief Financial Officer of Parent for and on behalf of the Surviving Corporation as of the Closing. The Final Closing Balance Sheet shall present fairly in all material respects the financial position of the Company as of the Closing Date and for the period covered thereby. The Final Closing Balance Sheet shall be prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet). The Surviving Corporation shall deliver the Final Closing Balance Sheet to the Shareholder Representative within 30 days after the Closing Date. The Final Closing Balance Sheet shall include or be accompanied by a statement of the amounts of the Cash Balance, Company Debt, Net Working Capital and Transaction Expenses, and the calculations or documentation of each.

6.8 Transaction Expenses.

(a) Except as otherwise provided in Section 9.4, whether or not the Merger is consummated, all Transaction Expenses shall be the obligation of the respective party incurring such fees and expenses.

(b) At least three (3) business days prior to the Closing Date, the Company shall provide Parent with a statement of its estimated Transaction Expenses as of the Closing Date, such statement showing detail of both the previously paid and currently unpaid Transaction Expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, as well as the Transaction Expenses that have been incurred or are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, all in form reasonably satisfactory to Parent and certified as true and correct by the Company’s Chief Financial Officer.

6.9 Employment Arrangements.

(a) At the discretion of Parent, certain persons who are employees of the Company immediately prior to the Closing Date may be offered “at-will” employment by Parent (which at-will employment may be for a transitional period), to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State evidencing a right to work in the United States and upon execution of an Employment, Proprietary Information and Inventions Assignment Agreement in Parent’s standard form. Such “at-will” employment arrangements will (i) be set forth in offer letters (each, an “Offer Letter”), (ii) have terms, including the position, salary and responsibilities of such employee, to be determined by Parent in its sole discretion, and (iii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date.

(b) Effective no later than the day immediately preceding the Closing Date, the Company and its affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Terminated Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such Terminated Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s board of directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Terminated Company Employee Plan(s) as Parent may reasonably require. Parent agrees to use its commercially reasonable efforts to facilitate the roll over of any employee accrued benefits into Parent’s 401(k) plan.

(c) Notwithstanding anything else to the contrary in this Section 6.9, Sections 6.9(a) and 6.9(b) shall not be construed as adversely affecting, terminating, or voiding any accrued rights or obligations under the Company’s Change of Control plan.

6.10 Parent Common Stock Listing. If required by applicable rules of The Nasdaq Stock Market, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for listing on the Nasdaq National Market at or prior to the Closing Date.

6.11 Form S-8. Within twenty (20) business days after the Closing Date, Parent shall file with the SEC a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to this Agreement that are eligible to be registered on Form S-8.

6.12 Employee Benefit Matters. Parent shall take such commercially reasonable actions, to the extent permitted by the Company’s health and welfare plans, to continue to maintain such health and welfare benefit plans until such time as, in Parent’s reasonable discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its employees in the United States. To the extent that Parent transitions employees of the Company from the Company’s benefit plans to employee benefit plans and programs maintained by Parent, from and after the Effective Time, and to the extent permitted by such plans, Parent shall make commercially reasonable efforts to ensure that such plans recognize the service of Company employees with the Company (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Parent. Parent and the Company agree that where applicable with respect to any welfare benefit plan, including without limitation medical or dental benefit plan, of Parent, Parent shall make commercially reasonable efforts to waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company who was, as of the Effective Time, excluded from participation in a plan maintained by the Company by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of Parent’s group health plans to the extent permitted by such plans. Nothing in this Section 6.12 or elsewhere in this Agreement shall be deemed to require Parent or the Surviving Corporation to offer or continue the employment of any individual.

6.13 Section 280G Payments. If and to the extent necessary, as soon as reasonably practicable after the execution of this Agreement, the Company shall submit to the Company Shareholders for approval (in a manner satisfactory to Parent), by such number of Company Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any Section 280G Payments (which initial determination shall be made by the Company and shall be subject to review and approval by Parent), such that such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (a) a Company Shareholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Company Shareholder approval was obtained with respect to any Section 280G Payments that were subject to the Company Shareholder vote, or (b) that the Company Shareholder approval of Section 280G Payments was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Company Shareholder vote.

6.14 Rule 145 Affiliates. Section 6.14 of the Company Disclosure Schedule sets forth those Persons who, in the Company’s reasonable judgment, are or may be “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (each such Person, a “Rule 145 Affiliate”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Rule 145 Affiliate who has not delivered a Rule 145 Affiliate Agreement on or prior to the date hereof, an executed Rule 145 Affiliate Agreement in the form attached hereto as Exhibit B (“Rule 145 Affiliate Agreement”). Parent and Merger Sub will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Rule 145 Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of each Rule 145 Affiliate Agreement.

6.15 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Merger and the other transactions contemplated hereby.

6.16 Reorganization Matters. Each of Parent, Merger Sub and the Company agrees that it will not engage in any action, or fail to take any action, and will cause its respective subsidiaries not to engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.

6.17 Indemnification. Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provision under any indemnification agreement to which the Company is a party, the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement (each of the persons to be indemnified pursuant to this Section 6.17 shall be referred to as a “Company Indemnified Party”) to the fullest extent permitted by Oregon law. The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability substantially similar to those set forth in the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would materially adversely affect the rights thereunder of any Company Indemnified Party.

ARTICLE VII. CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party. The respective obligations of the Company and Parent to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby illegal or otherwise prohibiting the consummation of the Merger or any other transaction contemplated hereby.

(b) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of the Merger.

(c) No Governmental Actions. There shall be no action, suit, claim, or proceeding pending against Parent, Merger Sub or the Company, any of their respective properties or any of their respective directors or officers (in their capacities as such) brought by a Governmental Authority that seeks to prohibit the consummation of the Merger or any other transaction contemplated hereby.

(d) Governmental Approvals. Parent and the Company shall have obtained all consents and approvals from any Governmental Authority that are necessary to consummate the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, (i) all applicable waiting periods under the HSR Act shall have expired or been terminated, and (ii) the SEC shall have declared the registration statement on Form S-4 effective, and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC.

(e) Requisite Shareholder Approval. The Company shall have obtained the Requisite Shareholder Approval.

(f) Nasdaq Quotation. If required by applicable rules of the Nasdaq Stock Market, the shares of Parent Common Stock to be issued in connection with the Merger shall be approved for quotation on the Nasdaq National Market.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement (other than any such representations and warranties made only as of a specified date (including the date of this Agreement), which shall have been true and correct in all material respects only as of such particular date) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(c) No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

(d) No Litigation. There shall be no Governmental or other third party action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent or Merger Sub, the Company, any of their respective properties or any of their respective directors or officers (in their capacities as such) arising out of, or in any way connected with, the Merger or any other transaction contemplated hereby or that could reasonably be expected to cause a Company Material Adverse Effect or Parent Material Adverse Effect.

(e) Third Party Consents. Parent shall have received all consents, waivers, approvals and assignments listed in Section 3.5 of the Company Disclosure Schedule.

(f) Appraisal Rights. This Agreement and the Merger shall have been approved and adopted by the Requisite Shareholder Approval. Additionally, holders of no more than five percent (5%) of the outstanding shares of the Company Capital Stock entitled to vote on the matters contemplated hereby, voting as a single class on an as-converted to Company Common Stock basis, shall have exercised statutory rights of appraisal or shall have dissented under applicable law.

(g) Section 280G Payments. With respect to any Section 280G Payment, the Company Shareholders shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its Subsidiaries shall not have any liabilities (or lose any available deductions) with respect to any Section 280G Payments.

(h) Termination of Code Section 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 6.9(b) hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Code Section 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company, each of its Subsidiaries or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.9(b) hereof.

(i) Parent Common Stock. The Stock Consideration together with the number of shares of Parent Common Stock issuable upon exercise of Company Warrants or upon exercise of stock options granted under the Company Option Plans shall not be a number of shares of Parent Common Stock equal to or in excess of 20 percent of the number of shares of Parent Common Stock issued and outstanding immediately prior to the Closing Date.

(j) Tax Opinion of Parent’s Legal Counsel. Parent shall have received a written opinion from Ater Wynne LLP, legal counsel to Parent, in form and substance reasonably satisfactory to Parent to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, it being understood that in rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions and written representations of Parent and the Company, which such parties agree to provide to counsel.

(k) Company Certificate. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on behalf of the Company, certifying as to the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

(l) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company for and on behalf of the Company, certifying as to (i) the terms and effectiveness of the articles of incorporation and the bylaws of the Company, (ii) the valid adoption of resolutions of the board of directors of the Company and the Company Shareholders approving and adopting this Agreement, the Merger and the consummation of the transactions contemplated hereby; and (iii) such other matters as may be reasonably requested by Parent.

(m) FIRPTA Certificate. Parent shall have received from the Company a properly executed statement, in a form and substance reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(n) Company Warrants. All outstanding Company Warrants shall have been exercised or terminated at or prior to the Effective Date.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement (other than any such representations and warranties made only as of a specified date (including the date of this Agreement), which shall have been true and correct in all material respects only as of such particular date) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent or Merger Sub prior to or as of the Closing.

(c) No Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect.

(d) Parent Certificate. The Company shall have received a certificate, validly executed by an authorized officer of Parent for and on behalf of Parent, certifying to their Knowledge as to the matters set forth in Sections 7.3(a), 7.3(b) and 7.3(c).

(e) Tax Opinion of the Company’s Legal Counsel. The Company shall have received a written opinion from Bullivant Houser Bailey, PC, legal counsel to the Company, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; it being understood that in rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions and written representations of Parent and the Company, which such parties agree to provide to counsel.

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION; ESCROW FUND; ESCROW AGENT;

SHAREHOLDER REPRESENTATIVE

8.1 Survival. The representations and warranties of the Company set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until 11:59 p.m. (Oregon time) on the date that is fifteen (15) months following the Closing Date (the “Survival Date”); provided, however, that in the case of any fraud or any willful or intentional breach of a representation, warranty or covenant, the representations, warranties and/or covenants that are the subject of such fraud or willful or intentional breach shall survive until 11:59 p.m. (Oregon time) on the day of expiration of the applicable statute of limitations.

8.2 Indemnification. The Company Shareholders (the “Indemnifying Parties”) shall jointly and severally indemnify and hold Parent and its officers, directors and affiliates, including the Surviving Corporation (collectively, the “Indemnified Parties”), harmless against any and all claims, losses, costs, damages, deficiencies, diminution in value, liabilities and expenses, including reasonable attorneys’ fees, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) paid, sustained or incurred by the Indemnified Parties, or any of them, directly or indirectly, arising out of, in connection with or as a result of (a) the inaccuracy or breach of any representation or warranty of the Company set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (b) any failure by the Company to perform or comply with any covenant required to be performed by it prior to the Effective Time and contained in this Agreement, (c) any failure of the Spreadsheet to be true and correct in any respect, (d) any discrepancies between the Estimated Closing Balance Sheet and the Final Closing Balance Sheet, including any inaccuracies in the Company’s calculation of the Cash Balance, Net Working Capital, Company Debt or Transaction Expenses solely if (and to the extent that) any such inaccuracy would have reduced the Merger Consideration issuable or payable in the Merger pursuant to this Agreement, (e) any inaccuracy or breach of any of the representations or warranties in Section 3.12(c), 3.20(f), 3.26 or 3.30 of this Agreement regardless of any information set forth in the Company Disclosure Schedule, and (f) any Dissenting Share Payments. The Indemnifying Parties shall not have any right of contribution from, and may not seek indemnification or advancement of expenses from, the Company, Parent, or the Surviving Corporation with respect to any Loss claimed by an Indemnified Party.

8.3 Limitations on Indemnification.

(a) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the indemnification provisions set forth in Section 8.2 shall be the sole and exclusive remedy under this Agreement for the matters set forth therein.

(b) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the Escrow Amount shall be held as the Indemnified Parties’ security for the Indemnifying Parties’ indemnification obligations under Section 8.2. Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the Escrow Amount shall be the Indemnified Parties’ sole and exclusive security for indemnification claims under Section 8.2 and recovery against the Escrow Amount shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for indemnification claims under Section 8.2.

(c) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the maximum amount that the Indemnified Parties may recover from each of the Indemnifying Parties pursuant to the indemnity set forth in Section 8.2 shall be an amount equal to each such Indemnifying Party’s Pro Rata Portion of the Escrow Amount.

(d) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the Indemnified Parties may not recover pursuant to the indemnity set forth in Section 8.2(a) unless and until one or more Officer’s Certificates identifying Losses of $25,000 individually and in excess of $375,000, in the aggregate (the “Threshold”) has or have been delivered to the Shareholder Representative in accordance with this Agreement, in which case Parent shall be entitled to recover pursuant to the indemnity set forth in Section 8.2(a) all such Losses (including the amount of the Threshold); provided, however, that the foregoing limitation shall not apply to indemnification claims under Sections 8.2(b)-(f).

(e) Nothing in this Agreement shall limit any rights or remedies an Indemnified Party may have under applicable law, whether pursuant to a proceeding at law or equity, against any Person arising out of fraud.

(f) It is understood that nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other parties’ obligations under this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article

VIII notwithstanding the fact that any Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

8.4 Indemnification Claims.

(a) Parent shall give notice of any claim for indemnification under Section 8.2 by delivering an Officer’s Certificate (as defined below) to the Shareholder Representative, with a copy to the Escrow Agent, for any claim for indemnification, at any time prior to the last day of the Escrow Period. For all purposes of and under this Agreement, the term “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained or incurred Losses, or reasonably anticipates that it will pay, sustain or incur Losses and setting forth the amount of such Losses, (ii) specifying in reasonable detail the individual items of Loss included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item of Loss was paid, sustained or incurred, or the basis for such reasonably anticipated Loss(es), (iii) a brief description in reasonable detail (to the extent available to Parent) of the facts, circumstances or events giving rise to each item of Loss based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint relating thereto, and (iv) the basis for indemnification under Section 8.2 to which such item of Loss is related (including, if applicable, the specific nature of the misrepresentation, or the breach of warranty or covenant).

(b) If the Shareholder Representative shall not object in writing pursuant to Section 8.4(d) to any individual items of Loss set forth in an Officer’s Certificate delivered by Parent pursuant to Section 8.4(a) within thirty (30) calendar days after the Shareholder Representative’s receipt of such Officer’s Certificate, the Shareholder Representative shall be conclusively deemed to have acknowledged and irrevocably consented, for and on behalf of the Indemnifying Parties, (i) to the Indemnified Party recovery of the full amount of all such items of Loss set forth in such Officer’s Certificate solely to the extent that such Losses do not exceed the Escrow Amount at such time, and (ii) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Parties, subject to the limitations set forth in Section 8.3(b) of this Agreement, for such items of Loss in any court having competent jurisdiction over the matter. Upon receipt of any Officer’s Certificate, the Escrow Agent shall not release any portion of the Escrow Amount to Parent or any other Indemnified Party or Parties pursuant to this Agreement unless and until (i) the Escrow Agent shall have received written authorization from the Shareholder Representative to release any portion of the Escrow Amount, or (ii) the Shareholder Representative shall have failed to object in writing pursuant to Section 8.4(d) to any individual items of Loss set forth in such Officer’s Certificate within thirty (30) calendar days after the Shareholder Representative’s receipt of such Officer’s Certificate.

(c) In the event that the Escrow Agent shall receive written authorization from the Shareholder Representative to release to Parent or any other Indemnified Party or Parties any portion of the Escrow Amount pursuant to Section 8.4(b), the Escrow Agent shall release such portion of the Escrow Amount in accordance with such written instructions, provided that any distributions to Parent or any other Indemnified Party or Parties shall be made from cash (and Parent Common Stock if the amount of cash in the Escrow Amount is inadequate). In the event that the Shareholder Representative shall have failed to object in writing pursuant to Section 8.4(d) to any individual items of Loss set forth in an Officer’s Certificate relating to a claim for indemnification pursuant to Section 8.2 within thirty (30) calendar days after the Shareholder Representative’s receipt of such Officer’s Certificate, the Escrow Agent shall promptly release to Parent or any other Indemnified Party or Parties (as instructed by Parent in writing) an amount of cash (and Parent Common Stock if the amount of cash in the Escrow Amount is inadequate) equal to the amount of all such items of Loss specified in such Officer’s Certificate with respect to which the Shareholder Representative has not objected in writing pursuant to Section 8.4(d). Any cash (and Parent Common Stock) released to Parent or any other Indemnified Party or Parties pursuant to the preceding sentence shall be deemed to reduce each Indemnifying Party’s interest in the Escrow Fund in accordance with his, her or its Pro Rata Portion of the Escrow Fund.

(d) In the event that the Shareholder Representative shall seek to contest any individual items of Loss set forth in an Officer’s Certificate received from Parent pursuant to Section 8.4(b), the Shareholder Representative shall notify Parent in writing, within thirty (30) calendar days after receipt of such Officer’s

Certificate, of the Shareholder’s Representative’s objection, which notice shall set forth a brief description in reasonable detail of the Shareholder Representative’s basis for objecting to each item of Loss based on the Shareholder Representative’s good faith belief thereof. Upon Parent’s receipt of a written notice of objection from the Shareholder Representative pursuant to the preceding sentence, Parent and the Shareholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Loss. If the Shareholder Representative and Parent should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Loss shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the instructions set forth in any such memorandum, provided that any distributions to Parent or any other Indemnified Party or Parties shall be made from cash (and Parent Common Stock if the amount of cash in the Escrow Amount is inadequate).

(e) If within sixty (60) days after the Shareholder Representative’s receipt of such Officer’s Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Loss set forth in an Officer’s Certificate, either Parent or the Shareholder Representative may bring suit in the courts of the State of Oregon and the Federal courts of the United States of America, in each case, located within the county of Multnomah in the State of Oregon to resolve the matter. Any final judgment upon any award rendered by the trial court may be entered in any court having jurisdiction, provided that any distributions to Parent or any other Indemnified Party or Parties shall be made from cash (and Parent Common Stock if the amount of cash in the Escrow Amount is inadequate).

(f) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled on behalf of the Indemnifying Parties, at its sole option and expense, to participate in, but not to determine or conduct, the defense of such claim. If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Parties in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter or whether the Indemnified Parties are entitled to indemnification hereunder with respect thereto. In the event that the Shareholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

(g) For purposes of determining the amount of Parent Common Stock to be delivered out of the Escrow Amount to Parent or any other Indemnified Party or Parties pursuant to this Article VIII, shares of Parent Common Stock will be deemed to have a value per share equal to the Parent Signing Trading Price. If Parent is entitled to a delivery of Parent Common Stock hereunder, Parent shall calculate how many shares or Parent Common Stock shall be delivered to it and the Escrow Agent shall have no duty or obligation to make any deliveries of Parent Common Stock hereunder unless it has received such calculations from Parent.

8.5 Escrow Arrangements.

(a) Escrow Fund. The Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate the Indemnified Parties for any indemnification claims arising under Section 8.2.

(b) Escrow Periods; Distribution of Escrow Funds upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time. Any and all amounts remaining in the Escrow Fund (less any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unresolved claims specified in any Officer’s Certificate that is delivered to the

Escrow Agent prior to the Survival Date with respect to facts and circumstances existing on or prior to the Survival Date) shall be released from the Escrow Fund as promptly as practicable after the Survival Date (such fifteen-month period, the “Escrow Period”). Following the termination of the Escrow Period, the Escrow Agent shall deliver to each of the Indemnifying Parties such Person’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund not required to satisfy any then pending claims against the Escrow Fund, and shall deliver to each of the Indemnifying Parties such Person’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund, if any, following resolution of all such claims. Upon termination of the Escrow Period, Parent and the Shareholder’s Representative shall jointly notify the Escrow Agent in writing that the Escrow Fund may be distributed and the allocation of such distribution. The Escrow Agent will incur no liability, and shall be fully protected, in relying on such joint notice and shall have no obligation to take any action until it has received such notice.

(c) Protection of Escrow Fund; Interest in Escrow Fund; Dividends on Parent Common Stock in Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat the Escrow fund in accordance with the terms of this Agreement and not as the property of Parent (except as otherwise provided in Section 8.6(c)(ii)) and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII.

(ii) The Escrow Fund shall be invested in shares of the Dreyfus General Money Market Fund/B and any interest paid on such cash portion of the Escrow Fund shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims and, if not delivered to Parent in satisfaction of claims for Losses, shall be distributed to the Indemnifying Parties in accordance with such Person’s Pro Rata Portion of the Escrow Fund in accordance with Section 8.5(b). The parties and the Escrow Agent hereto agree that Parent is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent.

(iii) All dividends paid on Parent Common Stock in the Escrow Fund shall be distributed to the Indemnifying Parties in accordance with such Person’s Pro Rata Portion of the Escrow Fund as promptly as practicable after the date such dividends are paid to the Escrow Fund. The Shareholder’s Representative shall provide the Escrow Agent with written directions regarding each Person’s Pro Rata Portion of such distribution.

(d) Escrow Agent.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are expressly set forth herein with no implied duties, and as expressly set forth in any additional written escrow instructions that the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Shareholder Representative and approved by the Escrow Agent and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent in the exercise of reasonable judgment absent gross negligence or willful misconduct.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or processes of courts of law or the arbitrator or arbitrators selected and authorized to act pursuant to Section 8.4(e), and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or the arbitrator or arbitrators selected and authorized to act pursuant to Section 8.4(e). In the event that the Escrow Agent shall obey or comply with any such order, judgment or decree of any court or the arbitrator or arbitrators selected and authorized to act pursuant to Section 8.4(e), the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any Person for damages, losses, liabilities, penalties, claims, settlements, judgments, costs or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (each as may be finally determined by a court of competent jurisdiction). Any liability of the Escrow Agent under this Agreement will be limited to the amount of fees paid to the Escrow Agent hereunder. The Escrow Agent shall not incur any liability for any action taken, suffered or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected and shall incur no liability with respect to any action taken, suffered, or omitted by it in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, punitive, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware or the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdown or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrowed Amount held in escrow at any time, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) In the event the Escrow Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, Escrow Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent, Company or any Shareholder or other Person for refraining from taking such action, unless the Escrow Agent receives written instructions signed by Parent and the Shareholder’s Representative which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent.

(viii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all claims, costs, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The indemnity provided herein shall survive the resignation and replacement of the Escrow Agent and termination of this Agreement, and the termination and expiration of the Escrow Fund. The costs and expenses of enforcing this right of indemnification shall be paid by Parent.

(ix) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their reasonable best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Oregon. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent hereunder. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e) Escrow Agent Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties or the Escrow Agent request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(f) Successor Escrow Agents. Any Person into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Person in its individual capacity shall be a party, or any Person to which substantially all of the business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(g) Survival. The provisions of this Article VIII, with respect to the Escrow Agent, shall survive any resignation or removal of the Escrow Agent and any termination of this agreement.

8.6 Shareholder Representative.

(a) In the event that this Agreement is adopted by the Company Shareholders, effective upon such vote, and without any further action of any Indemnifying Party, Paul E. Gulick shall be appointed as the Indemnifying Parties’ agent and attorney-in-fact as the Shareholder Representative for and on behalf of to give and receive notices and communications, to authorize payment to Parent from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act as proxy for the Indemnifying Parties with respect to any shareholder vote or consent with respect to the Parent Common Stock held in the Escrow Fund, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than fifteen (15) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of at least a majority of the interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Indemnifying Parties. The Indemnifying Parties shall, based on their Pro Rata Portions of the Escrow Fund, be responsible for the payment of all fees and expenses reasonably incurred by the Shareholder Representative in performing its duties under this Agreement, and the Shareholder Representative shall have the right to have any such fees and expenses reimbursed from the Escrow Fund prior to any distribution to the Indemnified Parties of any amounts in the Escrow Fund, to the extent available.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of legal counsel shall be conclusive evidence of such good faith. The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

(c) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company if the Closing Date shall not have occurred by November 30, 2006; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company, if the Requisite Shareholder Approval has not been obtained at a meeting of the Company’s shareholders duly called and held in accordance with the Company’s Articles of Incorporation and bylaws, or any postponement or adjournment thereof or pursuant to an action by written consent executed by the Company Shareholders; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure to obtain the Requisite Shareholder Approval at a meeting of the Company Shareholders or pursuant to an action by written consent of the Company Shareholders and such action or failure to act constitutes a breach of this Agreement;

(d) by either Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal;

(e) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority, that would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

(f) by Parent if (i) it is not in material breach of its representations, warranties, covenants or agreements under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g) by the Company if (i) it is not in material breach of its representations, warranties, covenants or agreements under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(h) by the Company, if the volume weighted average prices of one share of Parent Common Stock on the Nasdaq National Market for each of the ten (10) consecutive trading days immediately preceding (but not including) the first date on which all of the conditions set forth in Article VII shall have been satisfied or waived, shall be an amount per share less than the product obtained by multiplying the Parent Signing Trading Price by .75 (as adjusted for any stock splits, reclassifications, stock dividends or the like between the date of this Agreement and the date of termination);

(i) by Parent, if the volume weighted average prices of one share of Parent Common Stock on the Nasdaq National Market for each of the ten (10) consecutive trading days immediately preceding (but not including) the first date on which all of the conditions set forth in Article VII shall have been satisfied or waived, shall be an amount per share greater than the product obtained by multiplying the Parent Signing Trading Price by 1.25 (as adjusted for any stock splits, reclassifications, stock dividends or the like between the date of this Agreement and the date of termination);

(j) by the Company (at any time prior to approval of this Agreement by the Requisite Shareholder Approval) if it receives a Superior Proposal as defined in Section 6.2(b) of this Agreement provided that the Company is not in material breach of this Agreement, including, but not limited to, the provisions of Section 5.2(a) of this Agreement; or

(k) By Parent (at any time prior to approval of this Agreement by the Requisite Shareholder Approval) if a Triggering Event shall have occurred.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect (and, except as provided in this Section 9.2 and Section 9.3, there shall be no liability or obligation hereunder on the part of any of the parties and the Escrow Agent hereto or their respective officers, directors, shareholders, or Affiliates); provided, however, that (a) this Section 9.2, Section 9.3 and Article X shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

9.3 Expenses; Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(f) or 9.1(k), or by the Company pursuant to Section 9.1(j), then the Company shall pay Parent an amount equal to Parent’s reasonable, actual and documented expenses in connection with the transactions contemplated by this Agreement. In the event this Agreement is terminated by the Company pursuant to Section 9.1(g), then Parent shall pay the Company an amount equal to the Company’s reasonable, actual and documented expenses in connection with transactions contemplated by this Agreement. All such amounts shall be payable by wire transfer of immediately available funds no later than five business days after receipt of documentation of such expenses.

(b) In the event that this Agreement (i) is terminated pursuant to Section 9.1(c), (ii) after the date hereof but prior to the vote on this Agreement by the Company Shareholders, an Acquisition Proposal has been publicly announced (whether by the Company or any other Person) and has not been expressly and bona fide publicly withdrawn and (iii) within twelve (12) months of the date on which this Agreement is terminated pursuant to Section 9.1(c), the Company consummates any Acquisition Proposal or enters into a definitive agreement with respect to a transaction contemplated by any Acquisition Proposal that is subsequently consummated, the Company shall pay to Parent promptly following (and in any event not later than two business days after) the consummation of any transaction contemplated by an Acquisition Proposal $2,000,000 (the “Termination Fee”). In the event that this Agreement is terminated pursuant to Section 9.1(j) or Section 9.1(k), the Company shall pay to Parent, within two Business Days thereafter, the Termination Fee.

9.4 Amendment. This Agreement may be amended by the parties and the Escrow Agent hereto at any time by execution of an instrument in writing signed on behalf of Parent and the Company; provided that after the adoption of this Agreement by the Company’s shareholders, no amendment that reduces the Merger Consideration or that would materially adversely affect the Company’s shareholders may be made without the further approval of the Company’s shareholders; provided, further, that the Escrow Agent shall not be required to enter into any amendment which would adversely affect its interests under this Agreement and no amendment will be effective against the Escrow Agent unless the Escrow Agent has agreed to such amendment.

9.5 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party set forth herein; provided, that if such extension or waiver negatively affects the interest of the Escrow Agent, no such extension or waiver will be effective unless the Escrow Agent has agreed in writing to such extension or waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X.

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or the Company (following the Closing), to:

Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, OR 97006-1992

Attention: Chief Executive Officer

Telephone No.: (503) 748-1100

Facsimile No.: (503) 748-1541

with a copy to:

Ater Wynne LLP

222 SW Columbia, Suite 1800

Portland, OR 97201-6618

Attention: Gregory E. Struxness, Esq.

Telephone No.: (503) 226-1191

Facsimile No.: (503) 226-0079

(b)	if to the Company (prior to the Closing) to:

Clarity Visual Systems, Inc.

27350 SW 95th Ave., Suite 3038

Wilsonville, OR 97070

Attention: Chief Executive Officer

Telephone No.: (503) 570-0700

Facsimile No.: (503) 682-9441

with a copy to:

Scott E. Bartel, Esq.

Bullivant Houser Bailey, PC

1415 L Street, Suite 1000

Sacramento, CA 95814

Telephone No.: (916) 930-2513

Facsimile No.: (916) 930-2501

(c)	If to the Shareholder Representative, to:

Paul E. Gulick

27350 SW 95th Ave., Suite 3038

Wilsonville, OR 97070

Telephone No.: (503) 570-0700

Facsimile No.: (503) 682-9441

(d)	If to the Escrow Agent, to:

Mellon Investor Services LLC

520 Pike Street, Suite 1220

Seattle, WA 98101

Telephone No. (206) 674-3030

Facsimile No.: (206) 674-3059

with a copy to (which shall not constitute notice):

Mellon Investor Services LLC

480 Washington Blvd., 27th Fl.

Jersey City, NJ 07310

Facsimile: (201) 680-4610

Attention: General Counsel

10.2 Public Disclosure. No party shall issue any statement or communication to any third party (other than to their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules and regulations of The Nasdaq National Market; provided that Parent shall first use its reasonable best efforts to consult with the Company about the form and substance of such disclosure.

10.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.6, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Nondisclosure Agreement dated February 28, 2006 (the “Nondisclosure Agreement”) between the Company and Parent.

10.4 Entire Agreement. Other than with respect to the Escrow Agent, for whom this Agreement constitutes the entire agreement, this Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the

Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.5 No Third Party Beneficiaries. Except for the provisions of Article II and Section 6.17, this Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any other Person any rights or remedies hereunder.

10.6 Assignment. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by any of the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that Oregon Law shall require that Oregon Law be applied to the Merger; provided, however, that all provisions regarding the rights, duties, and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws (without regard to principles of conflicts of law) of the State of New York applicable to contracts to be performed entirely within such state.

10.10 Choice of Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Multnomah County, State of Oregon in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Oregon for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process; provided, however, regarding only the Escrow Agent, New York County of New York and the laws of the State of New York shall be proper with respect to jurisdiction, venue and service of process. Each party, other than the Escrow Agent, agrees not to commence any legal proceedings related hereto except in such courts.

10.11 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

PLANAR SYSTEMS, INC.

By:	/s/ Gerald K. Perkel
Gerald K. Perkel
President and Chief Executive Officer

CORNELL ACQUISITION CORPORATION

By:	/s/ Gerald K. Perkel
Gerald K. Perkel
President

CLARITY VISUAL SYSTEMS, INC.

By:	/s/ Paul E. Gulick
Paul E. Gulick
President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

By:	/s/ Paul E. Gulick
Paul E. Gulick

MELLON INVESTOR SERVICES LLC

By:	/s/ Thomas L. Cooper
Thomas L. Cooper
Client Relationship Executive

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 18, 2006, by and among Planar Systems, Inc., an Oregon corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Clarity Visual Systems, Inc., an Oregon corporation (the “Company”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Cornell Acquisition Corporation, an Oregon corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which provides for the merger (the “Merger”) of the Company with and into Merger Sub.

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, Shareholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company as set forth on the signature page of this Agreement.

D. In order to induce Parent and Merger Sub to execute the Merger Agreement, Shareholder desires to restrict the transfer or disposition of, and desires to vote, the Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to Parent’s willingness to enter into the Merger Agreement.

E. As a shareholder of the Company, the Shareholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) “Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

(c) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof.

(d) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(e) “Options” means: (i) all securities Beneficially Owned by Shareholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(f) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(g) “Shares” means: (i) all shares of capital stock of the Company Beneficially Owned by Shareholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

(h) “Transfer” means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession, of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any Transfer pursuant to a court order.

(i) “Voting Period” shall mean the period commencing on the date of this Agreement and ending on the earlier of: (i) the date on which the Merger Agreement is validly terminated pursuant to Article IX thereof; and (ii) the date and time at which the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

2. No Transfer of Shares or Options. Shareholder agrees that, at all times during the Voting Period, Shareholder shall not Transfer (or cause or permit any Transfer of) any Shares, or make any agreement relating thereto, in each case, without the prior written consent of Parent other than the issuance of Company Common Stock to Shareholder in connection with the exercise by Shareholder of Company Options pursuant to a cashless exercise. Notwithstanding the foregoing, (a) if Shareholder is an individual to any member of Shareholder’s immediate family; or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family: or (b) if Shareholder is a partnership or limited liability company, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder, provided, that any such transferee agrees to assume the obligations of the Shareholder hereunder with respect to any Shares so transferred. Shareholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

3. No Transfer of Voting Rights. Shareholder agrees that, during the Voting Period, Shareholder shall not deposit (or cause or permit the deposit of) any Shares or Options in a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Shares or Options other than as contemplated by this Agreement.

4. Agreement to Vote Shares.

(a) Until the Expiration Date, at every meeting of shareholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of the Company with respect to any of the following, Shareholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of the Shares or cause the Shares to be voted:

(i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

(ii) in favor of the approval of any payments that may be deemed to be Section 280G Payments specified in Section 3.22(h) of the Merger Agreement;

(iii) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy; and

(iv) against any Acquisition Proposal or any other action that is intended, or would reasonably be expected, to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

(b) Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions to vote, or make any public announcement that is in any manner inconsistent with this Section 4.

5. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all Shares.

6. Representations, Warranties and Covenants of Shareholder. Shareholder represents, warrants and covenants to Parent as follows:

(a) Shareholder is the Beneficial Owner of the Shares and the Options indicated on the signature page of this Agreement.

(b) Shareholder does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options set forth on the signature page hereto.

(c) Shareholder has the full power to dispose, vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(d) Except as set forth in Schedule 6(d), the Shares are, and at all times up to and including the Expiration Date the Shares will be, unless Transferred in compliance with Section 2, Beneficially Owned by Shareholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangement, or any other encumbrances of any kind or nature (“Encumbrances”).

(e) The execution and delivery of this Agreement and the Proxy by Shareholder do not, and Shareholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment, statute, law, rule, regulation or agreement applicable to the Shareholder and such Shares or Options, except where such conflict or violation would not, individually or in the aggregate, materially impair the ability of the Shareholder to perform his obligations hereunder.

(f) Shareholder has all requisite power and authority to make, enter into and perform the terms of this Agreement and the Proxy without limitation, qualification or restriction on such power and authority.

Except as expressly contemplated herein, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust.

7. Consents and Waivers. Shareholder (not in his or her capacity as a director or officer of the Company) hereby gives all consents and waivers that may be reasonably required from it for the execution delivery of this Agreement and the Proxy under the terms of any agreement or instrument to which such Shareholder is a party, which consent or waiver is required solely because of the consummation of the Merger in accordance with the terms of the Merger Agreement.

8. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.

9. Shareholder Capacity. So long as Shareholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by Shareholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of Shareholder acting solely in his or her capacity as an officer or director).

10. Miscellaneous.

(a) Waiver. No failure on the part of Parent or Shareholder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent or Shareholder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor Shareholder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent or Shareholder, as appropriate; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, to:

Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, OR 97006-1992

Attention: Chief Executive Officer

Telephone No.: (503) 748-1100

Facsimile No.: (503) 748-1541

with a copy to:

Ater Wynne LLP

222 SW Columbia, Suite 1800

Portland, OR 97201-6618

Attention: Gregory E. Struxness, Esq.

Telephone No.: (503) 226-1191

Facsimile No.: (503) 226-0079

(ii) if to Shareholder: To the address for notice set forth on the signature page hereof.

(c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment. This Agreement and the Proxy constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(f) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of any such proceedings to enforce this agreement, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including all reasonable attorneys’ and experts’ fees.

(j) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 10(j) shall be void.

IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

PLANAR SYSTEMS, INC.		SHAREHOLDER:

By:
	Gerald K. Perkel	Signature
President and Chief Executive Officer

Printed Name

Address

Shares and Options:

Company Series A Preferred Stock:
Company Series B Preferred Stock:
Company Common Stock:
Company Options:

EXHIBIT A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of Clarity Visual Systems, Inc., an Oregon corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Planar Systems, Inc., an Oregon corporation (“Parent”), and any designee of Parent, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of the Company that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares Beneficially Owned by the undersigned as of the date of this Proxy are set forth on the signature page hereof. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Voting Agreement, dated of even date herewith, by and among Parent and Shareholder (the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of July 18, 2006, by and among Parent, Cornell Acquisition Corporation, an Oregon corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company. The Merger Agreement provides for the merger of the Company with and into Merger Sub in accordance with its terms (the “Merger”) and the receipt by Shareholder of the consideration set forth in the Merger Agreement in exchange for the Shares.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or this Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or this Proxy;

(ii) in favor of the approval of any payments that may be deemed to be Section 280G Payments specified in Section 3.22(h) of the Merger Agreement

(iii) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or this Proxy; and

(iv) against any Acquisition Proposal or any other action that is intended, or would reasonably be expected, to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i), (ii), (iii) and (iv) above, and Shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

So long as Shareholder is an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions taken by Shareholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including without limitation, the performance of obligations required by the fiduciary obligations of Shareholder acting solely in his or her capacity as an officer or director).

This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.

[Remainder of page intentionally left blank.]

Dated: July     , 2006

Signature

Printed Name

Address

Company Series A Preferred Stock:
Company Series B Preferred Stock:
Company Common Stock:

ANNEX C

OREGON DISSENTERS’ RIGHTS

DISSENTERS’ RIGHTS

(Right to Dissent and Obtain Payment for Shares)

60.551 Definitions for ORS 60.551 to 60.594. As used in ORS 60.551 to 60.594:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 §124; 1989 c.1040 §30]

60.554 Right to dissent. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

(a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

(B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 §125; 1989 c.1040 §31; 1993 c.403 §9; 1999 c.362 §15]

60.557 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 §126]

(Procedure for Exercise of Rights)

60.561 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

(2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 §127]

60.564 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §128]

60.567 Dissenters’ notice. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.

(2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:

(a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

(e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 §129]

60.571 Duty to demand payment. (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §130]

60.574 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 §131]

60.577 Payment. (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under ORS 60.587; and

(e) A copy of ORS 60.551 to 60.594. [1987 c.52 §132; 1987 c.579 §4]

60.581 Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 §133]

60.584 After-acquired shares. (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 §134]

60.587 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 §135]

(Judicial Appraisal of Shares)

60.591 Court action. (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for:

(a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 §136]

60.594 Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

(2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 §137]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Planar’s articles of incorporation provides that, to the fullest extent permitted by the Oregon Business Corporation Act of the State of Oregon, its directors are not liable to Planar or its shareholders for monetary damages for breach of fiduciary duty as a director. Under Oregon law, liability of a director may not be limited (a) for any breach of the director’s duty of loyalty to Planar or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which the director derives an improper personal benefit. The effect of these provisions of Planar’s articles of incorporation is to eliminate the rights of Planar and its shareholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (a) through (d) above. This provision does not limit or eliminate Planar’s rights or the rights of any shareholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

In Planar’s articles of incorporation, Planar has also agreed to indemnify its directors, officers, employees and agents to the maximum extent provided by applicable law against all costs, liabilities and other losses actually and reasonably incurred or suffered by them arising out of their capacity as a director, officer, employee or agent of Planar or any other corporation for which Planar requests them to serve as a director, officer, employee or agent. Planar’s directors, officers, employees and agents are also entitled to an advance of expenses to the maximum extent authorized or permitted by law in advance of the final disposition of any proceeding, subject to, to the extent required by applicable law, the receipt of an undertaking to repay the advancement if the person is ultimately determined not to be entitled to be indemnified.

Any repeal or limitation of Planar’s ability to provide indemnification as described above may not diminish any of their indemnification rights with respect to actions, suits or proceedings relating to transactions or facts occurring before the modification or repeal.

Planar maintains insurance policies for its directors and officers against certain liabilities arising out of their capacity as a director or officer of Planar. In addition, Planar has entered into an indemnification agreement with each of its officers and directors with respect to losses arising out of their capacity as director or officer, and it is anticipated that similar agreements may be entered into, from time to time, with its future directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated July 18, 2006, by and among Planar Systems, Inc., Cornell Acquisition Corporation, Clarity Visual Systems, Inc., Paul E. Gulick, as Shareholder Representative, and Mellon Investor Services LLC, as Escrow Agent (attached as Annex A to the proxy statement/prospectus contained in this registration statement)

5.1	Opinion of Ater Wynne LLP regarding the legality of the shares of Planar common stock registered hereunder (to be filed by amendment)

8.1	Tax opinion of Ater Wynne LLP (to be filed by amendment)

8.2	Tax opinion of Bullivant Houser Bailey PC (to be filed by amendment)

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm)

Exhibit Number	Description
23.2	Consent of KPMG LLP (consent of independent auditors)

23.3	Consent of Ater Wynne LLP (included in 5.1)

23.4	Consent of Ater Wynne LLP (included in 8.1)

23.5	Consent of Bullivant Houser Bailey PC (included in 8.2)

24.1	Planar Powers of Attorney (included on page II-4 to this registration statement).

99.1	Proxy Card for Clarity Visual Systems, Inc. (to be filed by amendment)

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Planar Systems, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, Oregon, on August 18, 2006.

PLANAR SYSTEMS, INC.

By:	/s/ GERALD K. PERKEL
Gerald K. Perkel, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gerald K. Perkel and Scott Hildebrandt, and each or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GERALD K. PERKEL Gerald K. Perkel	President and Chief Executive Officer	August 18, 2006

/s/ SCOTT HILDEBRANDT Scott Hildebrandt	Vice President, Chief Financial Officer and Secretary	August 18, 2006

/s/ GREGORY H. TURNBULL Gregory H. Turnbull	Chairman of the Board	August 18, 2006

/s/ CARL W. NEUN Carl W. Neun	Director	August 18, 2006

/s/ WALTER W. NOCE, JR. Walter W. Noce, Jr.	Director	August 18, 2006

/s/ HEINRICH STENGER Heinrich Stenger	Director	August 18, 2006

/s/ KAY STEPP E. Kay Stepp	Director	August 18, 2006

Signature	Title	Date

/s/ WILLIAM D. WALKER William D. Walker	Director	August 18, 2006

/s/ STEVEN E. WYNNE Steven E. Wynne	Director	August 18, 2006

EXHIBIT INDEX

Exhibits identified in parentheses below are on file with the Commission and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated July 18, 2006, by and among Planar Systems, Inc., Cornell Acquisition Corporation, Clarity Visual Systems, Inc., Paul E. Gulick, as Shareholder Representative, and Mellon Investor Services LLC, as Escrow Agent (attached as Annex A to the proxy statement/prospectus contained in this registration statement)

5.1	Opinion of Ater Wynne LLP regarding the legality of the shares of Planar common stock registered hereunder (to be filed by amendment)

8.1	Tax opinion of Ater Wynne LLP (to be filed by amendment)

8.2	Tax opinion of Bullivant Houser Bailey PC (to be filed by amendment)

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm)

23.2	Consent of KPMG LLP (consent of independent auditors)

23.3	Consent of Ater Wynne LLP (included in 5.1)

23.4	Consent of Ater Wynne LLP (included in 8.1)

23.5	Consent of Bullivant Houser Bailey PC (included in 8.2)

24.1	Planar Powers of Attorney (included on page II-4 to this registration statement).

99.1	Proxy Card for Clarity Visual Systems, Inc. (to be filed by amendment)